Exhibit 2.1

EXECUTION COPY

STOCK AND ASSET PURCHASE AGREEMENT

BETWEEN

AMERICAN STANDARD COMPANIES INC.

ASD ACQUISITION CORP.

AND

IDEAL STANDARD INTERNATIONAL HOLDING SARL

Dated as of July 23, 2007

TABLE OF CONTENTS

		Page
ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

Section 1.1	Certain Definitions	2
Section 1.2	Interpretation	32

ARTICLE II

PURCHASE AND SALE OF STOCK AND ASSETS

Section 2.1	Purchase and Sale of B&K Companies Stock and Joint Venture Interests	33
Section 2.2	Purchase and Sale of Purchased Assets; Excluded Assets	33
Section 2.3	Consideration	34
Section 2.4	Assumed and Retained Liabilities	34
Section 2.5	Third Party Consents	35
Section 2.6	Deferred Purchase Price	36

ARTICLE III

PURCHASE PRICE

Section 3.1	Preliminary Purchase Price	37
Section 3.2	Post Closing Purchase Price Determination	37
Section 3.3	Final Purchase Price Determination	38
Section 3.4	Allocation of the Purchase Price	39

ARTICLE IV

CLOSING

Section 4.1	Closing	40
Section 4.2	Deliveries at the Closing	40

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ASD

Section 5.1	Organization and Standing	42
Section 5.2	Corporate Power and Authority	42
Section 5.3	Capitalization	43
Section 5.4	Conflicts; Consents and Approvals	43

i

EXHIBITS

Exhibit A-1	-	Stock Sellers; B&K Companies; Stock Buyers

Exhibit A-2	-	Subsidiaries of B&K Companies Transferred Through Direct/Indirect Transfer of Holding Company; Holding Company Sold that Causes Indirect Transfer of Subsidiary of B&K Company (or Interest therein)

Exhibit B	-	Asset Sellers; Asset Buyers

Exhibit C-1	-	Joint Venture Sellers; Joint Venture Buyers; Indirectly Transferred Joint Venture Interests

Exhibit C-2	-	Specified Entities

Exhibit D	-	Form of Bill of Sale

Exhibit E-1	-	Form of Intellectual Property Agreement

Exhibit E-2	-	Form of IP Assignment

Exhibit E-3	-	Form of Trademark Coexistence Agreement

Exhibit F	-	Form of Local Purchase Agreement

Exhibit G	-	Form of Transition Services Agreement

Exhibit H	-	Net Working Capital Statement

Exhibit I	-	Form of Assumption Agreement

Exhibit J	-	Debt Commitment Letter

Exhibit K	-	Equity Commitment Letter

Exhibit L	-	Purchase Price Allocation

v

STOCK AND ASSET PURCHASE AGREEMENT

This Stock and Asset Purchase Agreement, dated as of July 23, 2007 (this “Agreement”), is entered into between American Standard Companies Inc., a Delaware corporation (“ASD”), and Ideal Standard International Holding Sarl (the “International Buyer”) and ASD Acquisition Corp. (the “Americas Buyer”) (collectively, the International Buyer and the Americas Buyer, the “Buyers”, and each a “Buyer”). Except as otherwise indicated, capitalized terms used herein shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, in addition to its other businesses, ASD is engaged directly and through certain of its Subsidiaries, divisions and joint ventures in the B&K Business;

WHEREAS, the parties hereto desire that the Americas Asset Sellers sell, convey, assign, transfer, deliver and, as provided herein, license, sublicense, lease or sublease, to Americas Buyer or one or more of the Americas Asset Buyers, and that Americas Buyers or one or more of the Americas Asset Buyers purchase, acquire, accept and, as provided herein, license, sublicense, lease or sublease, from the Americas Asset Sellers, all right, title and interest of the Americas Asset Sellers in and to the Americas Purchased Assets, in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

WHEREAS, the parties hereto desire that the International Asset Sellers sell, convey, assign, transfer, deliver and, as provided herein, license, sublicense, lease or sublease, to International Buyer or one or more of the International Asset Buyers, and that International Buyers or one or more of the International Asset Buyers purchase, acquire, accept and, as provided herein, license, sublicense, lease or sublease, from the International Asset Sellers, all right, title and interest of the International Asset Sellers in and to the International Purchased Assets, in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

WHEREAS, the parties hereto desire that the Americas Stock Sellers sell, assign, transfer, convey and deliver to Americas Buyer or one or more of the Americas Stock Buyers, and that Americas Buyers or one or more of the Americas Stock Buyers purchase and acquire from the Americas Stock Sellers, all right, title and interest of the Americas Stock Sellers in and to the Americas B&K Companies Stock, in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

WHEREAS, the parties hereto desire that the International Stock Sellers sell, assign, transfer, convey and deliver to International Buyer or one or more of the International Stock Buyers, and that International Buyers or one or more of the International Stock Buyers purchase and acquire from the International Stock Sellers, all right, title and interest of the International Stock Sellers in and to the International B&K Companies Stock, in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

WHEREAS, the parties hereto desire that the Joint Venture Sellers sell, assign, transfer, convey and deliver to Americas Buyer or one or more of the Americas Joint Venture Buyers, and that Americas Buyers or one or more of the Americas Joint Venture Buyers purchase and acquire from the Joint Venture Sellers, all right, title and interest of the Joint Venture Sellers in and to the Directly Transferred Americas Joint Venture Interests, in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

WHEREAS, the parties hereto desire that the Joint Venture Sellers sell, assign, transfer, convey and deliver to International Buyer or one or more of the International Joint Venture Buyers, and that International Buyers or one or more of the International Joint Venture Buyers purchase and acquire from the Joint Venture Sellers, all right, title and interest of the Joint Venture Sellers in and to the Directly Transferred International Joint Venture Interests, in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

WHEREAS, the parties hereto desire that the Americas Buyers cause the Americas Asset Buyers to assume the Americas Assumed Liabilities in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

WHEREAS, the parties hereto desire that the International Buyers cause the International Asset Buyers to assume the International Assumed Liabilities in the manner and subject to the terms and conditions set forth herein and in the Local Purchase Agreements, as applicable;

WHEREAS, certain Sellers, on the one hand, and certain Designated Buyers, on the other hand, have executed, or prior to the Closing will execute, Local Purchase Agreements; and

WHEREAS, at or prior to the Closing, ASD and Buyers (or their respective Subsidiaries, as applicable) shall enter into the other Ancillary Agreements.

NOW, THEREFOR, in consideration of the premises and the mutual promises contained in this Agreement, and intending to be legally bound, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

Section 1.1 Certain Definitions.

As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

“Accounting Firm” shall have the meaning set forth in Section 3.2(b).

“Action” means any administrative, regulatory, judicial or other formal proceeding by or before (or that could come before) any Governmental Authority or arbitrator.

“Affected Employee” shall have the meaning set forth in the Section 7.6(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have correlative meanings. For purposes of this Agreement, the Joint Ventures and the Subsidiaries of the Joint Ventures shall not be deemed to be Affiliates of ASD or Buyer or any of their respective Subsidiaries or Affiliates (including the B&K Companies); provided, however, that solely for the purposes of ARTICLE V (other than Section 5.3(b)), the entities listed on Exhibit C-2 (the “Specified Entities”) shall be considered “Affiliates” of the B&K Companies and their Subsidiaries.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Americas ASD Guarantees” means those ASD Guarantees for the benefit of the Americas B&K Business.

“Americas Asset Buyers” means the Americas Buyer and the other Persons set forth on Exhibit B-1, as may be amended by the Americas Buyer (provided, that any Persons included on such amended Exhibit are Wholly Owned Subsidiaries of the Americas Buyer) prior to the Closing, who are designated to purchase the Americas Purchased Assets under this Agreement or the applicable Local Purchase Agreement, as applicable, provided such designation does not adversely affect or delay the Closing.

“Americas Asset Sellers” means (a) the Persons set forth on Exhibit B and identified as “Americas Asset Sellers” as may be amended by ASD (provided, that any Persons included on such amended Exhibit are Wholly Owned Subsidiaries of ASD) prior to the Closing Date, upon the prior written consent of Buyer (which consent shall not be unreasonably delayed or withheld).

“Americas Assumed Liabilities” mean any and all Liabilities (other than Retained Liabilities described in clauses (i) through (x) of the definition thereof), whether arising before, on or after the Closing Date, of ASD, any other Seller, or any Americas B&K Company, or any of their predecessor companies or businesses, or any of their Affiliates, Subsidiaries or divisions, relating to, resulting from or arising out of the present, past or future operation or conduct of the Americas B&K Business or the present, past or future ownership or use of any Assets in the Americas B&K Business, including the following Liabilities of the Americas Asset Sellers (other than Retained Liabilities described in clauses (i) through (x) of the definition thereof):

(a) (i) all Liabilities, to the extent arising out of or resulting from the B&K Actions relating to the Americas B&K Business, and (ii) all Liabilities, arising out of or resulting from all other Actions which are related to, result from or arise out of the operations or conduct of the Americas B&K Business or the ownership or use of the Assets in the Americas B&K Business (including the ownership or use of the Americas B&K Assets in connection with the Americas B&K Business), whether arising before, on or after the Closing Date, in each case other than the ASD Actions;

(b) all Liabilities to suppliers for materials and services to the extent arising from the Americas B&K Business and all Liabilities to customers under purchase orders for products of the Americas B&K Business, whether arising prior to, on or after the Closing;

(c) all Liabilities arising prior to, on or after the Closing under any Contracts included in the Americas B&K Assets, other than any Shared Contractual Liabilities allocated to ASD or International Buyer pursuant to Section 7.24;

(d) all Liabilities with respect to products of the Americas B&K Business sold prior to, on or after the Closing, including all warranty, performance and similar obligations entered into or incurred by the Americas B&K Business with respect to its products or services;

(e) all Liabilities arising from the employment or retention by ASD and its Affiliates or the Americas B&K Companies and any of their Subsidiaries of any current or former Business Employee of the Americas B&K Business which are to be assumed by the Buyers as provided under Section 7.6;

(f) all Liabilities assumed by, retained by or agreed to be performed by the Americas Buyer or any of its Subsidiaries pursuant to the terms of this Agreement, any Ancillary Agreement or any Local Purchase Agreement;

(g) all Environmental Liabilities with respect to the Americas B&K Business;

(h) all Liabilities with respect to the Americas B&K Business as reflected on the balance sheet included in the Financial Statements (subject to any increases, or decreases thereof as may occur prior to the Closing Date and not in violation of Section 7.2) as they exist on the Closing Date;

(i) all Liabilities for Taxes for which Americas Buyer is liable pursuant to ARTICLE XI or, except as provided otherwise in ARTICLE XI, applicable Law;

(j) all Liabilities in relation to the Americas B&K Business to the extent arising from the Americas ASD Guarantees or the Americas ASD LCs;

(k) Americas Buyer’s or any Subsidiary of Americas Buyer’s portion of Shared Contractual Liabilities pursuant to Section 7.24;

(l) all Liabilities of ASD or any of the Retained Subsidiaries (including the Americas Joint Venture Sellers) to the extent arising from, or from the ownership of the Americas Joint Venture Interests in, the Americas Joint Ventures, including Liabilities under the Americas Joint Venture Agreements, in each case to the extent that ASD or any of the Retained Subsidiaries are liable therefor;

(m) all intercompany Liabilities solely between or among the Americas B&K Companies or their Subsidiaries;

(n) all indebtedness, as of the Closing, of an Americas B&K Company or any of its Subsidiaries and all intercompany indebtedness for borrowed money, that have not been settled prior to the Closing and remain outstanding as of the Closing and are due and owing by an Americas Asset Seller (in respect of the Americas B&K Business) to a B&K Company or any of its Subsidiaries; and

(o) all Liabilities set forth on Section 1.1(1)(a) of the Seller’s Disclosure Schedule under “Americas Assumed Liabilities.”

“Americas B&K Assets” means those B&K Assets used or held for use in connection with the Americas B&K Business.

“Americas B&K Business” means the B&K Business as conducted in North America and South America except as set forth on Section 1.1(2) of the Buyer’s Disclosure Schedule.

“Americas B&K Companies” means the Persons listed on Exhibit A under “Americas B&K Companies” and any other Persons designated by ASD prior to the Closing pursuant to the Reorganization upon the prior written consent of Buyer (which consent shall not be unreasonably delayed or withheld) in the event the equity interests of such Persons are being sold directly to the Americas Stock Buyers by the Stock Sellers upon the terms and subject to the conditions contained herein due to their engagement in the B&K Business.

“Americas Buyer” shall have the meaning set forth in the Preamble to this Agreement.

“Americas Consolidated Joint Ventures” means those Joint Ventures set forth in Section 1.1(3)(a) of the Seller’s Disclosure Schedule under “Americas Consolidated Joint Ventures.”

“Americas Directly Transferred Joint Venture Interests” means the Americas Joint Venture Interests other than those held by any Americas B&K Company or any Subsidiary thereof.

“Americas Joint Venture Agreements” means any Contract (other than Contracts which primarily relate to the provision of goods and services, licenses or similar agreements to which ASD or its Subsidiaries are a party) relating to governance or rights of partners which respect to any Americas Joint Venture to which ASD or any of its Subsidiaries, on the one hand, and such Americas Joint Venture or any of its other joint venture partners, on the other hand, is a party or bound.

“Americas Joint Venture Buyers” means the Americas Buyer and the other Persons set forth on Exhibit C-1 who are designated to purchase the Americas Directly Transferred Joint Venture Interests under this Agreement or the applicable Local Purchase

Agreement, as applicable, and as may be amended by Americas Buyer (provided, that any entities included on such amended Exhibit are Wholly Owned Subsidiaries of Americas Buyer) prior to the Closing, provided that such designation does not adversely affect or delay the Closing.

“Americas Joint Venture Interests” means the equity ownership interests in the Americas Joint Ventures that are owned directly by ASD or an Affiliate thereof.

“Americas Joint Venture Purchased Interests” shall have the meaning set forth in Section 7.20(d).

“Americas Joint Ventures” means the entities set forth on Section 1.1(3)(b) of the Seller’s Disclosure Schedule under “Americas Joint Ventures.”

“Americas LCs” means those LCs for the benefit of the Americas B&K Business.

“Americas Purchased Assets” means the Americas B&K Assets held by the Americas Asset Sellers; provided, however, the Americas Purchased Assets shall not include any (i) Non Transferable Permits, (ii) B&K Companies Stock, (iii) equity interests in any Retained Subsidiary, (iv) Joint Venture Interests, (v) the Shared Contracts, or (vi) equity interests in any Subsidiary of a B&K Company or a Joint Venture.

“Americas Stock Buyers” means the Americas Buyer and the other Persons set forth on Exhibit A-1 who are designated to purchase the Americas B&K Companies Stock under this Agreement or the applicable Local Purchase Agreement, as applicable, as may be amended by Americas Buyer (provided, that any entities included on such amended Exhibit are Wholly Owned Subsidiaries of Americas Buyer) prior to the Closing, provided, that such designation does not adversely affect or delay the Closing.

“Americas Stock Sellers” means ASD and the other Persons set forth on Exhibit A-1 as may be amended by ASD (provided, that any entities included on such amended Exhibit are Wholly Owned Subsidiaries of ASD) prior to the Closing Date upon the prior written consent of Buyer (which consent shall not be unreasonably delayed or withheld) or a Person designated by ASD prior to Closing that the Reorganization provides may be designated to sell Americas B&K Companies Stock under this Agreement or a Local Purchase Agreement.

“Ancillary Agreements” means the Transition Services Agreement, the Intellectual Property Agreement, the Trademark Coexistence Agreement, the IP Assignments and any and all other agreements to be executed by ASD or any of the other Sellers, on the one hand, and the Buyers or any of their Subsidiaries, on the other hand, in connection with the transactions contemplated by this Agreement and the Local Purchase Agreements.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“ASD” shall have the meaning set forth in the Preamble to this Agreement.

“ASD Action” shall have the meaning set forth in Section 7.16(a).

“ASD Guarantees” means all obligations of ASD or any of the Retained Subsidiaries under any Contract (other than the ASD LCs) or other obligation in existence as of the Closing Date relating to the B&K Business for which ASD or any of the Retained Subsidiaries is or may be liable, as guarantor, original tenant, primary obligor, Person required to provide financial support in any form whatsoever, or otherwise (including by reason of performance guarantees) as set forth on Section 1.1(4) of the Seller’s Disclosure Schedule.

“ASD LCs” shall have the meaning set forth in Section 7.11(c).

“ASD Taxes” shall have the meaning set forth in Section 11.1(a).

“ASPPL” means A S China Plumbing Products Limited.

“Asset Buyers” means the Americas Asset Buyer and the International Asset Buyer, collectively.

“Asset Sellers” means the Persons set forth on Exhibit B.

“Assets” means, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors or other third parties or elsewhere), in each case whether or not recorded or reflected on the books and records or financial statements of any Person, including, without limitation, the following: (i) all cash, cash equivalents, notes and accounts receivable (whether current or noncurrent), except to the extent distributed to ASD or a Retained Subsidiary prior to the Closing; (ii) all certificates of deposit, banker’s acceptances and other investment securities of any other form and maturity; (iii) the fee interest in all owned real properties (including, without limitation, all plants, buildings and other structures and improvements (including, without limitation, construction in progress) located thereon, fixtures contained therein and appurtenances thereto); (iv) the leasehold interest in all leased real properties and all leasehold improvements and all machinery, equipment (including, without limitation, all transportation and office equipment and all improvements leased from any Governmental Authority), fixtures, trade fixtures and furniture; (v) all office supplies, production supplies, computer hardware, spare parts, other miscellaneous supplies and other tangible property of any kind; (vi) all capital stock, partnership interests and other equity or ownership interests or rights, directly or indirectly, in any Subsidiary or other entity; (vii) all inventories of materials, raw materials, catalysts, stores inventories, supplies, products and product samples, work in process, finished goods, consigned goods and other inventories; (viii) all Intellectual Property; (ix) all rights existing under all Contracts; (x) all information technology related assets; (xi) all prepayments, deposits, performance bonds, guarantees, derivative instruments, and advances for insurance premiums to the extent they constitute an asset and not a liability of such party; (xii) all claims, causes of action, rights of recovery and rights of set off of any kind; (xiii) all customer lists and records pertaining to customers and accounts, personnel records, all lists and records pertaining to suppliers and agents, and all books, ledgers, files and business records of every kind; (xiv) all advertising materials and all other printed or written materials, including purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, and instructional documents;

(xv) all goodwill as a going concern; (xvi) all employee contracts, including, without limitation, the right thereunder to restrict an employee from competing in certain respects; (xvii) all trucks, automobiles and other vehicles; (xviii) all special and general tools, test devices, prototypes, models and any other tangible personal property; and (xix) all permits, licenses, approvals and authorizations, to the extent transferable, of Governmental Authorities or third parties relating to the ownership, possession or operation of the Assets.

“Assignment of Leases” means an assignment of ASD’s or any other Sellers’ or other Retained Subsidiary’s interest in each Real Property Lease.

“Automatic Transfer Country” shall mean Austria and Belgium or any other jurisdiction in which the Transfer Regulations apply.

“B&K Action” shall have the meaning set forth in Section 7.16(a).

“B&K Assets” means all right, title and interest, at the time of Closing, of ASD, the other Sellers and their respective Affiliates (including the B&K Companies and their Subsidiaries) in the B&K Business and in all Assets primarily used or primarily held for use in connection with the B&K Business (excluding the Excluded Assets and excluding IT Assets and any Intellectual Property and any real property and any interests therein, except to the extent specifically included pursuant to one or more of the clauses below in this definition) including:

(i) the Owned Real Property;

(ii) the leasehold interests in the Leased Real Property;

(iii) all Equipment (and Equipment Leases) primarily used or primarily held for use in connection with the B&K Business;

(iv) the B&K Inventories;

(v) the Intellectual Property owned by ASD or any of its Subsidiaries (including any B&K Company or any Subsidiary of a B&K Company) and primarily used in the B&K Business, excluding, for avoidance of doubt, Retained Names, and including, for the avoidance of doubt, all of Seller’s right, title and interest in and to (a) the trademark AMERICAN STANDARD (including all word and design trademarks that include the term “American Standard”) and all goodwill associated therewith in all jurisdictions and all registrations thereof and applications for registration therefore anywhere in the world, except for such right, title, and interest in such trademarks (and all goodwill associated therewith, registrations thereof and applications for registration therefor) owned by ASD or any of its Subsidiaries in connection with any and all goods or services relating to the HVAC Business in the ASD Territory (as such terms are defined in the Trademark Coexistence Agreement), and (b) generic and country code domain names consisting of or including the term “American Standard” or “Amstd”, except for such domain names that consist of the term “American Standard” or “Amstd” together with one or more other words that identify or reference the HVAC Business (or a portion thereof) (collectively, the “B&K Intellectual Property”);

(vi) all Contracts (other than the Real Property Leases, the Equipment Leases, any Contract that constitutes an IT Asset and any Contract relating to the Excluded Assets) to which ASD or any of its Subsidiaries is a party or by which any of the B&K Assets is subject, in each case that relate primarily to or are used primarily in connection with the B&K Business;

(vii) if and to the extent transferable, the Product Registrations owned, utilized or licensed by ASD or any of its Subsidiaries relating primarily to the products of the B&K Business;

(viii) all Permits (other than Non Transferable Permits), including Environmental Permits (and applications therefor) owned, utilized or licensed by ASD or any of its Subsidiaries relating primarily to, and required in the operation of, the B&K Business;

(ix) all B&K Books and Records;

(x) the intercompany receivables, as of the Closing, for amounts due and owing solely among or between any of the B&K Companies and their Subsidiaries and the intercompany receivables, as of the Closing, of an Asset Seller (in respect of the B&K Business) for amounts due and owing from any of the B&K Companies or any of their Subsidiaries to the extent transferable without adverse consequences to ASD or any of its Subsidiaries to any of the B&K Companies or any of their Subsidiaries on or prior to the Closing;

(xi) any rights and claims of ASD under any confidentiality agreement, to the extent related to the B&K Business, entered into by ASD and Lazard with third Persons regarding the Sale Process;

(xii) the B&K IT Assets;

(xiii) all Assets, properties and rights reflected in the December 31, 2006 balance sheet included in the Financial Statements (subject to any increases, decreases or dispositions thereof as may occur from December 31, 2006 to the Closing Date and not in violation of Section 7.2);

(xiv) any other Assets of the Asset Sellers owned, leased or licensed and primarily relating to or primarily used in the B&K Business, if and to the extent that such Assets are not referred to in the preceding paragraphs of this definition; and

(xv) the Assets set forth on Section 1.1(5) of the Seller’s Disclosure Schedule,

but in each case of the foregoing clauses (i) through (xii), excluding the Excluded Assets.

“B&K Books and Records” shall mean (i) such portion of the books and records of ASD and its Subsidiaries (or true and complete copies thereof) to the extent they exclusively relate to the B&K Business or the B&K Assets, including the minute books, corporate charters and by laws or comparable constitutive documents, records of share issuances, and related corporate records of the B&K Companies and their Subsidiaries, the manufacture and sale of products by the B&K Business or dealings with customers and suppliers of the B&K Business, (ii) the Designated Employee Records, and (iii) all files primarily relating to any Action the Liability with respect to which is included in Assumed Liabilities, except that no portion of the books and records of ASD or the Retained Subsidiaries containing minutes of meetings of any board of directors of any of them shall be included. Notwithstanding the foregoing, “B&K Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes, the Retained Liabilities or Excluded Assets.

“B&K Business” means (A) the worldwide business of researching, developing, manufacturing, marketing, distributing and selling bath and kitchen products, including (i) fixtures, (ii) faucets and fittings, (iii) kitchen, bathing and wellness products, and (iv) bathroom furniture and accessories, as conducted by ASD and its Subsidiaries (including the B&K Companies and their Subsidiaries) and the Joint Ventures and their Subsidiaries on or prior to the date of this Agreement, (B) the businesses described on Section 1.1(4) of the Seller’s Disclosure Schedule, (C) the business conducted by any B&K Company or Subsidiary thereof or any Joint Venture or any of its Subsidiaries, in each case, as conducted on the date of this Agreement but after giving effect to the Reorganization, and (D) the businesses reflected in the Financial Statements or the notes thereto. Notwithstanding the foregoing, the B&K Business shall not include the businesses, activities and operations which constitute the Excluded Assets or the Excluded Businesses.

“B&K Companies” means the Americas B&K Companies and the International B&K Companies.

“B&K Companies Stock” means all of the equity interests in the B&K Companies owned of record by ASD or any of its Subsidiaries (other than equity interests owned of record by any of the B&K Companies or any of their Subsidiaries and other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law), a list of which, as of the date of this Agreement, is set forth on Section 1.1(6) of the Seller’s Disclosure Schedule.

“B&K Indemnitees” shall have the meaning set forth in Section 7.26(a).

“B&K Intellectual Property” shall have the meaning set forth in the definition of B&K Assets.

“B&K IT Assets” means all right, title and interest of ASD, the other Sellers and their respective Affiliates (including the B&K Companies and their Subsidiaries) in all IT Assets primarily used or primarily held in the B&K Business at the Closing.

“B&K Inventories” means all inventory of raw materials, supplies and consumables, packaging material, work in progress or finished goods primarily used or primarily held for use in the operation and conduct of the B&K Business and owned by ASD or any of its Subsidiaries (including the B&K Companies or any of their Subsidiaries).

“Benefit Plans” shall have the meaning set forth in Section 5.11(a).

“Bill of Sale” means a bill of sale and assignment, substantially in the form of Exhibit D hereto.

“Books and Records” shall have the meaning set forth in Section 7.14(a).

“Business Day” means a day on which national banks are open for business in New York, New York.

“Business Employee” means any employee who is employed by a B&K Company or any of their Subsidiaries or who is a Designated Employee.

“Buyer Benefit Plan” shall have the meaning set forth in Section 7.6(c).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 10.2(a).

“Buyers” shall have the meaning set forth in the Preamble to this Agreement.

“Buyers’ Disclosure Schedule” means the disclosure schedule that the Buyers have delivered to ASD as of the date of this Agreement.

“Buyers Material Adverse Effect” means any change, event, development or effect that, individually or in the aggregate, has impaired, hindered, delayed or adversely affected, or would reasonably be expected to impair, hinder, delay or adversely affect, in any material respect the ability of Buyers and their Subsidiaries to perform their obligations under this Agreement and the Local Purchase Agreements or to consummate the transactions contemplated hereby and thereby.

“Buyer Tax Act” means any: (i) Tax election, (ii) change in Tax accounting method or (iii) change in the Tax reporting treatment of any specific asset or Liability reflected on the balance sheet of a B&K Company (or any Subsidiary thereof) or Joint Venture on the Closing Date that, in the case of clauses (i), (ii) and (iii), (A) is made by each Buyer or its Affiliate (including a B&K Company or Subsidiary thereof or a Joint Venture except, in the case of the Joint Venture, when such Buyer and its Affiliates has no control or consent right with respect to such action by the Joint Venture) or any successor or assign of such Buyer or its Affiliate after the Closing Date, (B) is made with respect to a B&K Company (or any Subsidiary thereof) or any Joint Venture Interest or any of their successors and assigns, (C) is not required by Law or any Taxing Authority, (D) has not been requested or approved in writing by ASD or any of its Affiliates (such approval not to be unreasonably withheld) or reflected in the balance sheet of the relevant B&K Company (or relevant Subsidiary thereof) or Joint Venture on the Closing Date and (E) is the sole cause of an increase in income or a decrease in deductions or other allowance or credits for a pre Closing Tax period that results in an increase in Taxes for such period.

“Buyers Taxes” shall have the meaning set forth in Section 7.7(b)(ii).

“Cap” shall have the meaning set forth in Section 10.6.

“Cash” means cash, checks, money orders, marketable securities, short term instruments and other cash equivalents and funds in time and demand deposits or similar accounts, all of which are convertible to cash within six months.

“Cash Amount” means the lesser of (x) $25,000,000 and (y) the sum of (i) all Cash Equivalents that are held by a B&K Company or any of their Subsidiaries at the Closing plus (ii) the Joint Venture Cash Amount.

“Cash Equivalents” means Cash minus 50% of Trapped Cash.

“Claims” means any and all (i) claims, (ii) demands or (iii) causes of action (in the case of clause (iii), relating to or resulting from an Action).

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Adjustment Amounts” shall have the meaning set forth in Section 3.2(a).

“Closing Balance Sheet Principles” means (i) to the extent specified on Exhibit H, the accounting principles, procedures, policies and method that were employed in preparing the Reference Net Working Capital Statement and (ii) to the extent not so specified on Exhibit H, GAAP, which shall be applied in a manner consistent with the accounting principles and practices applied in preparation of the balance sheet of the B&K Business as of December 31, 2006 contained in the Financial Statements, as adjusted pursuant to the policies described on Exhibit H, with any inconsistency between the principles of presentation in the balance sheet of the B&K Business as of December 31, 2006 contained in the Financial Statements and the policies described on Exhibit H to be resolved in favor of Exhibit H.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” shall have the meaning set forth in Section 10.6(d).

“Competitive Activity” shall have the meaning set forth in Section 7.8(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated February 27, 2007, by and among ASD, Lazard and Bain Capital Partners, LLC.

“Consolidated Joint Ventures” means the Americas Consolidated Joint Venture and the International Consolidated Joint Venture.

“Consolidated Tax Returns” means any Tax Returns with respect to Consolidated Taxes.

“Consolidated Taxes” means all federal, state, provincial or local Income Taxes, domestic or foreign, that are paid on a consolidated, unitary, combined or similar basis with respect to Tax Returns that include one or more B&K Companies, Subsidiary of a B&K Company or Joint Ventures, on the one hand, and ASD or any of its Affiliates (other than the B&K Companies, any of their Subsidiaries or the Joint Ventures) on the other hand.

“Contract” means any written contract, agreement, lease, license or commitment, but excluding Permits and Environmental Permits.

“Cornerstone Warranties” means the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.15(b) and with respect to the B&K Assets transferred by the Asset Sellers, Sections 5.14(d) and 5.15(a).

“Damages” means liabilities, costs, losses, expenses or damages.

“Debt Commitment Letters” shall have the meaning set forth in Section 6.9(a).

“Debt Financing” shall have the meaning set forth in Section 6.9(a).

“Deductible Amount” shall have the meaning set forth in Section 10.6.

“Deed” means a special or limited warranty deed (as customary in the applicable jurisdiction).

“Delayed Company” means each of the B&K Companies and Asset Sellers to the extent ASD and its applicable Subsidiaries have not received all necessary consents and approvals of any Governmental Authority which are required to transfer the B&K Companies Stock or B&K Assets of any such B&K Company or Asset Seller to Buyer or a Designated Buyer pursuant to this Agreement or any Local Purchase Agreement at the Closing.

“Designated Buyers” means, collectively, the Stock Buyers, the Asset Buyers and the Joint Venture Buyers.

“Designated Employee” means (i) any salaried employee who, immediately prior to Closing, and any hourly employees who as of the Closing is employed by any Asset Seller or any Affiliate of any Asset Seller (other than a B&K Company or any of its Subsidiaries) and primarily provides services to the B&K Business, other than Retained Employees and (ii) those individuals listed on Section 1.1(8) of the Seller’s Disclosure Schedule.

“Designated Employee Records” means any records of Seller that relate to Affected Employees who are Designated Employees, but only to the extent that such records (i) may consistent with applicable law be transferred, and (ii) pertain to: (A) seniority histories, (B) compensation and benefit information, (C) Occupational, Safety and Health Administration reports and records or (D) active medical restriction forms.

“Directly Transferred Americas Joint Venture Interests” means the Americas Joint Venture Interests other than those held by any Americas B&K Company or any Subsidiary thereof.

“Directly Transferred International Joint Venture Interests” means the International Joint Venture Interests other than those held by any International B&K Company or any Subsidiary thereof.

“Directly Transferred Joint Venture Interests” means the Directly Transferred Americas Joint Venture Interest and the Directly Transferred International Joint Ventures Interest.

“Dispute Notice” shall have the meaning set forth in Section 3.2(b).

“Divested B&K Operations” means all terminated, divested or discontinued businesses, operations, or facilities which, at or prior to the time of termination, divestiture or discontinuation, related to or otherwise would have been part of the B&K Business or the B&K Companies or their Subsidiaries.

“EC Merger Regulation” means the European Community Council Regulation (EC) No 139/2004 of January 20, 2004.

“Effective Time” shall have the meaning set forth in Section 4.1.

“Employment Agreements” shall have the meaning set forth in Section 5.11(a).

“Encumbrance” means any lien, security interest, mortgage, deed of trust, option, pledge, charge, license or similar encumbrance, except for restrictions on transfer generally arising under any applicable federal or state or foreign securities Laws.

“End Date” shall have the meaning set forth in Section 9.1(b).

“Environmental Condition” means the presence or Release to the environment, including air, surface and subsurface water, groundwater, soil and sediments, of Hazardous Substances, including any migration of Hazardous Substances through air, surface and subsurface water, groundwater, soil or sediment. “Environmental Condition” also shall include the presence of Hazardous Substances in building materials or equipment, including, without limitation, the presence of asbestos containing materials or polychlorinated biphenyls.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, exposure or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Environmental Liabilities” means all Liabilities and Damages resulting from or arising out of: (i) any violation of or alleged violation of, or non compliance with, Environmental Laws or Environmental Permits, prior to, on or after the Closing Date, with respect to the B&K

Business, the B&K Companies or their Subsidiaries, the Real Property, the Former Real Property or the Purchased Assets, including the cost of correcting any such violations or noncompliance and fines and penalties associated with such violations or noncompliance; (ii) Environmental Conditions in existence prior to, on or after the Closing Date or exposure to Hazardous Substances prior to, on or after the Closing Date, on, at, under or migrating or discharged to or from the Purchased Assets, the Real Property, or the Former Real Property, including loss of life, personal injury or property damage; loss, injury or damage to natural resources; and Remedial Actions with respect to such Environmental Conditions; (iii) Remedial Action, loss of life, injury to persons or property, and loss, injury or damage to natural resources arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off Site Location, of Hazardous Substances generated prior to, on, or after the Closing Date, in connection with the B&K Business or the B&K Companies or their Subsidiaries, including, without limitation, such Liabilities and Damages arising from operations at any Real Property or Former Real Property.

“Environmental Permit” means any permit, registration, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

“Equipment” means all equipment, fixtures, physical facilities, machinery, inventory, spare parts, supplies, tools and other tangible personal property.

“Equipment Leases” means leases relating solely to Equipment.

“Equity Commitment Letters” shall have the meaning set forth in Section 6.9(a).

“Equity Financing” shall have the meaning set forth in Section 6.9(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Cash Amount” shall have the meaning set forth in Section 3.1(a).

“Estimated Indebtedness Amount” shall have the meaning set forth in Section 3.1(a).

“Estimated Net Working Capital” shall have the meaning set forth in Section 3.1(a).

“Excluded Assets” means (i) all Assets constituting ownership interests in, or that are primarily used or primarily held for use in, the Excluded Businesses; (ii) all Cash Equivalents (except to the extent the Cash Equivalents are held by any of the B&K Companies or their Subsidiaries or any of the Joint Ventures or their Subsidiaries as of the Effective Time, in which case such Cash Equivalents are not “Excluded Assets” but shall be taken into account in determining the Cash Amount); (iii) all intercompany receivables, as of the Closing, for amounts due and owing solely among or between ASD or any of the Retained Subsidiaries and all intercompany receivables, as of the Closing, of a Retained Subsidiary (in respect of the B&K Business) for amounts due and owing from any of the B&K Companies or any of their

Subsidiaries to the extent not transferable without adverse consequences (which for the avoidance of doubt shall not include Tax) to ASD or any of its Subsidiaries (as determined by ASD) to any of the B&K Companies and/or any of their Subsidiaries at or prior to Closing; (iv) with respect to the Asset Sellers, all Income Tax losses and Income Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Income Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, including interest thereon, whether or not the foregoing is derived from the B&K Business; (v) with respect to the Asset Sellers, any deposit or similar advance payment or refund or credit with respect to Income Taxes; (vi) all current and prior insurance policies of ASD or any of its Subsidiaries and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, subject to Section 7.18; (vii) the names and marks set forth in Section 1.1(9)(a) of the Seller’s Disclosure Schedule and any names or marks related thereto or containing or comprising the foregoing, including any names or marks confusingly similar thereto (“Retained Names”); (viii) all legal and beneficial interest in the share capital or equity interests of Retained Subsidiaries; (ix) all interests in the Securitization Programs; (x) all rights of ASD or any other Seller under this Agreement and any documents delivered or received in connection herewith; (xi) all Assets of or related to any Benefit Plan (other than as described in Section 7.6); and (xii) all Assets set forth in Section 1.1(9)(b) of the Seller’s Disclosure Schedule; and (xiii) any receivable related to the value added tax, sales tax or similar taxes which may become due in connection with the Reorganization.

“Excluded Businesses” means all of the current, former, terminated, divested or discontinued businesses, activities, operations, product lines, joint ventures or facilities of ASD, its Subsidiaries and their Affiliates other than the B&K Business. For the avoidance of doubt, the Excluded Businesses include (i) the business, activities and operations of ASD’s Air Conditioning Systems and Services business as described in the Form 10 K, (ii) the business, activities and operations of ASD’s Vehicle Control Systems business as described in the Form 10 K, and (iii) the business, activities and operations of the entities or businesses set forth on Section 1.1(10) of the Seller’s Disclosure Schedule.

“Final Adjustment Amounts” shall have the meaning set forth in Section 3.2(b).

“Final Cash Amount” shall have the meaning set forth in Section 3.2(b).

“Final Closing Adjustment” shall have the meaning set forth in Section 3.3(a).

“Final Indebtedness Amount” shall have the meaning set forth in Section 3.2(b).

“Final Net Working Capital” shall have the meaning set forth in Section 3.2(b).

“Final Purchase Price” shall have the meaning set forth in Section 2.3.

“Financial Statements” shall have the meaning set forth in Section 5.5.

“Financing” shall have the meaning set forth in Section 6.9(a).

“Financing Commitments” shall have the meaning set forth in Section 6.9(a).

“Foreign Benefit Plan” shall have the meaning set forth in Section 5.11(f).

“Form 10 K” means the Annual Report on Form 10 K for the fiscal year ended December 31, 2006 filed by ASD.

“Former Real Property” means real property used or held for use at any time in connection with the B&K Business (regardless of whether or not such real property constitutes Real Property or a B&K Asset) where operations in connection with the B&K Business were substantially discontinued prior to the Closing Date or where the property was sold prior to the Closing Date.

“FTC” means the United States Federal Trade Commission.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any United States, federal or state government, or any foreign government, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.

“Hazardous Substance” means (i) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, radon gas, and toxic mold; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (iii) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations.

“Hong Kong Takeovers Code” means the Hong Kong Code on Takeovers and Mergers.

“Income Tax” or “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross (or any intermediate measure) or net receipts or profits (including any capital gains, minimum Taxes and any Taxes on items of Tax preference, but not including sales, use, real or personal property transfer or other similar Taxes); (ii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above; and (iii) withholding Taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Indebtedness” means, with respect to any Person, without duplication, any: (i) indebtedness of such Person for borrowed money; (ii) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; (iii) obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, contingently or otherwise, as obligor or guarantor; (iv) all obligations evidenced by a note, bond, debenture or similar instrument; (v) any obligation owed for all or any part of the deferred purchase price of a business; (vi) all obligations and liabilities under sale and lease back programs; and (vii) all recourse liabilities and other liabilities (whether conditional or unconditional, present or future) arising from any transactions related to the assignment of receivables for financing purposes to any third party, including all factoring agreements and similar agreements executed for the purpose of obtaining financing; (viii) all liabilities arising from guarantees of third party obligations (other than the ASD Guarantees) and under drawn letters of credit; and (ix) declared but unpaid dividends, other than intercompany dividends between any B&K Company and its Subsidiaries, in each case of (i) through (ix), plus accrued but unpaid interest and any prepayment fees and expenses.

“Indebtedness Amount” means, without duplication, (1) (A) the amount of Indebtedness owed by (x) an Asset Seller (in respect of the B&K Business) that is included in the Assumed Liabilities, (y) a B&K Company or any of its Subsidiaries (excluding the Joint Venture Indebtedness Amount and excluding indebtedness for borrowed money owed by a B&K Company or any of its Subsidiaries to another B&K Company or any of its Subsidiaries) plus (B) the Joint Venture Indebtedness Amount, in each case as of the Closing, plus (2) the result (which may be positive or negative) obtained by subtracting the capital expenditures actually spent by ASD or any of its Subsidiaries in respect of the B&K Business for the period from January 1, 2007 to the Closing plus $10 million from the budgeted capital expenditures set forth on Section 1.1(11) of the Seller’s Disclosure Schedule for the same period (prorated from the date hereof to the date of Closing if the Closing occurs on a day that is not the last day of the applicable period set forth in Section 1.1(11) of the Seller’s Disclosure Schedule), plus (3) the shortfall from January 1, 2007 to the Closing, if any, between the cash Restructuring Costs actually spent and the budgeted cash Restructuring Costs to be spent as set forth in Section 1.1(18) of the Seller’s Disclosure Schedule (prorated to the date of Closing if the Closing occurs on a day that is not the last day of the applicable period set forth in Section 1.1(18) of the Seller’s Disclosure Schedule). For the avoidance of doubt, the Indebtedness Amount shall not include any amount that is included in Net Working Capital or Reorganization Costs.

“Indemnified Party” shall have the meaning set forth in Section 10.4.

“Indemnifying Party” shall have the meaning set forth in Section 10.4.

“Indemnity Agreement” shall have the meaning set forth in Section 7.26(a).

“Indemnity Period” shall have the meaning set forth in Section 10.1.

“Intellectual Property” means any of the following in any jurisdiction: (a) all trademarks and service marks and any registrations and applications for registration therefor, trade dress, trade names, logos, Internet domain names, and other similar designations of source, together with all goodwill associated therewith; (b) copyrights, copyrightable works and any registrations and applications for registration therefor; (c) patents (including all reissues, divisions, continuations and extensions thereof) and patent applications; and (d) trade secrets, and rights in unpatented proprietary inventions, know how, and confidential information and all other legally recognized forms of intellectual property.

“Intellectual Property Agreement” means the Intellectual Property Agreement substantially in the form attached as Exhibit E-1 hereto.

“International ASD Guarantees” means those ASD Guarantees for the benefit of the International B&K Business.

“International Asset Buyers” means the International Buyer and the other Persons set forth on Exhibit B-2, as may be amended by the International Buyer (provided, that any Persons included on such amended Exhibit are Wholly Owned Subsidiaries of the International Buyer) prior to the Closing, who are designated to purchase the International Purchased Assets under this Agreement or the applicable Local Purchase Agreement, as applicable, provided that such designation does not adversely affect or delay the Closing.

“International Asset Sellers” means (a) the Persons set forth on Exhibit B and identified thereunder as “International Asset Sellers” as may be amended by ASD (provided, that any Persons included on such amended Exhibit are Wholly Owned Subsidiaries of ASD) prior to the Closing Date, upon the prior written consent of Buyer (which shall not be unreasonably delayed or withheld).

“International Assumed Liabilities” mean any and all Liabilities (other than Retained Liabilities described in clauses (i) through (x) of the definition thereof), whether arising before, on or after the Closing Date, ASD, any other Seller, or any International B&K Company, or any of their predecessor companies or businesses, or any of their Affiliates, Subsidiaries or divisions, relating to, resulting from or arising out of the present, past or future operation or conduct of the International B&K Business or the present, past or future ownership or use of any Assets in the International B&K Business including the following Liabilities of the International Asset Sellers (other than Retained Liabilities described in clauses (i) through (x) of the definition thereof):

(a)(i) all Liabilities, to the extent arising out of or resulting from the International B&K Actions relating to the International B&K Business, and (ii) all Liabilities, arising out of or resulting from all other Actions which are related to, result from or arise out of the operations or conduct of the International B&K Business or the ownership or use of the Assets in the International B&K Business (including the ownership or use of the International B&K Assets in connection with the International B&K Business), whether arising before, on or after the Closing Date, in each case other than the ASD Actions;

(b) all Liabilities to suppliers for materials and services to the extent arising from the International B&K Business and all Liabilities to customers under purchase orders for products of the International B&K Business, whether arising prior to, on or after the Closing;

(c) all Liabilities arising prior to, on or after the Closing under any Contracts included in the International B&K Assets, other than any Shared Contractual Liabilities allocated to ASD or Americas Buyer pursuant to Section 7.24;

(d) all Liabilities with respect to products of the International B&K Business sold prior to, on or after the Closing, including all warranty, performance and similar obligations entered into or incurred by the International B&K Business with respect to its products or services;

(e) all Liabilities arising from the employment or retention by ASD and its Affiliates or the International B&K Companies and any of their Subsidiaries of any current or former Business Employee of the International B&K Business which are to be assumed by the Buyers as provided under Section 7.6 or which were, prior to the Closing, Liabilities of a B&K Company or any of their Subsidiaries;

(f) all Liabilities assumed by, retained by or agreed to be performed by the International Buyer or any of its Subsidiaries pursuant to the terms of this Agreement, any Ancillary Agreement or any Local Purchase Agreement;

(g) all Environmental Liabilities with respect to the International B&K Business;

(h) all Liabilities with respect to the Americas B&K Business as reflected on the balance sheet included in the Financial Statements (subject to any increases, or decreases thereof as may occur prior to the Closing Date and not in violation of Section 7.2) as they exist on the Closing Date;

(i) all Liabilities for Taxes is liable pursuant to ARTICLE XI or, except as provided otherwise in ARTICLE XI, applicable Law;

(j) all Liabilities in relation to the International B&K Business to the extent arising from the International ASD Guarantees or the International ASD LCs;

(k) International Buyer’s or any Subsidiary of International Buyer’s portion of Shared Contractual Liabilities pursuant to Section 7.24;

(l) all Liabilities of ASD or any of the Retained Subsidiaries (including the International Joint Venture Sellers) to the extent arising from, or from the ownership of the International Joint Venture Interests in, the International Joint Ventures, including Liabilities under the International Joint Venture Agreements;

(m) all intercompany Liabilities solely between or among the International B&K Companies or their Subsidiaries;

(n) all indebtedness, as of the Closing, of an International B&K Company or any of its Subsidiaries and all intercompany indebtedness for borrowed money, that have not been settled prior to the Closing and remain outstanding as of the Closing and are due and owing by an International Asset Seller (in respect of the International B&K Business) to a International B&K Company or any of its Subsidiaries; and

(o) all Liabilities set forth on Section 1.1(1)(b) of the Seller’s Disclosure Schedule under “International Assumed Liabilities.”

“International B&K Assets” means the B&K Assets other than the Americas B&K Assets.

“International B&K Business” means the B&K Business other than the Americas B&K Business.

“International Buyer” shall have the meaning set forth in the Preamble to this Agreement.

“International B&K Companies” means the Persons listed on Exhibit A-1 under “International B&K Companies” and any other Person designated by ASD prior to the Closing upon the prior written consent of Buyer (which consent shall not be unreasonably delayed or withheld) in the event the equity interests of such Persons are being sold directly to the International Stock Buyers by the Stock Sellers upon the terms and subject to the conditions contained herein due to the engagement in the B&K Business.

“International Consolidated Joint Ventures” means those Joint Ventures set forth in Section 1.1(12)(a) of the Seller’s Disclosure Schedule under “International Consolidated Joint Ventures.”

“International Directly Transferred Joint Venture Interests” means the International Joint Venture Interests other than those held by any International B&K Company or any Subsidiary thereof.

“International Joint Venture Agreements” means any Contract (other than Contracts which primarily relate to the provision of goods and services, licenses or similar agreements to which ASD or its Subsidiaries are a party) relating to governance or rights of partners which respect to any International Joint Venture to which ASD or any of its Subsidiaries, on the one hand, and such International Joint Venture or any of its other joint venture partners, on the other hand, is a party or bound.

“International Joint Venture Buyers” means the International Buyer and the other Persons set forth on Exhibit C-1, as may be amended by International Buyer (provided, that any entities included on such amended Exhibit are Wholly Owned Subsidiaries of Americas Buyer) prior to the Closing Date, who are designated to purchase the International Directly Transferred Joint Venture Interests under this Agreement or the applicable Local Purchase Agreement, as applicable, provided that such designation does not adversely affect or delay the Closing.

“International Joint Venture Interests” means the equity ownership interests in the International Joint Ventures that are owned directly by ASD or an Affiliate thereof.

“International Joint Venture Purchased Interests” shall have the meaning set forth in Section 7.20(d).

“International Joint Ventures” means the entities set forth on Section 1.1(12)(b) of the Seller’s Disclosure Schedule under “International B&K Business.”

“International LCs” means those LCs for the benefit of the International Business.

“International Purchased Assets” means the International B&K Assets held by the International Asset Sellers; provided, however, the Americas Purchased Assets shall not include any (i) Non Transferable Permits, (ii) B&K Companies Stock, (iii) equity interests in any Retained Subsidiary, (iv) Joint Venture Interests, (v) the Shared Contracts, or (vi) equity interests in any Subsidiary of a B&K Company or a Joint Venture.

“International Stock Buyers” means the International Buyer and the other Persons set forth on Exhibit A-1 who are designated to purchase the International B&K Companies Stock under this Agreement or the applicable Local Purchase Agreement, as applicable as may be amended by International Buyer (provided, that any entities included on such amended Exhibit are Wholly Owned Subsidiaries of International Buyer) prior to the Closing Date, provided that such designation does not adversely affect or delay the Closing.

“International Stock Sellers” means (a) ASD and the other Persons set forth on Exhibit A-1 as may be amended by ASD (provided, that any entities included on such amended Exhibit are Wholly Owned Subsidiaries of ASD) prior to the Closing Date, upon the prior written consent of Buyer (which shall not be unreasonably delayed or withheld).

“Investor” shall have the meaning set forth in Section 6.9(a).

“IP Assignments” means the trademark, copyright and patent assignments for the applications and registrations set forth in Section 5.14(a) of the Seller’s Disclosure Schedule, substantially in the form attached as Exhibit E-2 hereto.

“IRS” means the Internal Revenue Service of the United States of America.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended, and the rules and regulations promulgated thereunder.

“IT Assets” means, with respect to any Person, any and all of such Person’s legal and beneficial right (including rights arising under Contracts and Intellectual Property rights), title and interest in and to all software, computer systems, databases, data rights and documentation, reference and resource materials relating thereto, and associated contracts and contract rights (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits and telecommunications agreements).

“Joint Venture Buyers” means the Americas Joint Venture Buyers and the International Joint Venture Buyers.

“Joint Venture Cash Amount” means the aggregate amount of Cash Equivalents of the Joint Ventures or any of their Subsidiaries, but only to the extent of ASD’s or its Subsidiaries’ pro rata share (based on, as of the Effective Time, ASD’s or its Subsidiaries’ percentage (direct or indirect (without duplication)) equity ownership as of the Effective Time of the applicable Joint Venture) of such Cash Equivalents as of the Effective Time.

“Joint Venture Indebtedness Amount” means, without duplication, the amount of Indebtedness owed by the Consolidated Joint Ventures, but only to the extent of ASD’s or its Subsidiaries’ pro rata share (based on, as of the Closing, ASD’s or its Subsidiaries’ percentage (direct or indirect (without duplication)) equity ownership as of the Closing of the applicable Consolidated Joint Venture) of such Indebtedness as of the Closing (excluding any such indebtedness owed by the Consolidated Joint Ventures to Subsidiaries of the Consolidated Joint Ventures, any B&K Company or any of their Subsidiaries).

“Joint Venture Interests” means the equity ownership interests in the Americas Joint Ventures and the International Joint Ventures, collectively.

“Joint Venture Purchased Interests” means the Americas Joint Venture Purchased Interests and the International Joint Venture Purchased Interests, collectively.

“Joint Venture Sellers” means ASD and the other Persons set forth on Exhibit C.

“Joint Ventures” means Americas Joint Ventures and International Joint Ventures, collectively.

“Laws” means all United States federal, state or local or foreign laws, constitutions, statutes, codes, rules, common law, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

“Lazard” means Lazard Frères & Co. LLC.

“Leased Real Property” means any real property leased or subleased by any of the Asset Sellers, the B&K Companies or any of their Subsidiaries, in each case, for use in the operation of the B&K Business and set forth in Section 1.1(13) of the Seller’s Disclosure Schedule.

“Liabilities” means any and all Indebtedness, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown.

“LIBOR” shall mean the one (1) month London Interbank Offered Rate as quoted in the Wall Street Journal on the Closing Date.

“Local Purchase Agreement” means the several Local Purchase Agreements and the Schedules and Exhibits thereto to be entered into by those Sellers set forth in Section

1.1(14)(a) of the Seller’s Disclosure Schedule, on the one hand, and those Designated Buyers set forth in Section 1.1(14)(b) of the Seller’s Disclosure Schedule on the other hand, providing for the sale, conveyance, assignment, transfer, delivery and, as applicable, the license, sublicense, lease or sublease, of certain Purchased Assets, B&K Companies Stock, Directly Transferred Joint Venture Interests and Assumed Liabilities in the jurisdictions set forth in Section 1.1(14)(c) of the Seller’s Disclosure Schedule, substantially in the forms attached as Exhibit F.

“Management Information” shall have the meaning set forth in Section 5.5(c).

“Material Adverse Effect” means any state of facts, circumstance, change, event, development or effect that, individually or in the aggregate, (A) has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the B&K Business, taken as a whole, or (B) materially impairs or delays (or could reasonably be expected to materially impair or delay) the ability of ASD and its Subsidiaries to consummate the transactions contemplated by this Agreement, other than, in each case, any change, event, development or effect that results from or is related to (i) general economic or financial market conditions in the countries in which the B&K Business is conducted, including changes in interest or exchange rates, so long as such state of facts, events, circumstances, changes or effects do not have a materially disproportionate effect on the B&K Business as compared to other companies in the industries in which the B&K Companies and their Subsidiaries operate, (ii) changes in Law, GAAP or other applicable accounting standards or the interpretations thereof, (iii) the Reorganization or any other transaction contemplated by this Agreement, (iv) the Excluded Assets or Retained Liabilities, (v) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, so long as such state of acts, events, circumstances, changes or effects do not have a materially disproportionate effect on the B&K Companies or any of their Subsidiaries as compared to other companies in the industries in which the B&K Companies and their Subsidiaries operate, (vi) any actions taken, or failures to take action, in each case, to which Buyers have consented or the failure to take actions specified in Section 7.2 due to Buyers’ unreasonable failure to consent thereto following the request of ASD, (vii) any failure to meet internal projections relating to the B&K Business (it being understood that the underlying causes of, or factors contributing to, the failure to meet such objections shall be taken into account in determining whether a Material Adverse Effect has occurred), (viii) the announcement of or the taking of any action required by this Agreement and the other agreements contemplated hereby, including by reason of the identity of Buyers or any communication by Buyers regarding the plans or intentions of Buyers with respect to the conduct of the B&K Business and including the resignation or termination of any employee following the announcement of the transactions contemplated hereby, or (ix) any item or items set forth in Section 1.1(15) of the Seller’s Disclosure Schedule.

“Material Contracts” shall have the meaning set forth in Section 5.19.

“Net Working Capital” means, as outlined and categorized on Exhibit H, (i) the total accounts receivable (which is comprised of the trade accounts receivable (including the add back of securitized receivables), intercompany trade receivables, other receivables and allowance for doubtful accounts), plus (ii) the net first in first out inventory plus (iii) the total other current assets (less to the extent included therein the VAT receivables related to the Reorganization), minus (iv) the total accounts payable (which is comprised of trade accounts payables, accrued payables for consignment inventory, customer prepayments, accrued expenses incurred not billed), minus (v) total accrued current liabilities (less to the extent included therein the VAT payables related to the Reorganization) including but not limited to (a) accrued compensation and benefits (except to the extent included therein the accruals for Annual Incentive Plan and L-T Compensation Plan payments which shall be excluded ), (b) accrued promotions and customer incentives, (c) intercompany trade payables and (d) total other current accrued liabilities (except to the extent included therein restructuring reserves and litigation reserves which shall be excluded) minus (vi) long term warranty accruals. For the avoidance of doubt, all current and deferred income tax balances, Excluded Assets and Retained Liabilities are excluded from Net Working Capital.

“New Jersey Site” means 865 Centennial Avenue, Piscataway, New Jersey.

“NJDEP” means the New Jersey Department of Environmental Protection.

“Non Income Tax” means any Tax other than an Income Tax.

“Non Transferable Permits” means the Permits which, by their terms or by applicable Law may not be transferred to third parties, including the Buyer or any of its Subsidiaries.

“Offering Materials” shall have the meaning set forth in Section 7.13(a).

“Off Site Location” means any real property other than the Real Property or Former Real Property. For purposes of clarification, the term “Off Site Location” does not include any location impacted by the Release of Hazardous Substances at, on, under or migrating or discharged from any Real Property or any Former Real Property.

“Owned Real Property” shall have the meaning set forth in Section 5.13(a).

“ordinary course” or “ordinary course of business” means, with respect to the B&K Business (where appropriate in the context), the ordinary course of business in accordance with normal customs, practices and procedures and consistent with past practice.

“Permits” shall have the meaning set forth in Section 5.8.

“Permitted Encumbrances” means (i) statutory Encumbrances arising by operation of Law with respect to a Liability incurred in the ordinary course of business and which is not due and payable or which is being contested in good faith by appropriate proceedings; (ii) requirements and restrictions of zoning, building and other Laws regulating the use or occupancy of Real Property or the activities conducted thereon; (iii) Encumbrances for Taxes not yet due and payable or which are being actively contested in good faith by appropriate proceedings; (iv) rights granted to any licensee of any B&K Intellectual Property in the ordinary course of business consistent with past practices; (v) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations that are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (vi) Encumbrances of record attaching to Real Property, fixtures or leasehold improvements, which would not materially impair the use of the real property in the operation of the business thereon; or (vii) in the case of Contracts or Joint Venture Interests, anti assignment, change of control or similar restrictions contained therein or with respect thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a Governmental Authority.

“Policies” shall mean insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Preliminary Purchase Price” shall equal $1,755,000,000 (i) plus, if the Estimated Net Working Capital exceeds the Reference Net Working Capital, an amount equal to such excess, (ii) minus, if the Reference Net Working Capital exceeds the Estimated Net Working Capital, an amount equal to such excess, (iii) plus, the Estimated Cash Amount, and (iv) minus, the Estimated Indebtedness Amount.

“Preliminary Adjustment Statement” shall have the meaning set forth in Section 3.2(a).

“Preliminary Closing Balance Sheet” shall have the meaning set forth in Section 3.2(a).

“Privileged Information” shall have the meaning set forth in Section 7.22(a).

“Privileges” shall have the meaning set forth in Section 7.22(a).

“Product Registrations” means registrations of products of the B&K Business existing on the Closing Date, made or filed with Governmental Authorities under applicable Laws.

“Purchased Assets” means the Americas Purchased Assets and the International Purchased Assets, collectively.

“Purchased Names” shall have the meaning set forth in Section 7.12(b).

“Real Property” means, collectively, Owned Real Property and Leased Real Property.

“Real Property Lease” shall have the meaning set forth in Section 5.13(b).

“Reference Net Working Capital” means $487 million.

“Reference Net Working Capital Statement” means the statement of Net Working Capital attached hereto as Exhibit H.

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the EC Merger Regulation and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (b) protect the national security or the national economy of any nation.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping or leaching into or through the environment, including ambient air, surface water, soil, sediment or groundwater (including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Substances) or as otherwise defined under Environmental Laws.

“Remedial Action” means all actions required to (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment, (2) control the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (3) perform pre remedial studies and investigations and post remedial monitoring and care, (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential clean up, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment or (5) any administrative, judicial, or other orders or proceedings related to the above.

“Reorganization” shall have the meaning set forth in Section 7.4.

“Reorganization Costs” means any Damages and Liabilities arising out of, in connection with, or as a result of (whether before, on or after the Closing Date): (i) the Reorganization, or (ii) except as otherwise expressly provided in this Agreement, the transfer, sale, assignment, conveyance or delivery of the B&K Business, the B&K Companies Stock, the Joint Venture Purchased Interests and Purchased Assets from the Seller to the Buyers pursuant to the terms of this Agreement, including those Damages and Liabilities set out in Section 1.1(16) of the Seller’s Disclosure Schedule.

“Required Amount” shall have the meaning set forth in Section 6.9(b).

“Required Antitrust Approvals” means any required filings, consents and approvals pursuant to (i) the HSR Act and (ii) all other filings and approvals under Regulatory Laws required to be made or obtained, as the case may be, in order to consummate the transactions contemplated by this Agreement or the Local Purchase Agreements in the jurisdictions as set forth in Section 1.1(17) of the Seller’s Disclosure Schedule.

“Restructuring” means the shut down of facilities and the redundancy of employees budgeted in, and contemplated by, Section 7.28 of the Seller’s Disclosure Schedule.

“Restructuring Costs” means the out-of-pocket cash costs and expenses arising out of or in connection with the Restructuring set forth on Section 1.1(18) of the Seller’s Disclosure Schedule.

“Retained Employees” means those Employees listed on Section 1.1(19) of the Seller’s Disclosure Schedule.

“Retained Environmental Liabilities” means any and all Environmental Liabilities, whether arising before or after the Closing Date, relating to the Specified Retained Locations, any Former Real Property, or any Divested B&K Operations (except to the extent associated with any facility included in the B&K Assets).

“Retained Liabilities” mean any and all Liabilities, whether arising before or after the Closing Date, of ASD, any other Seller or any of their predecessor companies or businesses, or any of their Affiliates, Subsidiaries or divisions to the extent relating to, resulting from or arising out of the present, past or future operations or conduct of the Excluded Businesses, or ownership or use of any Excluded Assets owned by ASD, a Seller or any of its Subsidiaries; provided, however, that Retained Liabilities shall (except as provided in clauses (i)-(vii) below) in no event include Liabilities of the type described in clauses (a)-(o) in the definitions of “Americas Assumed Liabilities” and “International Assumed Liabilities.” “Retained Liabilities” shall also include the following:

(i) all Liabilities with respect to the employment of current or former Business Employees, except as set forth in Section 7.6,

(ii) all Liabilities for Taxes for which ASD is liable pursuant to ARTICLE XI, or except as provided in ARTICLE XI, applicable law;

(iii) all Liabilities for personal injury or property damage in respect of claims asserted in writing against ASD or any of its Subsidiaries and submitted by ASD to its or any of its Subsidiaries’ insurance carriers at or prior to the Closing relating to products manufactured or sold by the B&K Business at or prior to Closing;

(iv) all Retained Environmental Liabilities;

(v) all Liabilities assumed by, retained by or agreed to be performed by ASD or any of the Retained Subsidiaries pursuant to this Agreement or any of the Ancillary Agreements;

(vi) all intercompany payables relating to indebtedness for borrowed money, as of the Closing, of ASD or any of the Retained Subsidiaries that is owed to any of the B&K Companies or any of their Subsidiaries (to the extent not transferred to any of the B&K Companies or any of their Subsidiaries on or prior to the Closing);

(vii) all Liabilities arising out of or in connection with the Divested B&K Operations, except to the extent associated with any facilities included in the B&K Assets, and Former Real Property;

(viii) all Reorganization Costs;

(ix) All Liabilities arising out of, in connection with or relating to Claims or Actions (1) asserted prior to or after the Closing alleging injury or damage relating to or caused by asbestos contained in any product or item designed, manufactured, produced, distributed, maintained, transported, used or sold by ASD, the B&K Business, the Excluded Business, the B&K Companies (or any of their Subsidiaries), or the Sellers, or any of their predecessors or Affiliates, or (2) relating to or caused by any exposure to asbestos in any building, premises or facility where such exposure occurred prior to the Closing Date at any Real Property, and exposure at any time at any Former Real Property, or any other property provided that the “Retained Liabilities” shall not include Liabilities associated with the remediation of an asbestos related condition at any of the Owned Real Property or Leased Real Property; and

(x) Liabilities listed in Section 1.1(20) of the Seller’s Disclosure Schedule.

“Retained Name” shall have the meaning set forth in the definition of “Excluded Assets”.

“Retained Subsidiary” means any Subsidiary of ASD at any time after the date of this Agreement, other than any B&K Company or any Subsidiary of a B&K Company.

“Review Period” shall have the meaning set forth in Section 3.2(b).

“Sale Process” means all matters relating to the sale of the B&K Business and all activities in connection therewith, including the solicitation of proposals from third parties in connection with the sale of the B&K Business.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securitization Program” shall mean the accounts receivable financing facilities for the B&K Business in Europe and the United States.

“Sellers” means, collectively, the Asset Sellers, the Stock Sellers and the Joint Venture Sellers.

“Seller’s Disclosure Schedule” means the disclosure schedule that ASD has delivered to the Buyer as of the date of this Agreement, as may be amended or supplemented in accordance with Section 7.19.

“SFC” means the Securities and Futures Commission in Hong Kong.

“Shared Contracts” means Contracts entered into prior to the Closing which are between ASD or any of its Subsidiaries (or, after the Closing, ASD or Buyer or any of their respective Subsidiaries), on the one hand, and one or more third parties, on the other hand (regardless of whether such Contracts constitute B&K Assets), that directly benefit both (i) any of the Excluded Businesses and (ii) the B&K Business.

“Shared Contractual Liabilities” means Liabilities in respect of Shared Contracts.

“Specified ASD Actions” means those Actions specified on Section 1.1(21) of the Seller’s Disclosure Schedule.

“Specified Retained Locations” means the sites located at Carlstadt, New Jersey; Trenton, New Jersey; San Pablo, California; Rodermark, Germany; Offenbach, Germany; and Garganville, France.

“Solvent” shall mean, with respect to any Person, that (i) the fair saleable value of the property of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of Liabilities of such Person and its Subsidiaries as of such date, (ii) such Person and its Subsidiaries are able to pay all Liabilities of such Person and its Subsidiaries as such Liabilities mature and (iii) such Person and its Subsidiaries do not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

“Stock Buyers” means the Americas Stock Buyers and the International Stock Buyers.

“Stock Sellers” means ASD and the other Persons set forth on Exhibit A-1.

“Straddle Period” shall have the meaning set forth in Section 7.7(a)(ii).

“Subsidiaries” of any entity means, at any date, any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity. For purposes of this Agreement, the Joint Ventures and their Subsidiaries shall not be deemed to be Subsidiaries of ASD or Buyer or any of their respective Subsidiaries; provided, however, that solely for the purposes of ARTICLE V (other than Section 5.3(b)), the Specified Entities shall be considered “Subsidiaries” of the B&K Companies.

“Tax” means any United States federal, state or local or foreign taxes, including but not limited to any of the following, imposed by or payable to any Taxing Authority (A) any income, net profits, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add on minimum tax, any estimated tax, and any levy, impost, duty, assessment, or withholding tax, in each case, including any interest, penalty, or addition thereto or related thereto, whether disputed or not and whether or not the primary liability of the relevant person, and (B) in relation to Section 7.7 and ARTICLE 11 (and such other places as the context requires) (i) any obligation to make a payment or contribution to ASD or a Retained Subsidiary (x) under or pursuant to a tax sharing agreement, any arrangement governing a value added tax grouping, a profit pooling agreement, or a tax consolidation arrangement (or similar agreements) or (y) in respect of the surrender or other availability of losses, credits, offsets or reliefs or the transfer of taxable profits or tax liabilities or the operation of any group tax payment arrangement and (ii) any obligation to make a payment in respect of tax for breach of any warranty or under a tax indemnity relating to a company or business sold to a third party.

“Tax Claim” shall have the meaning set forth in Section 11.2(a).

“Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed with any Taxing Authority in respect of Taxes and any amended Tax Returns.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third Party Claim” shall have the meaning set forth in Section 10.5(a).

“Third Party Shared Policies” shall mean all Policies, whether or not in force at the Closing Date issued by unaffiliated third party insurers to ASD or any of its Subsidiaries or any of their respective Affiliates, which cover risks that relate to both the Excluded Business and the B&K Business.

“Trademark Coexistence Agreement” means the Trademark and Domain Name Coexistence Agreement substantially in the form attached hereto as Exhibit E-3 hereto.

“Transfer Regulations” shall mean (a) in Austria, Arbeitsvertragsrechts Anpassungsgesetz 459/1993 (law to adapt employment contract legislation) as amended or replaced, (b) in Belgium, Collective Bargaining Agreement No. 32 (1978), as amended or replaced, and (c) whether in those jurisdictions or elsewhere in the world, any other Laws dealing with the transfer by operation of law of the employment of employees from one employer to another (including but not limited to Laws implementing the EU Council Directives 2001/23/EC, 98/50/EC and 77/187/EEC, each as amended or replaced).

“Transfer Taxes” means all sale, value added tax, gross receipts, stamp, documentary, recording, transfer, filing or similar Taxes assessed with respect to the purchase and sale of the B&K Companies Stock, the Joint Venture Interests and the Purchased Assets under this Agreement, whether the liability of any Buyer or Asset Buyer, and all sales, value added and gross receipts Taxes which are not recovered by any Buyer or an Asset Buyer.

“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached as Exhibit G hereto.

“Trapped Cash” means, with respect to the B&K Companies or their Subsidiaries or the Joint Ventures or their Subsidiaries, as applicable, the sum of (i) any Cash of such Person which is prohibited by law or contract from being lawfully or contractually spent, distributed, loaned or released from the jurisdiction in which it is situated within less than three months, plus (ii) any deduction or withholding or additional cost (other than the costs of transfer from a bank account incurred in the ordinary course) that would be incurred to lawfully or contractually (and without a breach of contractual obligations) distribute or release any Cash which is capable of being lawfully spent, distributed, or released within less than three months, plus (iii) any other Cash held in collateral in respect of obligations of any Person.

“WABCO” means WABCO Holdings Inc., a Delaware corporation.

“WARN Act” shall have the meaning set forth in Section 7.21(a).

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person if all of the common stock or other similar equity ownership interests (but not including non voting preferred stock) in such Subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable Law) is owned directly or indirectly by such Person.

Section 1.2 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the word “including” means “including without limitation”; and (e) all statements of or references to dollar amounts in this Agreement are to the lawful currency of the United States of America. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

PURCHASE AND SALE OF STOCK AND ASSETS

Section 2.1 Purchase and Sale of B&K Companies Stock and Joint Venture Interests.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) ASD shall cause the Americas Stock Sellers to sell, assign, transfer, convey and deliver to the applicable Americas Stock Buyers, and Americas Buyer shall cause the applicable Americas Stock Buyers to purchase and acquire, free and clear of Encumbrances all the Americas B&K Companies Stock and (ii) ASD shall cause the Joint Venture Sellers to sell, assign, transfer, convey and deliver to the applicable Americas Joint Venture Buyers, and Americas Buyer shall cause the applicable Americas Joint Venture Buyers to purchase and acquire, free and clear of Encumbrances all the Directly Transferred Americas Joint Venture Interests.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) ASD shall cause the International Stock Sellers to sell, assign, transfer, convey and deliver to the applicable International Stock Buyers, and International Buyer shall cause the applicable International Stock Buyers to purchase and acquire, free and clear of Encumbrances all the International B&K Companies Stock and (ii) ASD shall cause the Joint Venture Sellers to sell, assign, transfer, convey and deliver to the applicable International Joint Venture Buyers, and International Buyer shall cause the applicable International Joint Venture Buyers to purchase and acquire, free and clear of Encumbrances all the Directly Transferred International Joint Venture Interests.

Section 2.2 Purchase and Sale of Purchased Assets; Excluded Assets.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, ASD shall cause the applicable Americas Asset Sellers to sell, assign, transfer, convey and deliver to the applicable Americas Asset Buyers, and Americas Buyer shall cause the applicable Americas Asset Buyers to purchase, acquire and accept from each Americas Asset Seller, free and clear of Encumbrances, other than Permitted Encumbrances, all of such Americas Asset Seller’s right, title and interest in and to the Americas Purchased Assets. Notwithstanding any of the foregoing, to the extent it is contemplated that (i) any Americas Purchased Assets are to be transferred, conveyed or licensed to one or more of the Americas Asset Buyers pursuant to an Ancillary Agreement, such Americas Purchased Assets shall be transferred, conveyed or licensed to one or more of the Americas Asset Buyers, as the case may be, pursuant to such Ancillary Agreement and not hereunder and (ii) any Americas Purchased Assets, Americas B&K Companies Stock or Directly Transferred Americas Joint Venture Interests are to be transferred, conveyed or licensed to the relevant Americas Buyer or one or more of its Designated Buyers pursuant to a Local Purchase Agreement, such Americas Purchased Assets, Americas B&K Companies Stock or Directly Transferred Americas Joint Venture Interests shall be transferred, conveyed or licensed to the applicable Designated Buyers pursuant to such Local Purchase Agreement.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, ASD shall cause the applicable International Asset Sellers to sell, assign, transfer, convey and deliver to the applicable International Asset Buyers, and International Buyer shall cause the applicable International Asset Buyers to purchase, acquire and accept from each International Asset Seller, free and clear of Encumbrances, other than Permitted Encumbrances, all of such International Asset Seller’s right, title and interest in and to the International Purchased Assets. Notwithstanding any of the foregoing, to the extent it is contemplated that (i) any International Purchased Assets are to be transferred, conveyed or licensed to one or more of the International Asset Buyers pursuant to an Ancillary Agreement, such International Purchased Assets shall be transferred, conveyed or licensed to one or more of the International Asset Buyers, as the case may be, pursuant to such Ancillary Agreement and not hereunder and (ii) any International Purchased Assets, International B&K Companies Stock or Directly Transferred International Joint Venture Interests are to be transferred, conveyed or licensed to the relevant International Buyer or one or more of its Designated Buyers pursuant to a Local Purchase Agreement, such International Purchased Assets, International B&K Companies Stock or Directly Transferred International Joint Venture Interests shall be transferred, conveyed or licensed to the applicable Designated Buyers pursuant to such Local Purchase Agreement.

(c) ASD may, at its sole expense, take (or cause one or more of its Affiliates to take) such action as is necessary or advisable to transfer effective as of, or prior to the Closing Date the Excluded Assets from the B&K Companies or any of their Subsidiaries to ASD or one or more of its Retained Subsidiaries for such consideration or for no consideration, as may be determined by ASD in its sole discretion. After the Closing Date, Buyer and its Subsidiaries (including the Designated Buyers, the B&K Companies and their Subsidiaries) shall take all actions (or shall cause their Affiliates to take all actions) reasonably requested by ASD (at ASD’s expense) to effect the provisions of this Section 2.2(c), including the return of any Excluded Assets (other than Cash Equivalents that are included in the determination of the Final Cash Amount) to ASD or one or more of its designees for no consideration, provided that should any Liability to Tax arise on such transfer (or would have arisen but for the availability of any relief, credit, offset or deduction arising post Closing) ASD shall indemnify the Buyer for such amount.

Section 2.3 Consideration. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyers shall pay, in consideration for the purchase of the Purchased Assets, the B&K Companies Stock and Directly Transferred Joint Venture Interests pursuant to Section 2.1 and Section 2.2, to ASD (or to one or more Subsidiaries designated by ASD) an amount in cash equal to the Preliminary Purchase Price, subject to adjustment following the Closing pursuant to Section 3.3 (as so adjusted, the “Final Purchase Price”).

Section 2.4 Assumed and Retained Liabilities.

(a) Upon the terms and subject to the conditions set forth herein, effective at the Closing, Americas Buyer shall (x) cause the applicable Americas B&K Companies and their Subsidiaries to satisfy and discharge when due their respective Liabilities and (y) assume, satisfy and discharge when due the Americas Assumed Liabilities.

(b) Upon the terms and subject to the conditions set forth herein, effective at the Closing, International Buyer shall (x) cause the applicable International B&K Companies and their Subsidiaries to satisfy and discharge when due their respective Liabilities and (y) assume, satisfy and discharge when due the International Assumed Liabilities.

(c) The applicable Sellers shall retain and be responsible for (and, to the extent such Liabilities are Liabilities of any of the B&K Companies or any of their Subsidiaries, assume) the Retained Liabilities.

Section 2.5 Third Party Consents.

(a) Notwithstanding anything else in this Agreement to the contrary, this Agreement and the Local Purchase Agreements shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at Closing any Action, Asset, Environmental Permit, Permit, Contract or Real Property Lease, Equipment Lease or any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval from any Person (including consents and approvals of Governmental Authorities but excluding consents and approvals from the Sellers, the B&K Companies, any Subsidiary of a B&K Company, any Affiliate of ASD or Buyers) to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof is required but has not been obtained as of the Closing Date unless and until such consent, approval or amendment is no longer required or has been obtained; provided, however, to the extent not inconsistent with the terms of any Action, Asset, Environmental Permit, Permit, Contract, Real Property Lease or Equipment Lease, the parties shall, with respect to the Americas B&K Business, treat Americas Buyer or any Designated Buyer, as the case may be, and with respect to the International B&K Business, treat International Buyer or any Designated Buyer, as the case may be, as the owner thereof for Tax purposes; provided, further, that neither ASD or any of its Affiliates nor the Buyers or any of their Affiliates shall be required to commence any litigation or offer, pay any money or otherwise grant any accommodation (financial or otherwise) to any third party. ASD and the Americas Buyer and International Buyer (as relevant) shall use, and cause each of their Subsidiaries to use, commercially reasonable efforts to obtain any such consent, assignment, approval or amendment, including after the Closing Date, and all consideration paid to a third party to obtain any such consent, assignment, approval or amendment will be borne equally by ASD and the Buyers. To the extent the requisite consents or approvals thereto is not obtained by the Closing Date, such Action, Asset, Environmental Permit, Permit, Contract, Real Property Lease or Equipment Lease shall be transferred and assigned to the relevant Buyer or the applicable Stock Buyer or Asset Buyer hereunder without consideration therefor.

(b) In the event and to the extent that ASD or any Retained Subsidiary is unable to obtain any required consent, approval or amendment required to transfer, license, sublicense, lease, sublease, convey or assign any Purchased Asset to the Americas Buyer, the International Buyer or one or more of the Designated Buyers, ASD shall, and shall cause the Retained Subsidiaries to, use reasonable commercial efforts to (i) continue to hold, and to the extent required by the terms applicable to such Asset, operate such Asset, for the benefit of the relevant Buyer, and be bound thereby in the case of Contracts, (ii) cooperate in any arrangement, reasonable and lawful as to ASD and Buyers, designed to provide to the relevant Buyer or its Subsidiaries the benefits arising under such Purchased Asset, including accepting such reasonable direction as the relevant Buyer shall request of ASD and (iii) enforce at the relevant Buyer’s request, or allow the relevant Buyer and its Affiliates to enforce in a commercially reasonable manner, any rights of ASD and its Affiliates under such Purchased Asset against the issuer thereof or the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the request of the relevant Buyer); provided, however, that the costs and expenses (including professional fees and expenses) incurred by ASD or its Affiliates at the relevant Buyer’s request with respect to subclause (iii) shall be borne solely by such Buyer. ASD shall, and shall cause the Retained Subsidiaries to, without further consideration therefor, and without right of set off, pay and remit to Buyer (without any deduction or withholding for Tax) promptly all monies, rights and other considerations received in respect of such performance. International Buyer or Americas Buyer, as the case may be, shall indemnify the ASD Indemnified Parties for all Damages arising out of any actions (or omission to act) of ASD or any Retained Subsidiary taken at the direction of Buyer or any of its Subsidiaries.

(c) Notwithstanding anything else set forth in this Section 2.5, neither ASD nor any other of its Subsidiaries shall be required to take any action that would (i) result in a violation of any obligation which ASD or any such Subsidiary has to any third party or (ii) otherwise violate applicable Law.

(d) Subject to Sections 2.5(c) and 7.3, Buyers acknowledge that certain consents to the transactions contemplated by this Agreement may be required from certain third parties (including parties to Actions, Environmental Permits, Permits, Contracts, Real Property Leases and Equipment Leases), and that such consents have not been and may not be obtained; provided that ASD is in compliance with the provisions of subsections (a) and (b) above and Section 7.3, Buyers agree that ASD and its Affiliates shall not have any liability whatsoever arising out of or relating to, the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any Actions, Environmental Permits, Permits, Contracts, Real Property Leases and Equipment Leases or other right, as a result thereof. Buyers further agree that no representation, warranty or covenant of ASD contained herein shall be breached or deemed breached, and no condition to Buyers’ obligations to consummate the transactions contemplated by this Agreement shall be deemed not satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination.

Section 2.6 Deferred Partial Consideration. Notwithstanding Section 2.3, in the event that the consent to transfer of the Seller’s interest in the entity listed on Section 2.6 of the Seller’s Disclosure Schedule is not obtained on or prior to Closing, the Preliminary Purchase Price and Final Purchase Price payable shall be reduced by the amount listed in Section 2.6 of the Seller’s Disclosure Schedule opposite such non-transferred asset. Promptly upon receipt of such consent to transfer, the applicable Buyer will pay such deferred consideration to the applicable Seller.

ARTICLE III

PURCHASE PRICE

Section 3.1 Preliminary Purchase Price.

(a) No later than three (3) Business Days prior to the Closing Date, ASD shall prepare and deliver to Buyers a statement prepared in accordance with the Closing Balance Sheet Principles setting forth its good faith estimates of the Net Working Capital of the B&K Business (the “Estimated Net Working Capital”), the Cash Amount (the “Estimated Cash Amount”), and the Indebtedness Amount (the “Estimated Indebtedness Amount”), in each case as of the Effective Time and such estimates to include reasonable detail with respect to the calculation of each component thereof.

Section 3.2 Post Closing Purchase Price Determination.

(a) As soon as practicable, but in no event later sixty (60) days after the Closing Date, Buyers shall prepare and deliver to ASD the following (collectively, the “Preliminary Adjustment Statement”):

(i) an unaudited combined balance sheet of the B&K Business as of the Effective Time (the “Preliminary Closing Balance Sheet”), prepared by Buyers in accordance with the Closing Balance Sheet Principles;

(ii) a certificate of an executive officer of Buyers certifying that the Preliminary Closing Balance Sheet has been prepared in accordance with the Closing Balance Sheet Principles; and

(iii) a reasonably detailed calculation by Buyers of Net Working Capital, the Cash Amount, and the Indebtedness Amount of the B&K Business, in each case as of the Effective Time based on the Preliminary Closing Balance Sheet (the “Closing Adjustment Amounts”) and prepared on a basis consistent with the Closing Balance Sheet Principles.

(b) If ASD disagrees with Buyers’ calculation of the Closing Adjustment Amounts, ASD shall promptly, but in no event later than sixty (60) days after receiving the Preliminary Adjustment Statement (the “Review Period”) deliver to Buyers written notice describing in reasonable detail their dispute by specifying those items or amounts as to which ASD disagrees, together with ASD’s determination of such disputed items and amounts (a “Dispute Notice”). If ASD either gives notice that it agrees with Buyer’s calculation of the Closing Adjustment Amounts or fails to deliver a Dispute Notice within the Review Period, Buyers and ASD agree that the Preliminary Adjustment Statement shall be deemed to set forth the Closing Adjustment Amounts with respect to those items that have been agreed upon or for which Buyers shall have failed to deliver a Dispute Notice (and shall constitute the respective “Final Adjustment Amount” for purposes of Section 3.2(c)). If ASD delivers a Dispute Notice to Buyers within the Review Period, ASD and Buyers will use reasonable good faith efforts to resolve the dispute during the 30 day period commencing on the date ASD delivers the Dispute

Notice to Buyers. If Buyers and ASD are not able to resolve all disputed items within such 30 day period, then the items in dispute shall be submitted immediately following the expiration of such 30 day period to Deloitte & Touche LLP, or if Deloitte & Touche LLP is unwilling to serve, another mutually acceptable nationally recognized independent accounting firm (the “Accounting Firm”). The Accounting Firm shall be given reasonable access to all relevant records of the B&K Business to calculate the Closing Adjustment Amounts. If any remaining issues in dispute are submitted to the Accounting Firm for resolution, each of the Buyers and ASD will be afforded an opportunity to present to the Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Accounting Firm. The Accounting Firm shall act as an expert and not as an arbitrator to calculate, based solely on the written submissions of Buyers, on the one hand, and ASD, on the other, and not by independent investigation, the Closing Adjustment Amounts and shall be instructed that its calculation (A) must be made in accordance with the standards and definitions in this Agreement and Exhibit H, and (B) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by ASD in the Dispute Notice and by Buyers in the Preliminary Adjustment Statement. The Accounting Firm shall submit such calculation to ASD and the Buyers as soon as practicable, but in any event within thirty (30) days after the remaining issues in dispute are submitted to the Accounting Firm. The determination by the Accounting Firm of the Closing Adjustment Amounts, as set forth in a written notice delivered to the Buyers and ASD by the Accounting Firm in accordance with this Agreement will be binding and conclusive on the Buyers and ASD. Closing Adjustment Amounts as determined after all disputes have been resolved in accordance with this Section 3.2(b) is referred to herein collectively as the “Final Adjustment Amounts” and individually as the “Final Net Working Capital”, the “Final Cash Amount”, and the “Final Indebtedness Amount”, respectively.

(c) The fees and expenses of such Accounting Firm will be borne pro rata by Buyers and ASD based on the proportionate amount of deviation of the determination of Closing Adjustment Amounts, as set forth in the Dispute Notice and the Preliminary Adjustment Statement, respectively, from the determination of Final Adjustment Amounts made by the Accounting Firm.

(d) In connection with ASD’s review of the Preliminary Adjustment Statement, Buyers (i) shall provide reasonable access, during normal business hours and upon reasonable notice, to all work papers, schedules, memoranda and other documents prepared or reviewed by Buyers or any of its accountants or other representatives during the course of its review which are relevant to the Preliminary Adjustment Statement, and that such access be provided promptly after request by ASD and/or its representatives and (ii) request that Buyers’ independent accountant communicate with ASD and its representatives with respect to such review.

Section 3.3 Final Purchase Price Determination.

(a) The Final Purchase Price shall be equal to the Preliminary Purchase Price, (i)(A) plus, if the Final Net Working Capital as determined pursuant to Section 3.2(b) exceeds the Estimated Net Working Capital, the amount of such excess, (B) minus, if the Estimated Net Working Capital exceeds the Final Net Working Capital as determined pursuant to Section 3.2(b), the amount of such excess, (ii)(A) plus, if the Final Cash Amount as determined pursuant to Section 3.2(b) exceeds the Estimated Cash Amount, the amount of such excess, (B) minus, if the Estimated Cash Amount exceeds the Final Cash Amount as determined pursuant to Section 3.2(b), the amount of such excess, and (iii) (A) minus, if the Final Indebtedness Amount as determined pursuant to Section 3.2(b) exceeds the Estimated Indebtedness Amount, the amount of such excess, (B) plus, if the Estimated Indebtedness Amount exceeds the Final Indebtedness Amount as determined pursuant to Section 3.2(b), the amount of such excess (the difference between the Preliminary Purchase Price and the Final Purchase Price, the “Final Closing Adjustment”).

(b) Buyers or ASD, as the case may be, shall, within five (5) Business Days after the later of (w) the determination of the Final Net Working Capital pursuant to Section 3.2(b), (x) the determination of the Final Cash Amount pursuant to Section 3.2(b), and (y) the determination of the Final Indebtedness Amount pursuant to Section 3.2(b) (the fifth Business Day after such later date, the “Payment Due Date”), make payment to the other by wire transfer of immediately available funds to one or more accounts designated by the other of the amount of the Final Closing Adjustment as determined pursuant to Section 3.3(a), together with interests thereon at a rate per annum equal to LIBOR plus 0.60% for the period from the Closing Date through and including the earlier of the date of payment and the Payment Due Date.

Section 3.4 Allocation of the Purchase Price.

(a) The total consideration for the B&K Business , including Assumed Liabilities to the extent they relate to the Purchased Assets shall, be allocated for Tax purposes among the B&K Companies Stock, the Directly Transferred Joint Venture Interests, the Purchased Assets and ASD’s covenant not to compete in Section 7.8 (and shall be further allocated if required among the assets of the B&K Companies and the Joint Ventures taking account of their liabilities) in accordance with Exhibit L hereof (the “Allocation”). Except as may be required by a “determination” (within the meaning of Section 1313(a) of the Code or any , state Tax provision or required or determined by foreign law), ASD, the Americas Buyer or the International Buyer (or any of their respective Affiliates) shall not file any Tax Return or take a position with any Taxing Authority that is inconsistent with the Allocation, including any amendments thereto.

(b) In the event that there is any adjustment to the aggregate consideration for the B&K Business, the parties hereto shall revise the Allocation to reflect any such adjustment in a manner consistent with Exhibit L hereof.

(c) If the Allocation is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify the other party hereto. ASD and Buyers agree to cooperate in good faith in responding to any such challenge to preserve the effectiveness of the Allocation.

ARTICLE IV

CLOSING

Section 4.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York at 10:00 a.m. local time on (i) the last calendar day of the calendar month immediately following the third Business Day following the satisfaction or waiver, if permissible, of the conditions to Closing set forth in ARTICLE VIII (other than those conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or (ii) at such other time or place as ASD and the Buyers agree. Except to the extent expressly set forth in this Agreement to the contrary, and notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed to occur and be effective as of 12:01 a.m. (New York time) on the Closing Date (the “Effective Time”).

Section 4.2 Deliveries at the Closing.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, ASD shall deliver or cause to be delivered to Buyers or the applicable Designated Buyers, as applicable, the following (except to the extent delivered at or prior to the Closing to Buyers or a Designated Buyer pursuant to a Local Purchase Agreement):

(i) stock certificates representing the B&K Companies Stock (to the extent the B&K Companies have issued stock certificates) and Directly Transferred Joint Venture Interests (to the extent the Joint Ventures have issued certificates relating thereto), together with stock powers executed in blank;

(ii) a Deed for each Owned Real Property constituting a Purchased Asset, duly executed by the appropriate Seller conveying to a Designated Buyer (as determined by the Americas Buyer or the International buyer, as the case may be) fee simple title to such owned Real Property subject to Permitted Encumbrances, and an Assignment of Leases for each Leased Real Property that is a Purchased Asset in each case, in form and substance reasonably satisfactory to the relevant Buyer, duly executed by the appropriate Seller;

(iii) the certificate of ASD pursuant to Section 8.2(c) hereof;

(iv) the Local Purchase Agreements duly executed and delivered by the applicable Sellers;

(v) the Ancillary Agreements, duly executed by ASD or its Subsidiaries (to the extent each is a party thereto);

(vi) a non foreign person affidavit that complies with the requirements of Section 1445 of the Code and the Treasury Regulations thereunder, duly executed by each of the Sellers signed under penalty of perjury and dated as of the Closing Date; and

(vii) duly executed Bills of Sale and such other instruments or documents as the Buyers may reasonably request to evidence its purchase of the Purchased Assets hereunder or otherwise necessary to provide for the transactions contemplated hereby.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyers shall deliver or cause to be delivered to ASD or the applicable Seller, as applicable, the following (except to the extent delivered at or prior to the Closing to ASD or a Seller pursuant to a Local Purchase Agreement):

(i) duly executed assumption agreements and other instruments as ASD may reasonably request or as may be otherwise necessary in order to effect the assumption by the Designated Buyers of (and the release of the Sellers and their Affiliates from) the Assumed Liabilities, in the form attached hereto as Exhibit I, or otherwise reasonably required by ASD in connection herewith;

(ii) the Preliminary Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by ASD prior to Closing;

(iii) the Local Purchase Agreements, duly executed and delivered by the Americas Buyer or International Buyer, as the case may be, or the applicable Designated Buyer party thereto;

(iv) the Ancillary Agreements, duly executed and delivered by the Americas Buyer or International Buyer, as the case may be, or the applicable Designated Buyer party thereto;

(v) the certificate of Buyers pursuant to Section 8.3(c) hereof;

(vi) Each document of transfer or assumption referred to in this ARTICLE IV (or in any related definition set forth in ARTICLE I) that is not attached as an Exhibit to this Agreement shall be in customary form (including with respect to the country to which it pertains) and shall be reasonably satisfactory in form and substance to the parties thereto, but shall contain no representations, warranties, covenants and agreements other than those specifically contemplated by this Agreement and the Local Purchase Agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ASD

Except as set forth in the Seller’s Disclosure Schedule, ASD represents and warrants to the Buyers as of the date hereof and as of the Closing Date as follows (it being understood and agreed that, with respect to any Seller or B&K Company (or any Subsidiary thereof) not in existence as of the date hereof, these representations or warranties are made only with respect to the period of existence of such Seller or B&K Company (or Subsidiary thereof), as applicable):

Section 5.1 Organization and Standing. Each of ASD, the Sellers, the B&K Companies and the B&K Companies’ Subsidiaries is (a) a corporation, limited liability company or other legal entity duly organized, validly existing and duly qualified or has corporate licenses and is in good standing (to the extent such concept is legally recognized under the applicable Laws of the state or jurisdiction of its organization) under the Laws of the state or jurisdiction of its organization with full corporate or other power, as the case may be, and authority to own, lease, use and operate its properties and to conduct its business, and (b) duly qualified or has applicable corporate licenses to do business and, to the extent that such concept is legally recognized under the applicable Laws of the state or jurisdiction of its organization, is in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to so qualify, be so licensed or be in good standing, in each case, except where the failure to be so organized, qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect; provided that the foregoing representations as they relate to each of the Sellers is solely with respect to the B&K Business and the B&K Assets.

Section 5.2 Corporate Power and Authority. ASD has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated by this Agreement. ASD and each of its Affiliates which will be a party to the Ancillary Agreements have all requisite corporate or other power, as the case may be, and authority to execute and deliver the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement or the Ancillary Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement by ASD and the consummation by ASD of the transactions contemplated by this Agreement, and the execution, delivery and performance of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by ASD and each of its Affiliates which is a party thereto and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of each such Person. This Agreement has been (and on the Closing Date, each of the Local Purchase Agreements and the Ancillary Agreements will be) duly and validly executed and delivered by ASD and each of its Affiliates to the extent it is a party thereto and, assuming this Agreement and such other agreements have been duly authorized, executed and delivered by each of the Buyers and the Designated Buyers to the extent it is a party, each of this Agreement and such other agreements constitutes (or, in the case of agreements executed after the date of this

Agreement, will be once executed) a valid and binding obligation of ASD and its Affiliates to the extent it is a party hereto or thereto, enforceable against each such Person in accordance with its terms.

Section 5.3 Capitalization.

(a) Section 5.3(a) of the Seller’s Disclosure Schedule sets forth, as of the date hereof, the authorized and outstanding capital stock (or other equity interests) of each B&K Company and the record owners of such outstanding capital stock (or other equity interests). All of the issued and outstanding capital stock (or other equity interests) of the B&K Companies are duly authorized, validly issued, fully paid and non assessable and free of any preemptive rights or Encumbrances in respect thereof ASD and the other Sellers own, or at the Closing will own, the B&K Companies Stock, in each case, free and clear of any Encumbrances. Except as set forth in Section 5.3(a) of the Seller’s Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type or other securities (i) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any shares of capital stock of any B&K Company, (ii) restricting the transfer of any shares of capital stock of any B&K Company, or (iii) relating to the voting of any shares of capital stock of any B&K Company.

(b) The authorized capital stock (or other equity interests) of each Subsidiary of the B&K Companies, the issued and outstanding shares of capital stock (or other equity interests) of each such Subsidiary and the name of each Person who owns of record any of such shares of capital stock (or other equity interests) is, as of the date hereof, set forth in Section 5.3(b) of the Seller’s Disclosure Schedule. Except as set forth in Section 5.3(b) of the Seller’s Disclosure Schedule, all of the outstanding shares of capital stock (or other equity interests) of the Subsidiaries of each of the B&K Companies are owned, or at Closing will be owned, directly or indirectly by a B&K Company or one of its Subsidiaries, free and clear of any Encumbrances.

(c) Section 5.3(c) of the Seller’s Disclosure Schedule sets forth, as of the date hereof, the name of each Joint Venture and each Subsidiary of a Joint Venture, its jurisdiction of organization, the amount of its authorized capital stock (or other equity interests) and the amount thereof owned of record by each Seller, other Joint Venture, B&K Company or Subsidiary thereof, free and clear of all Encumbrances.

(d) As of the date hereof, none of the B&K Companies owns any material equity interest, or any interest convertible or exchangeable into an equity interest, in any Person (other than other B&K Companies, Subsidiaries of B&K Companies, Joint Ventures or Subsidiaries thereof).

Section 5.4 Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement, the Ancillary Agreements or the Local Purchase Agreements by ASD or its Affiliates (to the extent party thereto) will not:

(a) conflict with, or result in a material breach of any provision of, the certificate of incorporation, bylaws, partnership or other comparable organizational documents of (i) ASD, (ii) any other Seller, (iii) any B&K Company, or (iv) any Subsidiary of a B&K Company;

(b) violate, or conflict with, or result in a material breach of any provision of, or constitute a default under, or result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, any Material Contract or Permit (excluding Environmental Permits); except in each case, for any violation, conflict, breach, default, termination or acceleration that would not have, individually or in the aggregate, a Material Adverse Effect;

(c) violate, or conflict with, or result in a breach of any provision of the US Department of the Treasury’s Office of Foreign Asset Control regulations for trading with certain prohibited countries; or

(d) require any filings or registration with, notification to, or authorization, consent or approval of any Governmental Authority (collectively, “Governmental Filings”), other than (i) Governmental Filings under the HSR Act or other Regulatory Laws, (ii) as set forth in Section 5.4(c) of the Seller’s Disclosure Schedule, (iii) Governmental Filings that become applicable as a result of matters specifically related to Buyers or their Affiliates, (iv) Governmental Filings that may be applicable in connection with any Benefit Plan (such filings to be made by Seller), Affected Employees who are employed outside of the United States or Environmental Permits, or (v) such other Governmental Filings the failure of which to be obtained or made would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.5 Financial Statements.

(a) Section 5.5 of the Seller’s Disclosure Schedule contains copies of the audited combined balance sheets of the B&K Business as of December 31, 2005 and December 31, 2006 and the related combined statements of operations and combined statements of cash flows for the fiscal years ended on December 31, 2004, December 31, 2005 and December 31, 2006 (collectively, and together with the notes thereto, the “Financial Statements”). Except as set forth in Section 5.5 of the Seller’s Disclosure Schedule, the Financial Statements present fairly in all material respects the financial condition and the results of operations of the B&K Business as of such dates and for such periods in accordance with GAAP. All of the Financial Statements are qualified by the fact that the B&K Business has not operated as a separate “stand alone” entity within ASD. As a result, the B&K Business received certain allocated charges and credits as discussed more fully in the notes accompanying the Financial Statements. Such charges and credits do not necessarily reflect the amounts which would have resulted from arms length transactions or which the B&K Business would incur on a stand alone basis.

(b) ASD has made available to Buyers the financial information relating to the Joint Ventures or their Subsidiaries used in preparing the Financial Statements other than any such information as to which ASD or its Subsidiaries are prohibited by a confidentiality agreement or otherwise from disclosing such information.

(c) The management quarterly financial information (the “Management Information”) previously disclosed to Buyer for the B&K Business for the quarterly periods ended March 31, 2007 and June 30, 2007 were prepared from the books and records of ASD and, to ASD’s knowledge, fairly present in all material respects the financial condition and the results of operations of the B&K Business as of such dates. For avoidance of doubt, the Management Information does not include any necessary adjustments (including Restructuring accruals) to reflect the accounts on a consolidated GAAP basis as presented in the Financial Statements.

Section 5.6 Undisclosed Liabilities. Except (a) as disclosed, set forth or reflected or reserved against on the Financial Statements or the Preliminary Closing Balance Sheet or otherwise reflected in the Final Net Working Capital or Final Indebtedness Amount, (b) for Liabilities incurred after December 31, 2006 in the ordinary course of business (none of which is a liability or obligation for breach of contract, tort or infringement), (c) for Liabilities set forth on Section 5.6 of the Seller’s Disclosure Schedule, or (d) for Retained Liabilities, the B&K Business is not subject to any Liabilities that would have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in this Section 5.6 do not apply to any matter the subject matter of which is specifically covered by Section 5.8, Section 5.10, Section 5.11, Section 5.12, Section 5.13 or Section 5.14.

Section 5.7 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, since January 1, 2007 there has not been any change, event, development or effect that has had individually or in the aggregate, a Material Adverse Effect.

Section 5.8 Compliance with Law; Permits. Except as set forth in Section 5.8(a) of the Seller’s Disclosure Schedule, since December 31, 2004, the Asset Sellers (with respect to the B&K Business), the B&K Companies and the Subsidiaries thereof have complied with all Laws applicable to the B&K Business except where the failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 5.8(b) of the Seller’s Disclosure Schedule, as of the date of this Agreement, the Asset Sellers (in respect of the B&K Business), the B&K Companies and the Subsidiaries thereof have all approvals, permits and licenses of Governmental Authorities required for the conduct of the B&K Business, as conducted on the date hereof (collectively, the “Permits”) excluding the Environmental Permits, and such Permits are in full force and effect and the Asset Sellers (in respect of the B&K Business) and the B&K Companies or their respective Subsidiaries are operating in compliance therewith, except, in each case, for such Permits the failure of which to possess or with which to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. Notwithstanding anything contained in this Section 5.8, no representation or warranty shall be deemed to be made in this Section 5.8 in respect of the matters referenced in Section 5.10, Section 5.11, Section 5.12, Section 5.14 and Section 5.16.

Section 5.9 Litigation. Except as set forth in Section 5.9(a) of the Seller’s Disclosure Schedule, as of the date of this Agreement, there is no Action pending or, to ASD’s knowledge, threatened in writing against any Asset Seller (in respect of the B&K Business), B&K Company or any Subsidiary of a B&K Company, relating to or involving the B&K Business or any properties or rights of ASD or the other Sellers (in each case with respect to the B&K Business) or the B&K Companies or any Subsidiary of the B&K Companies, except for ASD Actions and except for Actions which would not have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 5.9(b) of the Seller’s Disclosure

Schedule, none of the Asset Sellers (with respect to the B&K Business ) or the B&K Companies or any Subsidiary of the B&K Companies, is, and, since December 31, 2006, none of them has received written notice that it is, subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Authority relating to or involving the B&K Business which would, individually or in the aggregate, have a Material Adverse Effect.

Section 5.10 Taxes.

(a) Except as set forth in Section 5.10(a) of the Seller’s Disclosure Schedule, each Asset Seller has timely paid (or there have been paid on its behalf) all material Taxes due and payable with respect to the Purchased Assets and established a reserve on its financial statements in accordance with GAAP for Taxes not yet due and payable or contested in good faith with respect to the Purchased Assets; there are no material Encumbrances for Taxes upon the Purchased Assets except for statutory liens for Taxes not yet due and payable

(b) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code in connection with the transactions contemplated by this Agreement including obligations created within the one year period prior to Closing.

(c) Except as set forth in Section 5.10(c)(i) through (xvi) of the Seller’s Disclosure Schedule, each B&K Company and each Subsidiary of a B&K Company:

(i) has duly and timely filed (or there have been filed on its behalf) with the appropriate Taxing Authority all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects;

(ii) has timely paid (or there have been paid on its behalf) all material Taxes due and payable and established a reserve on its financial statements in accordance with GAAP for Taxes not yet due and payable or contested in good faith;

(iii) has complied in all material respects with all applicable Tax Laws relating to the withholding and remittance of Taxes;

(iv) is not subject to any material Encumbrance for Taxes upon its assets or properties except for statutory liens for Taxes not yet due and payable;

(v) has not granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any material Taxes or material Tax Return that is currently in force;

(vi) has not granted any power of attorney with respect to any material Taxes or material Tax Return which is currently in force;

(vii) is not a party to any current Tax audit or similar proceeding and has not received any written notice from any Taxing Authority of any pending or threatened audits or similar proceedings with respect to any material Taxes or material Tax Return,

(viii) is not party to any material arrangement with any Tax Authority that is of a concessionary or extra statutory nature,

(ix) will have no liability to Tax in relation to any employee share or option plans or similar incentive arrangements as a result of any transactions contemplated by this Agreement,

(x) has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2),

(xi) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period (or portion thereof) ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date,

(xii) is not a party to any agreement, contract, arrangement or plan that has resulted or could result in connection with the transactions contemplated by this agreement (including obligations created within the one year period prior to Closing), separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax Law),

(xiii) has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code, and

(xiv) has not been a member of any federal, state, local or foreign consolidated, unitary, combined, affiliated or similar group of corporations other than the group in which ASD is the common parent.

Section 5.11 Employee Benefit Plans.

(a) Each deferred compensation and each bonus, incentive compensation, stock purchase, stock option and other equity compensation plan, program,

agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA, whether or not subject to ERISA), profit sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) and each other benefit plan, fund, program, agreement or arrangement, whether written or oral, in each case, that is sponsored, maintained or contributed to or required to be contributed to by ASD, an Affiliate of ASD, a B&K Company or any Subsidiary of a B&K Company for the benefit of any current or former Business Employee, or to which a B&K Company or any Subsidiary of a B&K Company is party or with respect to which a B&K Company or any Subsidiary of a B&K Company could incur Liability is referred to herein as a “Benefit Plan” and collectively the “Benefit Plans.” Each Benefit Plan that is sponsored by a B&K Company or any Subsidiary of a B&K Company is referred to herein as a “B&K Benefit Plan.” Section 5.11(a)(i) of the Seller Disclosure Letter contains a list of each of each material Benefit Plan which provides retirement, pension, health, deferred compensation or welfare benefits. ASD has made available to Buyer each material employment, termination or severance agreement or commitment (other than agreements customarily entered into with employees in non United States jurisdictions) (the “Employment Agreements”) with a Business Employee. ASD has made available to Buyers an accurate and complete copy of each material Benefit Plan other than Benefit Plans which are not B&K Benefit Plans or as indicated on Section 5.11(a)(ii) of the Seller Disclosure Schedule, as well as other material documents pursuant to which such plans and agreements are maintained, funded and administered.

(b) No Liability under Title IV or Section 302 of ERISA has been incurred by ASD or any Person that, at a relevant time, could be treated as a single employer with ASD pursuant to Section 414 of the Code (an “ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to Buyers of incurring any such Liability with respect to a Benefit Plan. No B&K Company or any Subsidiary of a B&K Company has any Liability with respect to a multiemployer plan (as defined in Section 3(37) of ERISA), or is a party to any contract or agreement described under Section 4204 of ERISA.

(c) Except as set forth on Section 5.11(c) of Seller’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former Business Employee to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee.

(d) There are no pending, threatened or anticipated material claims by or on behalf of any B&K Benefit Plan, by any employee or beneficiary covered under any such B&K Benefit Plan, or otherwise any claims, investigations or audits involving any such B&K Benefit Plan (other than routine claims for benefits), and each B&K Benefit Plan has been established and maintained in all material respects in accordance with its terms, and the requirements of ERISA, the Code and other applicable Law.

(e) Each B&K Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS regarding such qualification, and nothing has occurred since the date of such letter that could reasonably be expected to impact such determination.

(f) With respect to each B&K Benefit Plan that is maintained in, and is subject to, the law of any jurisdiction outside the United States (each, a “Foreign Benefit Plan”):

(i) except as set forth in Section 5.11(f)(i) of Seller’s Disclosure Schedule, all material employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been timely made, or, if applicable, accrued, in accordance with applicable accounting practices;

(ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable governmental authorities;

(iii) other than the Ideal Standard (UK) Limited Pension Plan and the Ideal Standard (UK) Limited Executive Pension Plan (the “UK Pension Plans”) or as may be required by applicable law the UK B&K Companies have no obligation to provide, or contribute towards any arrangement (whether or not closed, funded or tax registered) for providing, pension or retirement benefits to any current or former director, officer or employee of the UK B&K Companies, nor has it agreed or announced any proposal to enter into or establish any such arrangement;

(iv) no contribution notice or financial support direction under the Pensions Act 2004 has been issued to the UK B&K Companies or any person connected or associated with the UK B&K Companies;

(v) to the knowledge of Sellers, the trustees of the UK Pension Plans have not at any time entered into a legally enforceable agreement the effect of which is to reduce the amount of any debt due under section 75 of the Pensions Act 1995 to the UK Pension Plan; and

(vi) there is no fact or circumstance which is likely to give rise on or before Completion to a debt under section 75 of the Pensions Act in respect of the UK B&K Companies.

Section 5.12 Environmental Matters. Except as set forth in Section 5.12 of Seller’s Disclosure Schedule, and except as would not have, individually or in the aggregate, a Material Adverse Effect:

(a) the B&K Business, the B&K Companies (or any of their Subsidiaries) and the Asset Sellers (in respect of the B&K Business) have during the past five years complied with and are in compliance with all applicable Environmental Laws;

(b) the Environmental Permits that are required for the conduct of any portion of the B&K Business as it is conducted by the Sellers, the B&K Companies (or any of their Subsidiaries) and the Asset Sellers (in respect of the B&K Business) have been issued to such entities, are valid, in full force and effect and enforceable according to their terms, no proceeding is pending or threatened, to revoke, modify or terminate such permits, and the Sellers, the B&K Companies (or any of their Subsidiaries), and the Asset Sellers (in respect of the B&K Business) have for the past five years complied with and are in compliance with all such Environmental Permits;

(c) the B&K Business, the B&K Companies (or any of their Subsidiaries) and the Asset Sellers (in respect of the B&K Business) are not subject to any existing, pending, or threatened injunction, writ, judgment, order, decree. Action or Claim by any Governmental Authority or Person under any Environmental Laws relating to any Hazardous Substance;

(d) neither the B&K Business nor the B&K Companies (nor any of their Subsidiaries) (nor the Asset Sellers (in respect of the B&K Business) have received any request for information, Claims, notice of violation, or written notice of actual or potential liability pursuant to any applicable Environmental Laws from a Governmental Authority or any Person relating to a matter that could result in an Environmental Liability, nor is the B&K Business nor any B&K Company (or any of their Subsidiaries) nor the Asset Sellers (in respect of the B&K Business) subject to any orders, judgments, decrees or settlements pursuant to any applicable Environmental Laws, but in either case, only with respect to any matters that have not been fully resolved with no further liability or obligation on the part of the B&K Business or the B&K Companies (or any of their Subsidiaries) or the Asset Sellers (in respect of the B&K Business); and

(e) Neither the B&K Business nor the B&K Companies (nor any of their Subsidiaries, nor the Asset Sellers (in respect of the B&K Business) nor any other person has Released or disposed of Hazardous Substances at any of the Real Property so as to give rise to any Environmental Liabilities, and to the knowledge of Seller, neither the B&K Business nor the B&K Companies (nor any of their Subsidiaries, nor the Asset Sellers (in respect of the B&K Business) has disposed of any Hazardous Substances to an Off-Site Location so as to give rise to any Environmental Liabilities.

It is agreed and understood that the above representations and warranties in this Section 5.12 are the only representations and warranties provided by ASD in this Agreement relating to environmental matters (including Environmental Laws, Environmental Permits and Environmental Liabilities).

Section 5.13 Real Estate.

(a) Section 5.13(a) of the Seller’s Disclosure Schedule sets forth a list, as of the date hereof, of all real property owned by the Asset Sellers (in respect of the B&K Business), the B&K Companies or the Subsidiaries of the B&K Companies (the “Owned Real Property”). Each of the Asset Sellers (in respect of the B&K Business), the B&K Companies or the Subsidiaries of the B&K Companies, as applicable, has (i) good, marketable and indefeasible and insurable fee simple title to the Owned Real Property located in the United States and (ii) legal and beneficial title to the Owned Real Property located outside of the United States, in each case, subject only to Permitted Encumbrances. Except for such matters which are disclosed on Section 5.13(b) of the Seller’s Disclosure Schedule or which arise by reason of any statutory provision governmental or other authority or local law and other than to Buyers under this Agreement, none of the Asset Sellers (in respect of the B&K Business), the B&K Companies or the Subsidiaries of the B&K Companies, as applicable, have granted options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. None of the Asset Sellers (in respect of the B&K Business), the B&K Companies or the Subsidiaries of the B&K Companies, as applicable, is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 5.13(b) of the Seller’s Disclosure Schedule sets forth a list, as of the date hereof, of all leases and material subleases, licenses and concessions, of real property the Asset Sellers (in respect of the B&K Business), the B&K Companies or the Subsidiaries of the B&K Companies as of the date hereof for use in the operation of any portion of the B&K Business (collectively, the “Real Property Leases”). Each of the Real Property Leases is enforceable and in full force and effect as of the date hereof. No notice has been received by the Asset Sellers (in respect of the B&K Business), the B&K Companies or the Subsidiaries of the B&K Companies from the landlords of the Real Property Leases in respect of any existing material default of the Real Property Leases which remain outstanding as of the date hereof. Except as set forth in Schedule 5.13(b), with respect to each of the Real Property Leases: the Asset Sellers’ (in respect of the B&K Business), the B&K Companies’ or the Subsidiaries of the B&K Companies’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed, except for any such disturbances that have not materially affected the use of the Leased Real Property.

(c) Except as set forth in Section 5.13(c) of the Seller’s Disclosure Schedule no party other than the Asset Sellers (in respect of the B&K Business), the B&K Companies or the Subsidiaries of the B&K Companies is entitled to use or occupy either the Owned Real Property or the premises demised under the Real Property Leases as of the date hereof.

(d) The Owned Real Property and the Leased Real Property identified in Section 5.13 of the Seller’s Disclosure Schedule comprise all of the real property used or intended to be used in, or otherwise related to, the B&K Business.

Section 5.14 Intellectual Property.

(a) Section 5.14(a) of the Seller’s Disclosure Schedule sets forth, for the B&K Intellectual Property owned by any of the Sellers as of the date hereof, a list of all material U.S. and foreign: (i) issued patents and published patent applications; (ii) trademark registrations and applications (including Internet domain name registrations); and (iii) copyright registrations and applications. To the knowledge of ASD, the foregoing registrations are in effect and subsisting. Section 5.14(a) of the Seller’s Disclosure Schedule also contains a complete and accurate list of all material inbound licenses of Intellectual Property (other than with respect to IT Assets) used in the B&K Business as currently conducted.

(b) Except as set forth in Section 5.14(b) of the Seller’s Disclosure Schedule, (i) the conduct of the B&K Business as currently conducted does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property, in any material respect, and as of the date hereof there is no such claim, or claims by any Person asserting the invalidity or unenforceability of B&K Intellectual Property (excluding office actions and similar communications in the course of prosecution of intellectual property registrations and applications), pending or to the knowledge of ASD threatened in writing against any of the Sellers (in respect of the B&K Business), and (ii) to the knowledge of ASD, and except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date hereof, no Person is infringing, misappropriating or otherwise violating any B&K Intellectual Property, and no such claims are pending or threatened against any Person by any of the Sellers.

(c) Except as set forth in Section 5.14(c) of the Seller’s Disclosure Schedule, with the exception of Intellectual Property licensed pursuant to the Intellectual Property Agreement, there is no Intellectual Property (other than IT Assets and Retained Names) owned by ASD or any of the Sellers or their respective Affiliates that is used in the B&K Business as of Closing that is not included in the B&K Intellectual Property.

(d) ASD or one of its Subsidiaries (including any B&K Company or any Subsidiary of a B&K Company), owns, or will own at or immediately prior to the Closing, all material B&K Intellectual Property free and clear of all security interests, pledges and liens.

Section 5.15 Assets; Operation of the B&K Business.

(a) The Asset Sellers, the B&K Companies (and their Subsidiaries) and the Joint Ventures (and their Subsidiaries), in the aggregate, own, lease, license or have the legal right, or will at or immediately prior to the Closing, own, lease, license or have the legal right to use all material B&K Assets (other than Non Transferable Permits), free and clear of all Encumbrances, other than Permitted Encumbrances; provided, that the foregoing shall not apply to Intellectual Property, which is covered in Section 5.14; provided, further, that the foregoing is subject to the limitation that certain transfers, assignments, licenses, sublicenses, leases and subleases (as the case may be) of Assets, Actions, Contracts, Permits, Delayed Companies, Joint Venture Interests, and any claim or right or benefit arising thereunder or resulting therefrom, may require the consent to transfer, assign, license, sublicense, lease or sublease (as the case may be) of a third party which has not been obtained, and that such matters are addressed in the Local Purchase Agreements, the Ancillary Agreements and in Section 2.5, 7.20 and 7.24, which contemplate the transfer of the economic benefits and obligations thereof.

(b) The B&K Assets, together with all Assets to the extent the benefit of which will be provided to Buyers or one of their Subsidiaries (including the B&K Companies and their Subsidiaries) pursuant to this Agreement, the Ancillary Agreements or the Local Purchase Agreements to which Buyers or any Designated Buyer is or will be a party, constitute in all material respects all Assets (other than Non Transferable Permits) which are required for Buyers and their Subsidiaries (including the B&K Companies and their Subsidiaries) to operate the B&K Business in the manner in which it is conducted, in all material respects, on the date hereof.

Section 5.16 Labor Matters.

(a) Section 5.16(a) of the Seller’s Disclosure Schedule lists, as of the date hereof, all formal collective bargaining agreements, union contracts and similar agreements in effect that cover any Business Employees (each, a “Collective Bargaining Agreement”). Other than the labor unions identified on Section 5.16(a) of the Seller’s Disclosure Schedule, no union, labor organization or works council represents the Business Employees.

(b) There is no labor strike, slowdown, lockout, or stoppage pending or, to ASD’s knowledge, threatened against any of the B&K Companies or any of their Subsidiaries or any Asset Seller (in respect of the B&K Business). To ASD’s knowledge, there is no labor union organizing or decertification activity involving Business Employees.

(c) Except as set forth in Section 5.16(c) of Seller’s Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect if decided adversely, there are no pending, or to ASD’s Knowledge threatened, Actions against a B&K Company alleging unlawful labor or employment practices, including (without limitation) Actions relating to employment harassment or discrimination, collective bargaining, unfair labor practices, layoffs, unsafe working conditions, wage payment, immigration compliance, or employment tax withholding practices.

(d) Since December 31, 2004, the Asset Sellers (with respect to the B&K Business), the B&K Companies and the Subsidiaries thereof have complied with all Laws applicable to the employment of labor (including with respect to employee benefit matters), except where the failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect.

(e) With respect to this transaction, any notice required under any Law or Collective Bargaining Agreement has been, or prior to Closing will be given.

It is agreed and understood that the above representations and warranties in this Section 5.16 are the only representations and warranties provided by ASD in this Agreement relating to labor and employment matters.

Section 5.17 Customers. Section 5.17 of the Seller’s Disclosure Schedule sets forth a list of the ten (10) most significant customers (the “Key Customers”) based on dollar sales volumes of the B&K Business during the twelve (12) month period ended December 31, 2006. Except as set forth in Section 5.17 of the Seller’s Disclosure Schedule, as of the date of this Agreement, to ASD’s knowledge none of the Sellers, the B&K Companies nor the Subsidiaries of the B&K Companies has received any written notice that any such customer has ceased or plans to cease the use or distribution of such products, goods or services of the B&K Business.

Section 5.18 Suppliers. Section 5.18 of the Seller’s Disclosure Schedule sets forth a list of the ten (10) most significant suppliers (the “Key Suppliers”) of the B&K Business based on amounts invoiced during the twelve (12) month period ended December 31, 2006. Except as set forth in Section 5.18 of the Seller’s Disclosure Schedule, as of the date of this

Agreement, to ASD’s knowledge none of the Sellers, the B&K Companies nor the Subsidiaries of the B&K Companies has received any written notice that any such supplier has ceased or plans to cease supplying any raw materials, supplies, merchandise and other goods or services to the B&K Business.

Section 5.19 Material Contracts. Section 5.19 of the Seller’s Disclosure Schedule contains a complete list, as of the date hereof, of all Contracts (other than Benefit Plans and Employment Agreements and other than any Material Contracts that are Excluded Assets) to which any of the B&K Companies, any of their Subsidiaries or any Asset Seller (in respect of the B&K Business) is a party or by which any B&K Company, any of their Subsidiaries or any Asset Seller (in respect of the B&K Business) is bound that primarily relates to the B&K Business, and that fall within any of the following categories (the “Material Contracts”):

(a) each material contract with a Key Customer (other than (i) any such contract which is terminable without liability, penalty or premium on 90 or fewer days’ notice or (ii) purchases orders, sales orders, rebate agreements or invoices under such contracts entered into in the ordinary course of business);

(b) each material contract with a Key Supplier (other than (i) any such contract which is terminable without liability, penalty or premium on 90 or fewer days’ notice or (ii) purchase orders, sales orders, rebate agreements or invoices under such contracts entered into in the ordinary course of business);

(c) each material joint venture or partnership agreement relating to the governance or rights of partners with respect to any Joint Venture or involving an equity investment by any Seller (with respect to any portion of the B&K Business) or any B&K Company or any of their Subsidiaries or any Joint Venture, other than the organizational or constituent documents of such Joint Venture;

(d) each Collective Bargaining Agreements;

(e) each material settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which, after the execution date of this Agreement, will require payment by any B&K Company or any of their Subsidiaries of amounts in excess of $5 million;

(f) each material lease relating to the Leased Real Property; and

(g) each Contract which limits the ability of a B&K Company or any of its Subsidiaries or an Asset Seller (in respect of the B&K Business) to compete in any material respect with any Person generally or in any geographic area in which any B&K Company or any Subsidiary thereof or an Asset Seller (in respect of the B&K Business) may conduct the B&K Business.

Each such Material Contract is valid, binding and enforceable against the B&K Company, the Subsidiary of a B&K Company or Asset Seller party thereto and, to ASD’s knowledge, the other parties thereto in accordance with its terms, and is in full force and effect, except where such failure to be so valid, binding, enforceable or in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. None of the B&K Companies, their Subsidiaries nor Asset Sellers is in default under or in breach of any such Material Contract (other than agreements between or among any of the B&K Companies) except for such defaults or breaches as would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.20 Brokerage and Finders’ Fees. Except for those entities set forth in Section 5.20 of the Seller’s Disclosure Schedule, the fees of which will be paid by ASD, in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, none of the B&K Companies nor their Subsidiaries has incurred, or will incur, any brokerage, finders’ or similar fee for which ASD, any other Seller, the B&K Companies or Subsidiaries of the B&K Companies are or will be liable.

Section 5.21 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement ASD and its Subsidiaries, will be Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of ASD, any Seller, any B&K Company or any Subsidiary of a B&K Company.

Section 5.22 Restructuring. In relation to the Restructuring, ASD, the Sellers, and their Subsidiaries have complied with (and have caused the B&K Companies and their Subsidiaries to comply with) all Laws applicable to ASD, the Sellers, the B&K Companies and the B&K Business, and the B&K Companies and their Subsidiaries have all approvals, permits and licenses of Governmental Authorities required for the conduct of the B&K Business, as contemplated by the Restructuring, and the B&K Companies and their Subsidiaries are operating in compliance therewith.

Section 5.23 Reorganization. In relation to the Reorganization, ASD, the Sellers, and their Subsidiaries have complied with (and have caused the B&K Companies and their Subsidiaries to comply with) all Laws applicable to ASD, the Sellers, the B&K Companies and the B&K Business, and the B&K Companies and their Subsidiaries have all approvals, permits and licenses of Governmental Authorities required for the conduct of the B&K Business, as contemplated by the Restructuring, and the B&K Companies and their Subsidiaries are operating in compliance therewith.

Section 5.24 Subsidies. Except as set forth in Section 5.24 of the Seller’s Disclosure Schedule, none of the B&K Companies or any of their Subsidiaries have since December 31, 2005 given or entered into any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

Section 5.25 Securitization Program. The Securitization Program will have been terminated prior to the Closing Date.

Section 5.26 No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE V, neither ASD, the other Sellers nor any of their respective Affiliates makes any express or implied representation or warranty with respect to ASD, the other Sellers, the B&K Companies or any of their respective Affiliates or

Subsidiaries, the B&K Assets, the B&K Business or with respect to any other information provided, or made available, to Buyers, the Designated Buyers or any of their Affiliates, agents or representatives in connection with the transactions contemplated hereby. Neither ASD, the other Sellers or any other Person will have or be subject to any liability or other obligation to Buyers, their Affiliates, agents or representatives or any Person resulting from the sale of the B&K Companies Stock, the B&K Assets or the Joint Venture Interests to Buyers and the Designated Buyers or Buyers’ use of, or the use by any of the Designated Buyers, its Affiliates or representatives of any such information, including information, documents, projections, forecasts or other material made available to Buyers, their Affiliates or representatives in certain “data rooms,” offering memorandum, Offering Materials or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in ARTICLE V. Each of ASD and the other Sellers disclaims any and all other representations and warranties, whether express or implied. Notwithstanding anything to the contrary contained in this Agreement, neither ASD, the other Sellers nor any of their respective Affiliates makes any express or implied representation or warranty with respect Excluded Assets, Excluded Businesses or Retained Liabilities.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Except as set forth in the Buyers’ Disclosure Schedule, each Buyer severally (and not jointly) represents and warrants (with respect to itself only) to ASD as of the date hereof and as of the Closing Date as follows:

Section 6.1 Organization and Standing.

(a) Each Buyer is (a) duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate or other power and authority to own, lease, use and operate its properties and to conduct its business, and (b) duly qualified or licensed to do business and is in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 6.2 Corporate Power and Authority. Each Buyer has all requisite corporate or other power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Each Buyer and each of its Designated Buyers which will be a party to the Ancillary Agreements has all requisite corporate or other power, as the case may be, and authority to execute and deliver the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement or the Ancillary Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement by each Buyer and the consummation by such Buyer of the transactions contemplated by this Agreement, and the execution, delivery and performance of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by each Buyer and each of its Designated Buyers which is a party thereto, have been duly authorized by all necessary action on the part of such Person. This Agreement has been (and on the Closing Date, each of the Local Purchase Agreements and the Ancillary Agreements will be) duly executed and delivered by such Buyer and each of its Designated Buyers to the extent it is a party thereto, and each of this Agreement and such other agreements constitutes (or, in the case of agreements executed after the date hereof, will be once executed) a legal, valid and binding obligation of such Buyer and its Designated Buyers to the extent it is a party thereto, enforceable against each such Person in accordance with its terms.

Section 6.3 Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement, the Ancillary Agreements or the Local Purchase Agreements by each Buyer or any of its respective Affiliates will not:

(a) conflict with, or result in a material breach of any provision of, the certificate of incorporation, bylaws or other comparable organizational documents of (i) such Buyer, or (ii) any Affiliate of such Buyer which is a party to the Ancillary Agreements or Local Purchase Agreements;

(b) violate, or conflict with, or result in, a breach of any provision of, or constitute a default under, or result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any (i) material Contract to which such Buyer or any of its Affiliates is a party or to which any of its respective properties or assets may be bound, or (ii) any permit, registration, approval, license or other authorization or filing to which such Buyer or any of its Affiliates is subject, or to which any of their respective properties or assets may be subject; except for any of the items that would not, individually or in the aggregate, have a Buyer Material Adverse Effect; or

(c) require any Governmental Filings, other than (i) Governmental Filings required by the HSR Act or other Regulatory Laws, (ii) as set forth in Section 6.3(c) of the Buyers’ Disclosure Schedule, and (iii) such other Governmental Filings the failure of which to be obtained or made, would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 6.4 Securities Act. Each Buyer and its Designated Buyers acquiring the B&K Companies Stock and the Directly Transferred Joint Venture Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any applicable foreign securities Laws. Buyer acknowledges that the applicable B&K Companies Stock and the Directly Transferred Joint Venture Interests are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Law, and that such B&K Companies Stock and Directly Transferred Joint Venture Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable.

Section 6.5 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including the Financing) each Buyer and its Subsidiaries (including each B&K Companies and their Subsidiaries), will be Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of each Buyer, ASD, any applicable B&K Company or any Subsidiary of such B&K Company.

Section 6.6 Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of each Buyer, threatened) by any Governmental Authority with respect to each Buyer or any of its Subsidiaries which would have, individually or in the aggregate, a Buyers Material Adverse Effect, and there are no Actions pending (or, to each Buyer’s knowledge, threatened) against or affecting each Buyer or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Authority, in each case, which would have, individually or in the aggregate, a Buyers Material Adverse Effect.

Section 6.7 Finders; Brokers. Each Buyer, or any of its Subsidiaries or Affiliates, has not employed any investment banker, finder or broker in connection with the transactions contemplated herein who would have a valid claim for a fee or commission from ASD or any of its Subsidiaries, in connection with the transactions contemplated herein.

Section 6.8 Investigation by the Buyer. Each Buyer has conducted its own evaluation of the B&K Business and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the applicable B&K Companies Stock, the Joint Venture Interests and the B&K Assets and of its assumption of the International Assumed Liabilities or Americas Assumed Liabilities, as the case may be. Each Buyer confirms that (i) it can bear the economic risk of its investment in the applicable B&K Companies Stock and the Joint Venture Interests and can afford to lose its entire investment such B&K Companies Stock and the Joint Venture Interests and (ii) ASD has made available to such Buyer (A) the opportunity to ask questions of the officers and management employees of ASD and its Subsidiaries and to acquire additional information about the business and financial condition of the B&K Business, and (B) in the electronic data room maintained in connection with the transactions contemplated by this Agreement, information and documents, including written responses to questions submitted by, or on behalf of, the relevant Buyer, relating to the B&K Business, the B&K Companies, the Joint Ventures, the B&K Companies’ Subsidiaries and the B&K Assets.

Section 6.9 Sufficient Funds.

(a) Exhibit J sets forth true, accurate and complete copies of executed commitment letters from Banc of America Securities Limited and Credit Suisse and Bank of America, N.A. (collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions of which, the lender parties thereto have committed to lend the amounts set forth therein to Americas Buyer and International Buyer, respectively, for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”). Exhibit K sets forth true, accurate and complete copies of the executed commitment letter (the

“Equity Commitment Letter” and together with the Debt Commitment Letters, the “Financing Commitments”) from Bain Capital Fund VIII-E, L.P., Bain Capital Fund IX, L.P. and Bain Capital Asia Fund, L.P. (the “Investor”) pursuant to which the Investor has committed to invest the amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides that ASD is a third party beneficiary thereof.

(b) As of the date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of the applicable Buyer and, to the knowledge of each such Buyer, the other parties thereto. There are no other agreements, side letters, or arrangements relating to the Financing Commitments that could affect the availability of the Debt Financing or the Equity Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of each Buyer under any term or condition of the Financing Commitments, and each Buyer has no reason to believe that it will be unable to satisfy on a timely basis, any term or condition of closing to be satisfied by it, contained in the Financing Commitments. Each Buyer has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing, constitute all of the financing required to be provided by Buyers, and are sufficient for the satisfaction of all of Buyers’ obligations under this Agreement in an amount sufficient to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the payment of the Purchase Price and the payment of all associated costs and expenses (including any refinancing of indebtedness of Buyer or the B&K Companies required in connection therewith, the “Required Amount”). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Buyers on the terms therein. As of the date of this Agreement, none of the Financing Commitments has been withdrawn and Buyers do not know of any facts or circumstances that may be expected to result in any of the conditions set forth in the Financing Commitments not being satisfied.

(c) Buyers’ obligations under this Agreement are not subject to any conditions regarding each Buyer’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 6.10 No Additional Representations; No Reliance.

(a) Each Buyer acknowledges that none of the Sellers or their Subsidiaries, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the B&K Companies, their Subsidiaries, the B&K Assets, the Joint Ventures, the B&K Business or other matters that is not specifically included in this Agreement or the Seller’s Disclosure Schedule. Without limiting the generality of the foregoing, none of the Sellers or their Subsidiaries nor any other Person has made a representation or warranty to each Buyers with respect to, and neither ASD nor any other Person, shall be subject to any liability to such Buyer or any other Person resulting from ASD’s making available to such Buyer, (i) any projections, estimates or budgets for the B&K Companies’ or any of their Subsidiaries or the B&K Business, (ii) any materials, documents or information relating to the B&K Companies and their Subsidiaries or the B&K Business made available to Buyer or its counsel, accountants or advisors in ASD’s data room or otherwise, or (iii) the information contained in ASD’s Confidential Memorandum dated February, 2007, in each case, except as expressly covered by a representation or warranty set forth in ARTICLE V of this Agreement. In connection with Buyers’ investigation of the B&K Business, ASD has delivered, or made available to each Buyer and its respective Affiliates, agents and representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of ASD and its Subsidiaries relating to the B&K Business and certain business plan information of the B&K Business. Each relevant Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that such Buyer is familiar with such uncertainties, that such Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that such Buyer and its Affiliates, agents and representatives shall have no claim against any Person with respect thereto. Accordingly, such Buyer acknowledges that, without limiting the generality of Section 5.24, no Seller, nor any of their respective representatives, agents or Affiliates, have made any representation or warranty with respect to such projections and other forecasts and plans.

(b) Notwithstanding anything contained in this Agreement, it is the explicit intent of the parties hereto that the Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in ARTICLE V of this Agreement, including, without limitation, any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the B&K Assets and, except as expressly provided in ARTICLE V of this Agreement and subject to the terms and conditions of ARTICLE V of this Agreement, it is understood that each Buyer takes the B&K Business (including each of the B&K Companies and the B&K Assets) as is and where is with all faults as of the Closing Date with any and all defects.

(c) In furtherance of the foregoing, each Buyer acknowledges that it is not relying on any representation or warranty of ASD, other than those representations and warranties specifically set forth in ARTICLE V of this Agreement. Each Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the B&K Business (including the Companies and their Subsidiaries) and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in ARTICLE V.

(d) Notwithstanding the foregoing, nothing contained in this Section 6.10 will prevent a claim by each Buyer based on fraud in respect of the representations and warranties contained in Article V.

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1 Information and Documents.

(a) During the period from the date of this Agreement to the Closing Date, upon reasonable advance notice, ASD shall, or shall cause its Subsidiaries to, permit Buyers and their authorized representatives to have reasonable access, during regular normal business hours, to the assets, employees, books and records of the Sellers, the B&K Companies and the Subsidiaries of the B&K Companies, in each case, relating to the B&K Business, and shall furnish, or cause to be furnished, to Buyers, such financial, tax and operating data and other available information with respect to the B&K Business as Buyers shall from time to time reasonably request; provided, however, that no such access shall unreasonably interfere with the personnel, operations or properties of the B&K Business or the Excluded Businesses, shall be subject to confidentiality restrictions imposed by Law and shall be at Buyers’ sole expense. Notwithstanding anything to the contrary in this Agreement, neither the Sellers nor any of their Subsidiaries (including the B&K Companies and their Subsidiaries), shall be required to disclose or provide to Buyers or their authorized representatives any information (i) related to the Sale Process or ASD’s or its representatives’ evaluation thereof, including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course of the B&K Business without being primarily prepared for the Sale Process, (ii) which ASD believes in good faith that doing so is reasonably likely to violate any Contract or Law to which ASD or any of its Subsidiaries is a party or is subject or cause a Privilege which ASD or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information, or (iii) if ASD or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto. In addition, notwithstanding anything herein to the contrary, prior to Closing, Buyers shall not have the right to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on, or underneath the Real Property. It is further agreed that, prior to Closing, Buyers and their representatives shall not contact any of the customers or suppliers of ASD or any of its Subsidiaries or Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail, or other means of communication, without the specific prior authorization by ASD, which authorization shall not be unreasonably withheld.

(b) All information received by Buyers and given by or on behalf of the Sellers, the B&K Companies or the Subsidiaries of the B&K Companies in connection with this Agreement and the transactions contemplated hereby will be held by Buyers, the Designated Buyers and their Affiliates, agents and representatives as “Confidential Information” as defined in, and pursuant to the terms of, the Confidentiality Agreement. Each Buyer shall not, and shall cause its Designated Buyers and its and their Affiliates not to, use any information obtained pursuant to this Section 7.1 for any purpose unrelated to the transactions described in this Agreement.

Section 7.2 Conduct of Business. During the period from the date of this Agreement to the Closing Date, except (i) as set forth in Section 7.2 of the Seller’s Disclosure

Schedule, (ii) as provided in the Reorganization or as otherwise contemplated by this Agreement or, (iii) as Buyers shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), ASD agrees that it will, and will cause each of the B&K Companies, any of their Subsidiaries and Asset Sellers (in respect of the B&K Business) to (w) conduct the B&K Business in all material respects in the ordinary course consistent with past practice, (x) preserve intact the B&K Business in all material respects, and (y) use commercially reasonable efforts to preserve intact, in all material respects, the ordinary and customary relationships with customers, suppliers and other third parties having business relationships with it. During the period from the date of this Agreement to the Closing Date, except (i) as set forth in Section 7.2 of the Seller’s Disclosure Schedule, (ii) as Buyers shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as provided in the Reorganization or as otherwise contemplated by this Agreement, and (iv) as required by Law, ASD covenants and agrees that it shall cause the B&K Companies, their Subsidiaries and the Sellers, in each case solely with respect to the B&K Business, not to take any of the following actions:

(a) amend the charter, bylaws or similar organizational documents of any B&K Company or any of their Subsidiaries;

(b) with respect to any B&K Company or any of their Subsidiaries, issue or agree to issue any additional shares of capital stock (other than shares to be transferred to any Designated Buyers at the Closing), or issue or agree to issue any other equity interests or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of any B&K Company (or any of their Subsidiaries), or sell, transfer or otherwise dispose of or encumber any shares of capital stock of any B&K Company or any of their Subsidiaries;

(c) with respect to any B&K Company or any of their Subsidiaries, declare, set aside, or pay any dividend or other distribution payable in stock or property (other than Excluded Assets) with respect to its capital stock or other equity interests therein;

(d) with respect to any B&K Company or any of their Subsidiaries, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization under local Law;

(e) acquire or dispose of, in any manner including any business combination, any business or substantially all of the assets of any business or Person which are material, individually or in the aggregate, to the B&K Business taken as a whole (it being understood that nothing in this Section 7.2 shall limit any of the Sellers’ or their respective Affiliates’ rights with respect to the Excluded Businesses);

(f) except as required by Law, permit any B&K Company, any of their Subsidiaries or any Asset Seller in respect of the B&K Business to issue any material note, bond, or other debt security, or create, incur, assume or guarantee any Indebtedness in excess of $10,000,000, in each case, other than (i) current liabilities, (ii) Indebtedness that will not be an Assumed Liability and (iii) intercompany loans or advances;

(g) except for sales of inventory in the ordinary course of business consistent with past practice, sell, transfer, license, abandon or otherwise dispose of, or incur, create or assume any Encumbrance, other than Permitted Encumbrances, with respect to any Assets of the B&K Business having individually or in the aggregate a value in excess of $5,000,000;

(h) change any financial accounting method used by it relating to the B&K Business, unless required by GAAP, Law or recommended by independent auditors or consistent with changes made by ASD in respect of its Excluded Businesses;

(i) enter into or modify any material Benefit Plan, Employment Agreement or other employment, severance, change in control, termination or similar agreements or arrangements with, or grant any material bonuses, salary increases, severance or termination pay to, or otherwise materially increase the compensation or benefits of, any Business Employee, other than, in each case, in the ordinary course of business and consistent with past practice or as may be required by a binding Contract, or plan in effect on the date of this Agreement which has been disclosed to Buyers or by any applicable Laws;

(j) except in the ordinary course of the business consistent with past practice, enter into, modify, amend or terminate any Material Contract as defined in Section 5.19 of this Agreement;

(k) implement any layoffs that would trigger the notice requirements of the WARN Act without complying with the WARN Act;

(l) except as contemplated in this Agreement, or as described in Section 7.2(l) of the Seller’s Disclosure, make or change any election, change an annual accounting period, adopt or change any accounting method, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the B&K Business, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax which would have a material impact on the B&K Business;

(m) amend, modify, extend, renew or terminate any material Real Property Lease, and shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of any material Real Property; or

(n) agree to take any of the foregoing actions.

Notwithstanding any provision herein to the contrary, prior to the Closing, each of the Sellers, the B&K Companies and the Subsidiaries of the B&K Companies will be permitted to declare and pay dividends and distributions of, or otherwise transfer, to ASD or any Subsidiary thereof, (i) any Excluded Assets, and (ii) any other Assets which are not contemplated to be owned or held by Buyers, any Designated Buyer, a B&K Company or a Subsidiary of a B&K Company pursuant to this Agreement, an Ancillary Agreement or the Local Purchase Agreements.

Section 7.3 Certain Governmental Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, Regulatory Law) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, as promptly as practicable (whether before or after the Closing Date), including (a) the obtaining of all necessary actions, waivers, consents, assignments and approvals from Governmental Authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authority, (b) the obtaining of all necessary consents, approvals or waivers from third parties required to be obtained by ASD or Buyers, or their respective Subsidiaries in connection with the transactions contemplated by this Agreement, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions in this Agreement and without limiting the foregoing:

(i) ASD and Buyers shall, as promptly as practicable, but in no event later than (x) fifteen (15) Business Days after the date hereof file the notification and report form pursuant to the HSR Act and (y) thirty (30) Business Days after the date hereof effect all other necessary notifications, or registrations to obtain the Required Antitrust Approvals, in each case as required for the transactions contemplated hereby;

(ii) ASD and Buyers shall use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Authorities under any other applicable Regulatory Law in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals;

(iii) ASD and Buyers shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and promptly furnish the other with copies of notices or other communications between ASD or the Buyers and their representatives and counsel, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Authority with respect to such transactions. Each of ASD and Buyers shall use its reasonable best efforts to take such action as may be required to cause the expiration of the waiting periods under the Regulatory Laws with respect to such transactions as promptly as possible after the execution of this Agreement. ASD and Buyers shall keep each other timely apprised of any inquiries or requests for additional information from any Governmental Authority pursuant to any Regulatory Law, and shall comply promptly with any such reasonable inquiry or request. ASD and Buyers shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of ASD and the Buyers agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate;

(iv) Buyers shall proffer to, (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of specific assets or categories of assets or businesses of the B&K Companies, any of their Subsidiaries and the Purchased Assets or any of Buyers’ other assets or businesses now owned or presently or hereafter sought to be acquired by Buyers; (ii) terminate any existing relationships and contractual rights and obligations of the B&K Business; and (iii) amend or terminate such existing licenses or other intellectual property agreements of the B&K Business and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Governmental Authority giving effect thereto), in each case with respect to the foregoing clauses (i), (ii) or (iii) if such action (1) is necessary to obtain approval for consummation of the transactions contemplated by this Agreement by any Governmental Authority under Regulatory Law and (2) would not, individually or in the aggregate, have a Material Adverse Effect on Buyers and their Subsidiaries (after giving effect to the sale of the B&K Business to the Buyers pursuant to this Agreement);

(v) Subject to Section 7.3(b)(iv), each of ASD and Buyers, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the acquisition of the B&K Companies Stock or the Purchased Assets or the other transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the acquisition of the B&K Companies Stock or the Purchased Assets or the other transactions contemplated by this Agreement, shall use its reasonable best efforts necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement unless, by mutual agreement, ASD and Buyers decide that litigation is not in their respective best interests.

(c) In the event that any Non Material Antitrust Approval is not obtained on or prior to the Closing Date, or there exists any Regulatory Law that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this

Agreement except with respect of the Required Antitrust Approvals, then ASD and Buyers shall effect the Closing (including payment of the entire Preliminary Purchase Price), subject to the terms of this Agreement (including, but not limited to, Section 8.1(a)), with respect to all B&K Companies Stock, Purchased Assets and Assumed Liabilities outside of the jurisdiction of any such Governmental Authority or such Regulatory Law; provided, however, that the obligations of the parties hereto set forth in this Section 7.3 shall continue with respect to any such compliance with Law, approval or action until such compliance with Law, approval or action is obtained or taken, as the case may be, and upon the occurrence of such compliance with Law, approval or action, the parties hereto shall effect the transfer of the affected B&K Company, Purchased Assets and Assumed Liabilities in accordance with this Agreement and the applicable Local Purchase Agreement. Each such transfer, upon occurrence, shall be retroactive to and be deemed to have occurred on the Closing Date. Furthermore, as of the Closing Date, ASD and Buyers shall, subject to applicable Law, enter into mutually agreeable alternative business arrangements consistent with the terms of this Agreement or other arrangements which provide Buyers with the net economic benefit or loss of the affected B&K Companies Stock, Purchased Assets and Assumed Liabilities from and after the Closing Date and continuing until any such approval or action is obtained or taken.

(d) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, Buyers and its European Affiliates shall not, without the prior written consent of ASD, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would have a Buyer Material Adverse Effect. Without limiting the generality of the foregoing, none of Buyers, or the Subsidiaries of the Buyers or their respective European Affiliates shall, and shall not cause any Person to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) materially increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under any Regulatory Law; or (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or materially increase the risk of not being able to remove any such order on appeal or otherwise.

Section 7.4 Reorganization. Prior to the Closing, ASD shall take, and shall cause its Subsidiaries to take, all actions, and do, or cause to be done, all things reasonably necessary, under applicable law, so as to consummate at or prior to the Closing certain transactions, including intercompany transfers of shares of capital stock of certain Subsidiaries, formation of new Subsidiaries and asset transfers, all in connection with a series of transactions described in Section 7.4 of the Seller’s Disclosure Schedule, including the alternatives described therein (referred to herein as the “Reorganization”). The steps and transactions constituting the Reorganization shall only be amended by ASD or its Subsidiaries with the prior written consent of Buyers (not to be unreasonably withheld). ASD shall consult with (and provide Information to) Buyers on a regular basis with respect to the progress and status of the Reorganization.

Section 7.5 Retransfer of Assets. If any Party determines, after the Closing Date, that any of the B&K Companies or their Subsidiaries owns any Assets, or that any Assets have been transferred by the Asset Sellers to the Asset Buyers, that are not B&K Assets, then the relevant Buyer shall transfer, assign and convey, or shall cause any such Asset to be transferred, assigned and conveyed, to ASD or any of its Affiliates or other designees designated by ASD (which may include WABCO) without any consideration therefor, provided that should any Liability to Tax arise on such transfer (or would have arisen but for the availability of any relief, credit, offset or deduction arising post Closing) ASD shall indemnify the Buyers for such amount. If any Party determines, after the Closing Date, that any of ASD or the Retained Subsidiaries owns any B&K Assets that should have been transferred to the Asset Buyers hereunder, then the relevant Seller shall transfer, assign and convey, or shall cause such B&K Asset to be transferred, assigned and conveyed, to the Buyer or its designee without any consideration therefor.

Section 7.6 Employees and Employee Benefits.

(a) Prior to the Closing, Buyers shall offer, or cause to be offered, employment, effective as of and contingent on the Closing, to each Designated Employee who is actively employed in a country which is not an Automatic Transfer Country and: (i) with respect to any Designated Employee who, as of the Closing, is receiving short term disability benefits from Seller or its Affiliates, Buyers shall offer employment to such employee commencing on such date as the Designated Employee is able to return to active employment, provided that such employee is able to return to active employment at or before the end of his or her short term disability period; (ii) with respect to any Designated Employee who, as of the Closing, is receiving long term disability benefits from Seller or its Affiliates, Buyers shall offer employment to such employee commencing on such date as the Designated Employee is able to return to active employment; provided that such employee is able to return to active employment with Buyers within six (6) months of the Closing; and (iii) with respect to any Designated Employee who, as of the Closing, is on leave of absence not described in clause (i) or (ii) or who has a right to reemployment under the Uniformed Services Employment and Reemployment Rights Act, as amended, or any other applicable Law, Buyers shall offer employment to such employee commencing on such date as the Designated Employee’s leave ends or otherwise in accordance with applicable Law. All such offers of employment shall be made in accordance with all applicable laws and regulations and shall offer terms of employment (including, without limitation, salary levels, bonus opportunities, commissions, welfare benefits, vacation, fringe benefits and work location but excluding equity based compensation or benefits), which are substantially comparable to those which were provided to the Designated Employees immediately prior to the Closing Date, except to the extent terms and conditions of employment are governed by a Collective Bargaining Agreement in which case the offer of employment shall be made on terms and conditions consistent with such Collective Bargaining Agreement. Designated Employees who accept such offer of employment with Buyers, together with employees who are employed at a B&K Company or any Subsidiary thereof immediately prior to the Closing are referred to herein as “Affected Employees”. ASD and Buyers and any relevant Asset Seller and Asset Buyer acknowledge and agree that the sale of the Purchased Assets in Automatic Transfer Countries by ASD to Buyers and any relevant Asset Seller to Asset Buyers is subject to the application of the Transfer Regulations and that accordingly: (i) the employment of any of the Designated Employees who are employed in any of the Automatic Transfer Countries immediately on or before Closing shall not be terminated for a reason arising from or connected in any way with this Agreement; and (ii) subject to the provisions of Section 2.4 and the remainder of Section 7.6, by virtue of the Transfer Regulations all of the relevant Asset Seller’s rights, powers, duties and liabilities under or in connection with any contract of employment with such Designated Employees still in force immediately before Closing shall be transferred to the relevant Asset Buyer.

(b) As of the Closing, either the Americas Buyer or the International Buyer shall assume any Collective Bargaining Agreement covering the Designated Employees and shall continue all terms and conditions under such assumed Collective Bargaining Agreements through the expiration, modification or termination of such Collective Bargaining Agreements in conformity with such Collective Bargaining Agreements and applicable law. The Buyer assuming such Collective Bargaining Agreement shall have sole responsibility for all obligations and liabilities arising under such assumed Collective Bargaining Agreements.

(c) Without limiting the provisions of Section 7.6(a) or Section 7.6(b), for a period of at least one year following the Closing, Buyer shall provide or shall cause its Affiliate to provide, employee benefits and compensation (excluding any benefits attributable to equity based compensation or benefits) to Affected Employees that are substantially comparable in the aggregate to those provided to such persons immediately prior to the Closing. Buyer and its Affiliates shall not, following the Closing, alter the terms and conditions of employment of Affected Employees to the extent that such alteration would result in Liability to a Seller or any of its Affiliates. With respect to each benefit plan of each Buyer or an Affiliate of such Buyer (“Buyer Benefit Plan”) in which Affected Employees participate following the Closing, for purposes of determining eligibility to participate, vesting and, with respect to any vacation or severance plan or policy only, for the purpose of determining benefit entitlement, service with ASD, an Affiliate of ASD, a B&K Company or a Subsidiary of a B&K Company (and predecessor employers to the extent ASD or an Affiliate provides past service credit) shall be treated as service with such Buyer; provided, that such service shall not be required to be recognized to the extent that such service was not recognized under the applicable Benefit Plan or to the extent such recognition would result in duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods under Buyer Benefit Plans, and Affected Employees shall not be subject to evidence of insurability requirements or the application of any pre existing condition limitations with respect to participation in any Buyer Benefit Plan in the plan year in which the Closing Date occurs to the extent such requirements or limitations were satisfied or waived with respect to Affected Employees under the Benefit Plan as of the Closing. If Affected Employees commence participation in a Buyer Benefit Plan immediately following Closing or during the plan year under a Buyer Benefit Plan in which the Closing occurs, the Affected Employees shall be given credit for amounts paid under a corresponding Benefit Plan during such plan year for purposes of applying deductibles, co payments and out of pocket maximums under the Buyer Benefit Plan.

(d) Effective as of the Closing, except as required by applicable Law, the applicable Buyer shall provide each Affected Employee who was a Designated Employee with the number of his or her unused accrued vacation days outstanding as of the Closing (as set forth on the balance sheets of each respective B&K Company) under the applicable vacation policy of Seller. Notwithstanding any other provision of this Agreement, any Affected Employee who was receiving short term disability benefits from Seller or an Affiliate as of the Closing and becomes eligible for long term disability benefits shall collect long term disability benefits from Seller unless and until such individual becomes able to return to work.

(e) From and after the Closing, the B&K Companies and their Subsidiaries shall retain all Liabilities with respect to the B&K Benefit Plans and with respect to current and former employees of such B&K Company or Subsidiary. On and after the Closing, the applicable Buyer shall be solely responsible for, and shall indemnify ASD and its Affiliates from and against, all Liabilities that arise from or are related to the employment, termination or deemed termination of any such Buyer’s Designated Employees (other than a Designated Employee who does not accept an offer of employment pursuant to Section 7.6(a)) or an Affected Employee following the Closing, including, without limitation, (i) any severance plans or commitments made by ASD before the Closing that were made available to Buyers pursuant to Section 5.11 herein, (ii) WARN obligations set forth in Section 7.21, (iii) Liabilities incurred pursuant to applicable employment law or regulation, but excluding (x) any such Liabilities that constitute Reorganization Costs hereunder, (y) any such Liabilities retained by ASD or a Retained Subsidiary under Sections 7.6 hereof and (z) any enhanced benefits under any pension retirement or other Benefit Plan (other than a B&K Benefit Plan) including early retirement benefits. Such Buyer hereby assumes and agrees to perform the obligations of ASD and its Affiliates with respect to such Liabilities effective as of the Closing.

(f) Notwithstanding any other provision of this Agreement, ASD or a Retained Subsidiary shall retain, be solely responsible for and shall indemnify each Buyer and their Affiliates from and against (i) all Liabilities with respect to worker’s compensation claims in the United States resulting from harm or injury to any Affected Employee with respect to any incident or accident which occurs prior to the Closing, and (ii) all health and welfare claims incurred by Affected Employees before the Closing (and their eligible dependents) under any Benefit Plans (other than a B&K Benefit Plan), regardless of when such claim is reported. With respect to Affected Employees in the United States (and their eligible dependents and beneficiaries) who experience a “qualifying event” (within the meaning of Section 4980B(f)(3) of the Code) on or prior to the Closing Date, Seller and the Benefit Plans shall be solely responsible for complying with the notice and continuation requirements of Section 4980B of the Code and similar provisions of ERISA and state law.

(g) Each Buyer agrees that from and after the Closing, if an Affected Employee of such Buyer commences an action, suit or proceeding relating to an employment-related claim, any resulting Liability shall be the responsibility of such Buyer; provided that such Liability does not constitute a Reorganization Cost hereunder and is not a Liability retained by ASD or a Retained Subsidiary under Section 7.6 hereof. ASD shall reasonably cooperate with each Buyer in the defense of any such claim to the extent that the applicable actions or events are to have transpired preceding the Closing Date.

(h) Prior to the Closing, Buyers and ASD shall take all necessary and appropriate action to cause the relevant Buyer or an Affiliate of such Buyer to assume or retain, effective as of the Closing, each of the benefit plans set forth on Section 7.6(h) of the Seller’s Disclosure Schedule that provide benefits to such Buyer’s Designated Employees and all

Liabilities of or related to such Benefit Plans, subject to any agreements between the parties, or the B&K Benefit Plans and shall also assume any liability arising from a contribution notice for the purposes of Section 38 of the Pensions Act 2004 or financial support direction for the purposes of Section 43 of the Pensions Act 2004 imposed or which may be imposed on ASD or an ASD Affiliate. Following the Closing, the Americas Buyer or the International Buyer, as the case may be, shall cause such B&K Benefit Plans to provide benefits in accordance with their terms and applicable Law. To the extent that any of the B&K Benefit Plans described in the preceding sentence or set forth on Section 7.6(h) of Seller’s Disclosure Schedule hold assets intended to satisfy benefit obligations thereunder that are being assumed by such Buyer, that Buyer and ASD shall take all necessary and appropriate actions to cause such assets to be transferred to such Buyer or an appropriate entity designated by such Buyer and reasonably acceptable to ASD as soon as practicable following the Closing.

(i) Notwithstanding any other provision of this Agreement, ASD or a Retained Subsidiary shall retain following the Closing all Liabilities with respect to (i) benefits accrued through the Closing under the benefit plans of ASD or an Affiliate set forth on Section 7.6(i) of the Seller’s Disclosure Schedule that provided benefits to Affected Employees prior to the Closing and (ii) otherwise related to any Benefit Plan, or other benefit or compensation plans, programs or arrangements of ASD or any of its ERISA Affiliates (other than a B&K Benefit Plan), except as otherwise set forth in Section 7.6(e) or Section7.6(h). Affected Employees shall be treated as having terminated employment or, if applicable, retired as of the Closing for purposes of benefit accruals and eligibility to receive benefits (including, without limitation pension and retiree health or life insurance benefits) under all Benefit Plans other than a B&K Benefit Plan.

(j) With respect to any Benefit Plan which is a defined contribution “401(k)” plan maintained for Affected Employees in the United States, Seller shall cause Affected Employees to become fully vested in their benefits under such plans and shall cause such plan to permit Affected Employees to be eligible to receive an eligible rollover distribution from such plan following the Closing. The Americas Buyer’s defined contribution “401(k)” plan established or maintained for Affected Employees in the United States shall accept direct rollovers, in cash (except that plan loans may also be rolled over), of any distributions from such Benefit Plan.

(k) Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall limit the right of Buyers or any of its Affiliates to amend, terminate or otherwise modify any Buyer Benefit Plan following the Closing Date or shall be construed as an amendment to any Benefit Plan or Buyer Benefit Plan. The Seller and Buyers acknowledge and agree that all provisions contained in this Section 7.6 with respect to Business Employees are included for the sole benefit of the Seller and Buyers and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any current or former employees, any participant in any Benefit Plan or Buyer Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Seller, Buyers, or any of their respective Affiliates.

Section 7.7 Tax Matters.

(a) Preparation and Filing of Tax Returns.

(i) ASD Tax Returns. ASD shall prepare and timely file or shall cause to be prepared and timely filed all federal, state, local and foreign Tax Returns (A) of the Asset Sellers and (B) of or with respect to the assets or operations of the B&K Companies, their Subsidiaries and the Joint Ventures that (1) are required to be filed (taking into account extensions) on or before the Closing Date; or (2) are required to be filed (taking into account extensions) after the Closing Date and (a) are Consolidated Tax Returns of ASD and its Affiliates or (b) are required to be filed on a separate Tax Return basis for any Tax period ending on or before the Closing Date.

(ii) Buyer Tax Returns. Each Buyer shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns required of the B&K Companies, their Subsidiaries and the Joint Ventures, or in respect of their assets or activities and Tax Returns required to be filed after the Closing Date with respect to the Purchased Assets. With respect to any Tax Return required to be filed by each Buyer for a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), such Buyer shall prepare such return consistent with ASD’s past practices and relevant law and deliver to ASD, at least 45 Business Days prior to the due date for the filing of such Tax Return (taking into account extensions), a statement setting forth the amount of Tax for which ASD is responsible pursuant to Section 11.1(a) and a copy of such Tax Return. ASD shall have the right to review such Tax Return and statement prior to the filing of such Tax Return and such Tax Return shall not be filed without the consent of ASD, not to be unreasonably withheld or delayed.

(iii) Amended Returns and Refund Claims. Neither Buyers nor any of their Affiliates shall file or make a formal or informal claim for refund or file any amended Tax Returns for any periods for or in respect of the B&K Companies, their Subsidiaries or the Joint Ventures with respect to which each Buyer is not obligated to prepare or cause to be prepared the original Tax Return pursuant to this Section 7.7(a) without the review and consent of ASD. If ASD determines that any of the B&K Companies, their Subsidiaries or the Joint Ventures is entitled to file or make a formal or informal claim for refund or file an amended Tax Return providing for a refund with respect to a period for which it is obligated to prepare or cause to be prepared the original Tax Return pursuant to Section 7.7(a)(i), ASD shall be entitled, at its own expense, to file or make such claim or file an amended Tax Return on behalf of the B&K Companies, their Subsidiaries or the Joint Ventures and will be entitled to control the prosecution of such claims. In addition, if ASD determines that any of the B&K Companies, their Subsidiaries or the Joint Ventures is entitled to file or make a formal or informal claim for refund or file an amended Tax Return providing for a refund with respect to Taxes for which ASD is responsible under Section 11.1(a) and with respect to a Tax Return that each Buyer or its Affiliates is obligated to prepare or cause to be prepared under Section 7.7(a)(ii), ASD may request that such Buyer or its their Affiliates file or make such claim or file an amended Tax Return and conduct the prosecution of such claims in good faith. Each Buyer shall be required to comply with ASD’s request to seek a refund or file an amended Tax Return unless compliance would result in a material cost or detriment to such Buyer or any of its Affiliates or would be contrary to law. Each Buyer’s reasonable costs associated with external tax advisors associated with any claim for refund or amended Tax Return filed at the request of ASD shall be allocated between such Buyer and ASD based upon the percentage of the refund obtained allocable to each party.

(iv) Joint Ventures. Tax Returns of the Joint Ventures that ASD or Buyers prepare or cause to be prepared under Section 7.7(a)(i) or (ii) above shall be limited to those Tax Returns for the Joint Ventures for which such party, through agreement with the other joint venturers, the terms of the Joint Venture Interest or by Law, has the authority to prepare the Tax Returns for such entity.

(b) Payment of Taxes.

(i) ASD shall pay all Taxes due with respect to the Tax Returns of the B&K Companies, their Subsidiaries, the Joint Ventures or the Purchased Assets which ASD is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.7(a)(i).

(ii) Without prejudice to Article 11.1(a), each Buyer shall pay or cause to be paid all Taxes due with respect to Tax Returns which such Buyer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.7(a)(ii).

(c) Refunds. ASD shall be entitled to retain, or receive immediate payment from each Buyer or its Affiliates (including the applicable B&K Companies, their Subsidiaries and the Joint Ventures , but in respect of the latter case only to the extent of the appropriate percentage) of any refund or credit derived by such B&K Companies, their Subsidiaries and the Joint Ventures with respect to Income Taxes (including (i) excess advance payments and (ii) refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Tax period or portion thereof ending on or before the Closing Date relating to the B&K Companies, their Subsidiaries or the Joint Ventures; provided, however, that each Buyer and the applicable B&K Companies, B&K Companies’ Subsidiaries and the Joint Ventures shall be entitled to retain, or receive immediate payment from ASD of, any such refund or credit to the extent that such refund or credit arises after the Closing Date as a result of the use or application of any loss, foreign tax credit, research and development credit or other item of such B&K Companies, their Subsidiaries or the Joint Ventures for any period (or portion thereof) following the Closing Date to any period (or portion thereof) ending on or before the Closing Date, provided, further, that such Buyer shall not make any election or take any other specific action to carryback any item of Tax loss, deduction, credit or other benefit of any such B&K Company, Subsidiary of a B&K Company or Joint Venture

arising after the Closing Date to any Tax period ending prior to the Closing without the consent of ASD. ASD and each Buyer shall equitably apportion any refund or credit with respect to Taxes with respect to a Straddle Period in a manner consistent with the principles set forth in Section 11.1(f). No payment shall be made under this section 7.7(c) to the extent it is reflected in the Final Adjustment Amounts.

(d) Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and arrangements with respect to the B&K Companies or their Subsidiaries shall to the extent permissible by law be terminated effective as of the close of business on the date that immediately precedes the Closing Date or such later date as the relevant law first permits and shall have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder on or after the Closing Date with respect to any period.

(e) Tax Cooperation. Each of ASD and its Affiliates on the one hand, and each Buyer and each of its Affiliates on the other, shall provide the other (and, at the request of ASD, such Buyer shall provide WABCO or at the request of Buyers, ASD shall use reasonable best efforts to procure WABCO to provide Buyers) with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the applicable B&K Companies, their Subsidiaries, the Joint Ventures or the Purchased Assets. The requesting party shall be responsible for all costs reasonably incurred by the cooperating party in satisfying such request. If a request for information, records or access to individuals is made under this Section 7.7(e), and such information, records or access is not provided within thirty (30) Business Days, the party failing to satisfy the request shall be required to allow an Accounting Firm access to its offices or other facilities to obtain the requested information, records or access to individuals. Notwithstanding the foregoing, the cost relating to the Accounting Firm’s efforts in connection with obtaining the requested information or access to individuals shall be borne by the party that failed to cooperate with the initial request.

Section 7.8 Non Competition.

(a) Subject to the provisions of this Section 7.8, ASD agrees that for a period of three (3) years from and after the Closing Date, ASD shall not, and it shall cause its Subsidiaries not to, compete, directly or indirectly, in any material respect with the B&K Business as conducted as of the Closing Date (a “Competitive Activity”); provided, however, that it shall not be deemed to be a violation of this Section 7.8(a) for ASD or any of its Subsidiaries: (i) to engage directly or indirectly in the research, manufacture or sale of any products listed in Section 7.8(a) of the Seller’s Disclosure Schedule; (ii) to invest in or own any debt securities or other debt obligations; (iii) to invest in any third Person (including any corporation or mutual or other fund) which invests in, manages or operates a Competitive Activity, so long as ASD’s and its Subsidiaries’ aggregate investment is less than 10% of the outstanding equity ownership interest in such third Person and ASD and its Subsidiaries do not control such third Person or conduct the Competitive Activity; (v) subject to Section 7.8(b) below, to invest in, own an interest in, or acquire any stock or assets of any Person not engaged primarily in a Competitive Activity; (vi) to invest in securities having less than 10% of the outstanding voting power of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system; (vii) to invest in any Person after the Closing Date to the extent that ASD or a Subsidiary had, directly or indirectly, acquired, or had a right to acquire, such interest prior to the date of this Agreement, provided, however, that such investments shall be limited to having less than 10% ownership interest in such Persons; or (viii) to own any equity interests through any employee benefit plan or pension plan. For purposes of this Section 7.8(a), “engaged primarily in a Competitive Activity” shall mean that greater than 25% of the aggregate net revenue derived during the last completed fiscal year of such Person (calculated on a consolidated basis) is derived from the Competitive Activity. Each investment or acquisition made by ASD or its Subsidiaries which is subject to the provisions of this Section 7.8(a) must be permissible hereunder at the time of such investment; provided, however, that any such investment which was permissible when made cannot thereafter be the basis of a claim of violation of this Section 7.8(a).

(b) Notwithstanding anything to the contrary in Section 7.8(a), ASD and its Subsidiaries shall not be deemed to have violated the restrictions contained in Section 7.8(a) in the event that ASD or any of its Subsidiaries acquires (by purchase of stock or assets, merger or otherwise) or invests in any Person engaged primarily in a Competitive Activity; provided, however, that ASD or such Subsidiary thereafter divests all of such Competitive Activity within 12 months from the date of purchase of such Person or assets so as to be in compliance with Section 7.8(a).

(c) For a period of eighteen (18) months from and after the Closing Date, ASD shall not, and it shall cause its Subsidiaries not to, without the express written consent of Buyers, directly or indirectly, solicit any (i) officers, directors or management level employees of Buyers or any of their Affiliates engaged solely in the B&K Business or (ii) employee working at a facility or location at which employees of the B&K Business and employees of an Excluded Business are co located, in each case to leave the employment of Buyers or any such Affiliate for employment with ASD or its Subsidiaries, or violate the terms of their employment contracts, or any employment arrangements, with Buyers or any such Affiliate; provided, however, that nothing in this Section 7.8(c) shall restrict or preclude ASD or any of its Subsidiaries from making generalized searches for employees by the use of advertisements in the media (including trade media or by engaging search firms to engage in searches that are not instructed to solicit the Enployees employed by the B&K Business).

(d) For a period of eighteen (18) months from and after the Closing Date, each Buyer shall not, and it shall cause its Subsidiaries not to, without the express written consent of ASD, directly or indirectly, solicit any (x) officers, directors or management level employees of ASD or any of the Retained Subsidiaries (including officers, directors or management level employees of WABCO and its Subsidiaries) which Buyers and their Affiliates became aware of as a result of the transaction contemplated hereby, (y) any Retained Employees or (z) employees working at a facility or location at which employees of the Excluded Business and employees of the B&K Business are co located, in each case to leave the employment of ASD or any of its Affiliates for employment with such Buyer or its Subsidiaries, or violate the terms of their employment contracts, or any employment arrangements, with ASD or any of its Affiliates; provided, however, that nothing in this Section 7.8(d) shall restrict or preclude each

Buyers or any of its Subsidiaries from making generalized searches for employees by the use of advertisements in the media (including trade media or by engaging search firms to engage in searches that are not instructed to solicit the Retained Employees).

Section 7.9 Ancillary Agreements. On or prior to the Closing, (i) each Buyer shall, and shall cause its respective Affiliates to, execute and deliver to ASD copies of the applicable Ancillary Agreements to which such Person is a party and (b) ASD shall, and shall cause their Affiliates to, execute and deliver to the Buyers copies of the Ancillary Agreements to which such Person is a party.

Section 7.10 Intercompany Accounts and Arrangements. Except for the Ancillary Agreements, the Local Purchase Agreements and the agreements set forth on Section 7.10(i) of the Seller’s Disclosure Schedule, all intercompany arrangements and Contracts providing leasing, subleasing, licensing or sublicensing goods, services, tangible or intangible property or joint activities between ASD or any of the Retained Subsidiaries, on the one hand, and any of the B&K Companies or their Subsidiaries, on the other hand, shall be terminated and of no further force and effect after the Closing. Prior to the Closing, ASD shall use its reasonable efforts to settle (whether in the ordinary course of business or, in the ASD’s discretion, by way of capital contribution, dividend or otherwise) at or prior to the Closing, all intercompany receivables or payables and loans existing and outstanding at any time prior to the Closing between ASD or any of the Retained Subsidiaries, on the one hand, and the B&K Companies or their Subsidiaries, on the other. Notwithstanding the foregoing, all intercompany receivables or payables and loans that are not settled as of the Closing and remain outstanding as of the Closing between ASD or any of the Retained Subsidiaries, on the one hand, and the B&K Companies or their Subsidiaries, on the other hand, shall continue in full force and effect from and after the Closing and shall be paid in accordance with the terms thereof, or, if no such terms are specified, then in accordance with normal commercial practices between unrelated parties. Any such intercompany trade receivables or payables outstanding as of the Closing shall be taken into account in determining Net Working Capital. Any such non-trade intercompany receivables or payables that remain outstanding as of the Closing shall be treated as, respectively, Indebtedness or Cash Equivalents and shall be taken into account in determining the Indebtedness Amount or the Cash Amount. All such intercompany payables or receivables shall be paid as soon as practicable following the Closing.

Section 7.11 Guarantees.

(a) Prior to the Closing Date, ASD and Buyers shall cooperate and shall use their respective commercially reasonable efforts to terminate, or cause Buyers or one of their Affiliates to be substituted in all respects for ASD or the applicable Retained Subsidiary in respect of, all obligations of ASD or any of the Retained Subsidiaries under ASD Guarantees on the Closing Date.

(b) With respect to any ASD Guarantees that remain outstanding after the Closing Date, (i) ASD and each Buyer shall continue to cooperate and use their respective commercially reasonable efforts to terminate, or cause such Buyer or one of its Affiliates to be substituted in all respects for ASD or any Retained Subsidiary in respect of, all obligations under ASD Guarantees, (ii) Americas Buyer shall indemnify and hold harmless ASD Indemnified

Parties for any Damages arising from or relating to Americas ASD Guarantees, (iii) International Buyer shall indemnify and hold harmless ASD Indemnified Parties for any Damages arising from or relating to International ASD Guarantees, and (iv) each Buyers shall not permit any applicable B&K Company or any of its Subsidiaries or Affiliates to (a) renew or extend the term of or (b) increase its obligations under, or transfer to another third party, any loan, Contract or other obligation for which ASD or any Retained Subsidiary is or would reasonably be expected to be liable under such ASD Guarantee. To the extent that: (A) ASD or the Retained Subsidiaries have performance obligations under any Americas ASD Guarantee, the Americas Buyer will use commercially reasonable efforts to (x) perform such obligations on behalf of ASD and the Retained Subsidiaries or (y) otherwise take such action as reasonably requested by ASD so as to put ASD and the Retained Subsidiaries in the same position as if Americas Buyer, and not ASD or a Retained Subsidiary, had performed or were performing such obligations, and (B) ASD or the Retained Subsidiaries have performance obligations under any International ASD Guarantee, the International Buyer will use commercially reasonable efforts to (x) perform such obligations on behalf of ASD and the Retained Subsidiaries or (y) otherwise take such action as reasonably requested by ASD so as to put ASD and the Retained Subsidiaries in the same position as if International Buyer, and not ASD or a Retained Subsidiary, had performed or were performing such obligations.

(c) Prior to the Closing Date, ASD and Americas Buyer shall cooperate and Americas Buyer shall use commercially reasonable efforts to replace all letters of credit issued by ASD or the Retained Subsidiaries as set out in Section 7.11(c)(i) of the Seller’s Disclosure Schedule on behalf of or in favor of any Americas B&K Company, any of their Subsidiaries, any Americas Joint Venture or the Americas B&K Business (the “Americas ASD LCs”) as promptly as practicable with letters of credit from the Americas Buyer or (if it is able to do so) one of its Affiliates as of the Closing Date. With respect to any ASD LCs that remain outstanding after the Closing Date, Americas Buyer shall (i) indemnify and hold harmless ASD Indemnified Parties for any Damages arising from or relating to such letters of credit, including, without limitation, any fees in connection with the issuance and maintenance thereof, and (ii) without the prior written consent of ASD, Americas Buyer and its Subsidiaries shall not, and shall not permit any Americas B&K Company or any of their Subsidiaries or Affiliates or any Americas Joint Venture to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which ASD or any Retained Subsidiary has issued any letters of credit which remain outstanding. The parties hereto agree that neither ASD nor any of the Retained Subsidiaries will have any obligation to renew any letters of credit issued on behalf of any B&K Company, Joint Venture or the B&K Business after the expiration of any such letter of credit.

(d) Prior to the Closing Date, ASD and International Buyer shall (at ASD’s expense) cooperate and International Buyer shall use commercially reasonable efforts to replace all letters of credit issued by ASD or the Retained Subsidiaries as set out in Section 7.11(c)(ii) of the Seller’s Disclosure Schedule on behalf of or in favor of any International B&K Company, any of their Subsidiaries, any International Joint Venture or the International B&K Business (the “International ASD LCs”) as promptly as practicable with letters of credit from the International Buyer or (if it is able to do so) one of its Affiliates as of the Closing Date. With respect to any ASD LCs that remain outstanding after the Closing Date, International Buyer shall

(i) indemnify and hold harmless ASD Indemnified Parties for any Damages arising from or relating to such letters of credit, including, without limitation, any fees in connection with the issuance and maintenance thereof, and (ii) without the prior written consent of ASD, International Buyer and its Subsidiaries shall not, and shall not permit any International B&K Company or any of their Subsidiaries or Affiliates or any International Joint Venture to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which ASD or any Retained Subsidiary has issued any letters of credit which remain outstanding.

Section 7.12 Use of Retained Names and Purchased Names. Within 180 days after the Closing Date (or such longer period as is commercially reasonable given the context in which such names are used, provided that such party is using diligent and commercially reasonable efforts to phase out the Retained Names), each Buyer shall cause each of the B&K Companies and their Subsidiaries to, to the extent applicable, change such B&K Company’s (or Subsidiary’s) corporate name to a name that does not include the Retained Names or any portion or derivatives thereof, and cause the certificate of incorporation (or equivalent organizational document), as applicable, to be amended to remove any reference to the Retained Names or any portion or derivative thereof. Following the Closing Date, each Buyer shall, and shall cause the applicable B&K Companies and their Subsidiaries to, as soon as practicable, but in no event later than sixty (60) days after the Closing Date, cease to (i) make any use of any names or marks that comprise or include the Retained Names or any portion or derivative thereof, and (ii) hold themselves out as having any affiliation with the Sellers or any of their Affiliates. As soon as practicable but in no event later than 180 days following the Closing Date (or such longer period as is commercially reasonable given the context in which such names are used ,provided that such party is using diligent and commercially reasonable efforts to phase out the Retained Names), each Buyer shall cause each of the applicable B&K Companies and their Subsidiaries to remove, strike over or otherwise obliterate all of the Retained Names and any portion or derivative thereof from all assets and other materials owned by such B&K Companies and their Subsidiaries, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. For the avoidance of doubt, this Section 7.12(a) authorizes each Buyer to deplete its existing inventory of such materials before expiry of such 180 day period. Any use by the B&K Companies or any of their Subsidiaries of any of the Retained Names as permitted in this Section 7.12(a) is subject to their compliance with the quality control standards in effect for the Retained Names as of the Closing Date. Each Buyer, the applicable B&K Companies, and their Subsidiaries shall not use the Retained Names in a manner that may reflect negatively on such name and marks or on ASD or its Affiliates. Each Buyer and its Affiliates shall indemnify and hold harmless ASD and any of its Affiliates for any Damages relating to or arising from the use by such Buyer or the applicable B&K Companies, and their Subsidiaries of the Retained Names pursuant to this Section 7.12(a).

(a) Within 180 days after the Closing Date (or such longer period as is commercially reasonable given the context in which such names are used, provided that such party is using diligent and commercially reasonable efforts to phase out the Purchased Names), subject to shareholder approval, ASD shall cause each of the Retained Subsidiaries to, to the extent applicable, change such Retained Subsidiary’s corporate name to a name that does not include the Purchased Names or any portion or derivatives thereof, and cause the certificate of incorporation (or equivalent organizational document), as applicable, to be amended to remove any reference to the Purchased Names or any portion or derivative thereof. Following the Closing Date, ASD shall, and shall cause the applicable Retained Subsidiaries to, as soon as practicable, but in no event later than sixty (60) days after the Closing Date, cease to (i) make any use of any names or marks that comprise or include the Purchased Names or any portion or derivative thereof, and (ii) hold themselves out as having any affiliation with the Buyers or any of their Affiliates. As soon as practicable but in no event later than 180 days following the Closing Date (or such longer period as is commercially reasonable given the context in which such names are used, provided that such party is using diligent and commercially reasonable efforts to phase out the Purchased Names), ASD shall cause each of the applicable Retained Subsidiaries to remove, strike over or otherwise obliterate all of the Purchased Names and any portion or derivative thereof from all assets and other materials owned by such Retained Subsidiaries, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. For the avoidance of doubt, this Section 7.12(b) authorizes ASD to deplete its existing inventory of such materials before expiry of such 180 day period. Any use by the Retained Subsidiaries of any of the Purchased Names as permitted in this Section 7.12(b) is subject to their compliance with the quality control standards in effect for the Purchased Names as of the Closing Date. ASD and the applicable Retained Subsidiaries shall not use the Purchased Names in a manner that may reflect negatively on such name and marks or on Buyer or its Affiliates. ASD and its Affiliates shall indemnify and hold harmless Buyer and any of its Affiliates for any Damages relating to or arising from the use by ASD or the applicable Retained Subsidiaries of the Purchased Names pursuant to this Section 7.12(b). “Purchased Names” means all names and marks included in the Purchased Assets (excluding AMERICAN STANDARD, for which ASD’s corporate name consisting of or incorporating the term “American Standard” shall, following shareholder approval of such name change, be changed to a corporate name consisting of “Trane”, or another name that does not include “American Standard” consistent with the Trademark Coexistence Agreement).

Section 7.13 Buyers’ Financing Activities.

(a) Buyers acknowledge and agrees that ASD and its Affiliates have no responsibility for any financing that each Buyer may raise in connection with the transactions contemplated hereby. Any offering materials and other documents prepared by or on behalf of or utilized by each Buyer or its Affiliates, or such Buyer’s financing sources, in connection with such Buyer’s financing activities in connection with the transactions contemplated hereby which include any information provided by ASD or any of its Affiliates, including any offering memorandum, banker’s book or similar document used, or any other written offering materials used (collectively, “Offering Materials”), in connection with any debt or securities offering or other such Buyer financing shall include a conspicuous disclaimer to the effect that neither ASD nor any of its Affiliates nor any employees thereof have any responsibility for the content of such document and disclaim all responsibility therefor and shall further include a disclaimer with respect to ASD and its Affiliates in any oral disclosure with respect to such financing.

(b) Each Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Debt Financing and the Debt Financing Commitments, (ii) enter into definitive financing agreements with respect to the Debt Financing, so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date, (iii) consummate the Debt Financing at or prior to Closing and (iv) enforce its rights under the Debt Financing Commitments. Each Buyer shall provide to ASD copies of all documents relating to the Financing and shall keep ASD reasonably informed of material developments in respect of the financing process relating thereto. Prior to the Closing, each Buyer shall not agree to, or permit, any amendment or modification of, or waiver under, the Financing Commitments or other documentation relating to the Financing without the prior written consent of ASD other than in accordance with the terms or this Agreement and in a manner which would not be adverse to the interests of ASD or any of its Affiliates. For the avoidance of doubt, in the event (X) all or any portion of the Debt Financing structured as high yield financing has not been consummated; (Y) all closing conditions contained in Section 8.1 and Section 8.2 (other than the actual delivery of the certificate described therein) have been satisfied; and (Z) the bridge facilities contemplated by the Debt Commitment Letters (or alternative bridge financing obtained in accordance with this Agreement) are available on the terms and conditions described in the Debt Commitment Letters (or replacements thereof), then each Buyer shall cause the proceeds of such bridge financing to be used to replace such high yield financing no later than three Business Days following the satisfaction or waiver of the conditions set forth in Section 8.1 and Section 8.2. In addition, each Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including using reasonable best efforts to (i) maintain in effect the Equity Commitment Letter, (ii) satisfy on a timely basis all conditions applicable to such Buyer in such Equity Commitment Letter that are within its control, if any, (iii) consummate the Equity Financing at or prior to Closing and (iv) enforce its rights under the Equity Commitment Letter. Further for the avoidance of doubt, if the Financing (or any alternative financing) has not been obtained, each Buyer shall continue to be obligated to consummate the transactions contemplated by this Agreement and effect the Closing on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Section 8.1 and Section 8.2 and to each Buyer’s termination rights under ARTICLE IX, if applicable.

(c) If, notwithstanding the use of reasonable best efforts by Buyer to satisfy its obligations under Section 7.13(b), any of the Debt Financing or the Debt Financing Commitments (or any definitive financing agreement relating thereto) expire or are terminated prior to the Closing, in whole or in part, for any reason, such Buyer shall (i) promptly notify ASD of such expiration or termination and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative financing (which shall be in an amount sufficient to pay, when added with the Equity Financing, the Required Amounts from other sources and which do not, without the prior consent of ASD, include any conditions of such alternative debt financing that are more onerous than or in addition to the conditions set forth in the Debt Financing) to replace the debt financing contemplated by such expired or terminated commitments or agreements.

(d) Prior to the Closing, ASD shall, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective representatives to, provide to each Buyer and its Subsidiaries all cooperation reasonably requested such Buyer that is necessary in connection with the Debt Financing and the transactions contemplated by this Agreement, including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, in each case, upon reasonable advance notice, and (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing. Nothing in this Section 7.13(d) shall require ASD or any of its Subsidiaries to provide any assistance to the extent it would interfere unreasonably with the ongoing business or operations of ASD or any of its Subsidiaries. Notwithstanding anything in this Section 7.13(d) to the contrary, neither ASD nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing. Each Buyer shall, promptly upon request by ASD, reimburse ASD for all documented out of pocket costs and expenses incurred by ASD or any of its Subsidiaries, officers, employees, representatives and advisors in connection with their respective obligations pursuant to this Section 7.13(d). Each Buyer shall indemnify and hold harmless ASD and its Subsidiaries, directors, officers, employees, representatives and advisors from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith.

Section 7.14 Access to Records and Information.

(a) The parties shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the B&K Business and the Purchased Assets in their possession or the possession of the B&K Companies or any of their Subsidiaries (the “Books and Records”) for at least five years following the Closing Date or for such longer period as may be required by Law or any applicable court order.

(b) Following the Closing and subject to applicable Law, the parties will allow each other reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of Tax Returns or the defense of litigation; it being understood that Buyers shall allow such reasonable access to WABCO and its representatives with respect to and only to the extent needed in connection with the defense of the litigations, investigations and other matters set forth in Section 7.14(b) of the Seller’s Disclosure Schedule. Each party shall be entitled to recover from the other its out of pocket costs (including copying costs) incurred in providing such Books and Records and/or personnel to the other party. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party, any of its officers, agents, representatives or employees.

Section 7.15 Publicity; Public Announcements. Each of the parties to this Agreement hereby agrees with the other party hereto that no press release or similar public announcement or communication shall, if prior to the Closing, be made or be caused to be made concerning the execution or performance of this Agreement unless the other party shall have provided its prior written consent, not to be unreasonably withheld. Notwithstanding the foregoing (i) either party may make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, and (ii) ASD may disclose any information generally consistent with previous announcements concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including without limitation to securities analysts and institutional investors and in press interviews and to employees provided, that in the case of clauses (i) and (ii) above to the extent in the good faith judgment of such party it is reasonably practicable to do so such party (x) provides the other party with an opportunity to review such party’s intended communication and (y) consider in good faith modifications to the intended communication that are requested by the other party. The parties agree that the initial press release to be issued with respect to this Agreement and the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 7.16 Pending Litigation; Litigation Support.

(a) Following the Closing Date, (i) Buyers shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all then pending Actions against the Asset Sellers and arising in connection with the B&K Business, the B&K Assets or the Assumed Liabilities, including Actions with respect to the matters set forth on Section 7.16(a)(i) of the Seller’s Disclosure Schedule, excluding the Specified ASD Actions, Actions that constitute Retained Liabilities and any Actions relating to Taxes that are indemnified under Article 11.1(a) (each, a “B&K Action”), and may settle or compromise, or consent to the entry of any judgment with respect to any such B&K Action, without the consent of ASD, and (ii) ASD shall have exclusive authority and control over (and shall have the right to delegate authority and control to WABCO) the investigation, prosecution, defense and appeal of all then pending Actions relating to or arising in connection with the Excluded Businesses, the Excluded Assets or the Retained Liabilities, including Actions with respect to the matters set forth on Section 7.16(a)(ii) of the Seller’s Disclosure Schedule and all Specified ASD Actions and Actions relating to Taxes in respect of those businesses, assets and liabilities (each, an “ASD Action”), and may settle or compromise, or consent to the entry of any judgment with respect to any such Action without the consent of Buyers; provided, that: (x) if both ASD (or a Retained Subsidiary) and Buyers (or any of their Subsidiaries, including any B&K Company) are named as parties to any B&K Action or ASD Action, in order to settle or compromise, or consent to the entry of any judgment with respect to, any such Action, ASD, any of the Retained Subsidiaries, Buyers, the B&K Companies and any of their Subsidiaries must comply with the provisions of Section 10.5; and (y) such proposed settlement or entry of judgment involves (A) only the payment of money, (B) does not impose an injunction or other equitable relief upon the Buyers, (C) includes as a term thereof the release of the Buyers from all Liability with respect to such ASD Action, and (iv) does not cause harm to the reputation or goodwill of the Buyers. As soon as practicable following the Closing: (i) Americas Buyer shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to have ASD and any ASD Indemnified Parties removed as parties to any B&K Action in relation to the Americas B&K Business in which they are named parties as soon as is reasonably practicable, and ASD shall, and shall cause the Retained Subsidiaries to, use its commercially reasonable efforts to have Americas Buyer, any Americas

B&K Company, any Subsidiary of an Americas B&K Company and any Buyer Indemnified Parties removed as parties to any ASD Action in which they are named parties as soon as is reasonably practicable, and (ii) International Buyer shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to have ASD and any ASD Indemnified Parties removed as parties to any B&K Action in relation to the International B&K Business in which they are named parties as soon as is reasonably practicable, and ASD shall, and shall cause the Retained Subsidiaries to, use its commercially reasonable efforts to have International Buyer, any International B&K Company, any Subsidiary of an International B&K Company and any Buyer Indemnified Parties removed as parties to any ASD Action in which they are named parties as soon as is reasonably practicable. The provisions of ARTICLE XI shall govern with respect to Tax related matters to the extent any provision in ARTICLE XI is in conflict with this Section 7.16.

(b) From and after the Closing Date, ASD and Buyers shall use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts to make available to each other (and, with respect to its defense of the litigations, investigations and other matters set forth in Section 7.14(b) of the Seller’s Disclosure Schedule, WABCO and its officers, directors, employees and agents), upon written request, their respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved relating to the applicable ASD Actions or the conduct of the B&K Business, or the Excluded Businesses. Access to such Persons shall be granted during normal business hours, at a location and in a manner reasonably calculated to minimize disruption to such Persons and the business of ASD or Buyers, as the case may be. ASD and Buyers agree to reimburse each other for reasonable out of pocket expenses (other than officers’ or employees’ salaries) incurred by the other in connection with performing its obligations pursuant to this Section 7.16. Notwithstanding anything else to the contrary contained in this Agreement, the provisions of this Section 7.16 shall not apply to Actions brought between ASD and its Affiliates, on the one hand, and Buyers and their Affiliates, on the other hand.

(c) The Buyers shall take all reasonably necessary action to diligently administer all claims filed against ASD relating to any matters to the extent any such claims constitute Assumed Liabilities under the Purchase Agreement (collectively, the “Assumed Claims”). All actions taken with respect to the administration of the Assumed Claims that affect ASD or its Subsidiaries shall be taken by the Buyers (including their successors) in good faith, and in the exercise of their business judgment. Such action may include where appropriate: (i) retaining counsel to defend such claims, (ii) supervising such counsel and (iii) defending, settling or litigating such claims and satisfying such settlements.

Section 7.17 Mail and Other Communication. After the Closing Date, each of the Sellers, Buyers and their respective Subsidiaries may receive mail, telegrams, packages and other communications properly belonging to the other (or the other’s Subsidiaries). Accordingly, at all times after the Closing Date, each of ASD and Buyers and their respective Subsidiaries authorizes ASD and its Subsidiaries, on the one hand, or Buyers and their Subsidiaries, on the other hand, as the case may be, to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for such other party (or its Subsidiaries) or any of such other party’s (or its Subsidiaries’) officers or directors, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party, the receiving party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other party. The provisions of this Section 7.17 are not intended to, and shall not be deemed to, constitute an authorization by any of the Sellers, Buyers or their respective Subsidiaries to permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes.

Section 7.18 Insurance.

(a) Each Buyer acknowledges and agrees on its own behalf, and on behalf of each of its Subsidiaries, that neither such Buyer nor any of its Subsidiaries or Affiliates have any rights to or under any Third Party Shared Policy, except as expressly provided in this Section 7.18 or such policies, if any, held by the B&K Companies or their Subsidiaries and solely related to the B&K Business and not shared with ASD or any of the Retained Subsidiaries. Nothing in this Section 7.18 shall be deemed to constitute (or to reflect) an assignment of any rights to or under any Third Party Shared Policy.

(b) With respect to Third Party Shared Policies of Workers’ Compensation, for claims that arise out of insured events with an occurrence date prior to the Closing Date, ASD will maintain financial responsibility for any deductibles, co payments or self insured retentions for such claims. For the avoidance of doubt, if an occurrence for which coverage is available under such Third Party Shared Policies occurs on or after the Closing Date, then no payment for any damages, costs of defense, or other sums with respect to such claim shall be available to Buyers or any of their Subsidiaries under such Third Party Shared Policies.

(c) With respect to other Third Party Shared Policies including general/product liability insurance, if an occurrence for which coverage is available under such Third Party Shared Policies occurs and is reported in writing to ASD’s or any of its Subsidiaries’ insurance carriers prior to the Closing, then ASD or a Retained Subsidiary will maintain financial responsibility for any deductibles, co payments or self insured retentions for such claims. For the avoidance of doubt, if an occurrence for which coverage is available under such Third Party Shared Policies occurs on or after the Closing Date, or a claim arising from an occurrence prior to the Closing Date is not reported in writing to ASD’s or any of its Subsidiaries’ insurance carriers before the Closing, then no payment for any damages, costs of defense, or other sums with respect to such claim shall be available to Buyers or any of their Subsidiaries under such Third Party Shared Policies.

(d) With respect to all Third Party Shared Policies, Buyers agree and covenants (on behalf of itself and its Subsidiaries) not to make any claim or assert any rights against ASD and any of the Retained Subsidiaries, or the unaffiliated third party insurers of such Third Party Shared Policies, except as expressly provided under this Section 7.18.

(e) The Parties agree to use (and cause their respective Subsidiaries to use) their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Section 7.18.

(f) Nothing in this Agreement shall be deemed to restrict Buyers or ASD, or any of their respective Subsidiaries, from acquiring at its own expense any insurance Policy in respect of any Liabilities or covering any period. Except as otherwise provided in this Agreement, from and after the Closing Date, Buyers and ASD shall be responsible for obtaining and maintaining their respective insurance programs for their risk of loss and such insurance arrangements shall be separate programs apart from each other and each will be responsible for its own deductibles and retentions for such insurance programs. Buyers acknowledge and agrees on its own behalf, and on behalf of each of its Subsidiaries, that ASD has provided to Buyers prior to the Closing Date all information necessary for Buyers or the appropriate Subsidiary of a Buyer to obtain such insurance policies and insurance programs necessary to cover any and all risk of loss related to the B&K Business.

Section 7.19 Supplements to Disclosure Schedule. Neither ASD nor Buyer will have the right to supplement, change or amend the Seller’s Disclosure Schedule or the Buyer’s Disclosure Schedule after the date hereof.

Section 7.20 Obligations Regarding Joint Ventures.

(a) ASD and the applicable Joint Venture Sellers and each Buyer and the applicable Joint Venture Buyers shall use their commercially reasonable efforts, including, without limitation, each Buyer using commercially reasonable efforts to take such actions required by the Americas Joint Venture Agreement and the International Joint Venture Agreement, as applicable, to obtain any consent, approval or amendment required to convey, assign, transfer and deliver to such Buyer or any applicable Joint Venture Buyer such Joint Venture Sellers’ Joint Venture Interests and any consideration paid to a third party to obtain such consent, approval or amendment will be borne equally by ASD and the Buyers; provided, however, that this Agreement shall not constitute an agreement to convey, assign, transfer and deliver any Joint Venture Interests as to which consent or approval to assignment, conveyance or transfer thereof or amendment thereof has not been obtained as of the Closing Date unless and until such consent, approval, or amendment is no longer required or has been obtained; provided, further, that neither ASD nor any of its Affiliates shall be required to commence any litigation or offer, pay any money or otherwise grant any accommodation (financial or otherwise) to any third party in connection with obtaining any such consent, approval or amendment. Subject to the foregoing, neither ASD nor any Seller makes any representation or warranty that any such consent or approval shall be obtained either prior to, on or after the Closing Date and neither ASD nor any of its Subsidiaries shall have any Liability to Buyers or any of their Subsidiaries for failure to obtain any consent, approval or amendment required to convey, assign, transfer and deliver to Buyers or any Joint Venture Buyer the Joint Venture Interests.

(b) In the event and to the extent that ASD or any other Joint Venture Seller is unable to obtain any such required consent, approval or amendment required to transfer, convey or assign any Americas Joint Venture Interests to Americas Buyers or one or more of the Americas Joint Venture Buyers, ASD shall, and shall cause the Joint Venture Sellers to, continue to retain title to such Americas Joint Venture Interests, and shall conduct and operate such Americas Joint Venture Interests for the benefit of Americas Buyers thereunder from and after the Closing Date, and Americas Buyers shall, and shall cause its Subsidiaries to, be responsible for all Americas Assumed Liabilities related thereto and to indemnify ASD and its Affiliates and the Joint Venture Sellers and their Affiliates for all Damages arising out of such good faith performance (or any failure to perform) by Americas Buyers or any of their Subsidiaries and any Damages arising out of Seller’s entering into such an arrangement. ASD shall, and shall cause the Joint Venture Sellers to (without further consideration therefor or without any right of set-off) pay and remit to Americas Buyers promptly all monies, rights and other considerations received in respect of such performance (without any deduction or withholding for Tax).

(c) In the event and to the extent that ASD or any other Joint Venture Seller is unable to obtain any such required consent, approval or amendment required to transfer, convey or assign any International Joint Venture Interests to International Buyers or one or more of the International Joint Venture Buyers, ASD shall, and shall cause the Joint Venture Sellers to, continue to retain title to such International Joint Venture Interests, and shall conduct and operate such International Joint Venture Interests for the benefit of International Buyers thereunder from and after the Closing Date, and International Buyers shall, and shall cause its Subsidiaries to, be responsible for all International Assumed Liabilities related thereto and to indemnify ASD and its Affiliates and the Joint Venture Sellers and their Affiliates for all Damages arising out of such good faith performance (or any failure to perform) by International Buyers or any of their Subsidiaries and any Damages arising out of Seller’s entering into such an arrangement. ASD shall, and shall cause the Joint Venture Sellers to (without further consideration therefor and without any right of set-off) pay and remit to International Buyers promptly all monies, rights and other considerations received in respect of such performance (without any deduction or withholding for Taxes).

(d) In the event that ASD or any Joint Venture Seller, as the case may be, is required pursuant to the terms of a Joint Venture Agreement to purchase any Person’s interest in any Americas Joint Venture, ASD shall promptly notify and consult with the Americas Buyer, and if, and only if, ASD received the prior written consent of the Americas Buyer, then (i) ASD or such Joint Venture Seller, as the case may be, shall transfer such purchased interests (the “Americas Joint Venture Purchased Interests”) to Americas Buyers or an Americas Joint Venture Buyer, as the case may be, (ii) such interest shall be deemed a Joint Venture Interest hereunder and (iii) the Preliminary Purchase Price shall be increased by an amount equal to the amount paid by ASD or such Joint Venture Seller, as the case may be, for such Joint Venture Purchased Interests.

(e) In the event that ASD or any Joint Venture Seller, as the case may be, is required pursuant to the terms of a Joint Venture Agreement to purchase any Person’s interest in any International Joint Venture ASD shall promptly notify and consult with the International Buyer, and if, and only if, ASD received the prior written consent of the International Buyer, then, (i) ASD or such Joint Venture Seller, as the case may be, shall transfer such purchased interests (the “International Joint Venture Purchased Interests”) to International Buyers or an International Joint Venture Buyer, as the case may be, (ii) such interest shall be deemed a Joint Venture Interest hereunder and (iii) the Preliminary Purchase Price shall be increased by an amount equal to the amount paid by ASD or such Joint Venture Seller, as the case may be, for such Joint Venture Purchased Interests.

(f) ASD shall (and shall cause its Subsidiaries to) use best efforts not to trigger, cause or accelerate any rights of first offer, right of first refusal, pre-emptive rights or such similar rights with respect to or under any Joint Venture, Joint Venture Interests or Joint Venture Agreements. ASD shall promptly notify the Buyers if any such right occurs or is reasonably expected to occur.

(g) Notwithstanding anything else set forth in this Section 7.20, neither ASD nor any of the Joint Venture Sellers shall be required to take any action that may (i) result in a violation of any obligation which ASD or such Joint Venture Seller has to any third party or (ii) otherwise violate applicable Law. In addition, to the extent that it is contemplated that any Joint Venture Interests are to be transferred, conveyed or licensed to Buyers or one or more of the Joint Venture Buyers pursuant to a Local Purchase Agreement, such Joint Venture Interests shall be transferred, conveyed or licensed to the applicable Joint Venture Buyers pursuant to such Local Purchase Agreement.

(h) International Buyer hereby undertakes that, following Closing, it shall make or shall procure the making of a mandatory general offer pursuant to Rule 26 of the Hong Kong Takeovers Code for the shares of ASPPL within such time and on such terms as are required by the Hong Kong Takeovers Code or otherwise as may be directed by the SFC. ASD and the Buyer hereby undertake to each other that (where appropriate) they will comply with the Hong Kong Takeovers Code in relation to the mandatory general offer and they will each use all reasonable endeavors to supply such information as may be necessary to be included in the documents to be dispatched or the announcements to be issued pursuant to the Hong Kong Takeovers Code in connection with the mandatory general offer, and procure that their respective directors take responsibility for such information and authorize the publication, dispatch and/or release of such documents and announcements. ASD and the International Buyer hereby undertake to each other that (where appropriate) they will respond to all enquiries made and provide, and in the case of ASD, it shall procure that prior to the Closing Date ASPPL shall provide, all information requested for and by the SFC and/or The Stock Exchange of Hong Kong Ltd in relation to the transactions contemplated by this Agreement.

Section 7.21 Worker Notification.

(a) On or before the Closing Date, ASD shall provide a list of the name and site of employment of any and all employees of ASD who have experienced, or will experience, an employment loss or layoff, as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Laws requiring notice to employees in the event of a closing or layoff (the “WARN Act”), within ninety (90) days prior to the Closing Date.

(b) Except as contemplated in the Restructuring, for a period of ninety (90) days after the Closing Date, each Buyer shall not engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of such Buyer which, if aggregated with any employment losses or layoffs occasioned by conduct on the part of ASD prior to the Closing Date, would trigger any ASD obligation under the WARN Act.

(c) In the event that any Buyer fails to comply with Paragraph 7.21(b) and thereby triggers any obligation under the WARN Act requiring notice to affected employees, such Buyer shall be responsible for providing such notice and such Buyer shall assume and indemnify ASD and its Affiliates against any liability with respect to failing to provide notice to employees under such Laws.

Section 7.22 Privileged Matters.

(a) ASD and Buyers agree that their respective rights and obligations to maintain, preserve, assert or waive any or all privileges belonging to either corporation with respect to the B&K Business and the Excluded Businesses, including, without limitation, the attorney client and work product privileges (collectively, “Privileges”), shall be governed by the provisions of this Section 7.22. With respect to matters relating to the Excluded Businesses, the Specified ASD Actions or Retained Liabilities, ASD shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Buyers and their Affiliates (including the B&K Companies and their Subsidiaries) shall take no action without the prior written consent of ASD that could result in any waiver of any Privilege that could be asserted by ASD under applicable Law and this Agreement. With respect to matters relating to the B&K Business (except as provided in the preceding sentence), after the Closing, Buyers shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and ASD and its Affiliates shall take no action after the Closing without the prior written consent of Buyers that could result in any waiver of any Privilege that could be asserted by Buyers under applicable Law and this Agreement. The rights and obligations created by this Section 7.22 shall apply to all Information as to which ASD or the B&K Companies and their Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (“Privileged Information”).

(i) Privileged Information of ASD includes but is not limited to (A) all Information regarding the Excluded Businesses and all Information regarding the Specified ASD Actions, but which after the Closing is in the possession of Buyers or any of their Subsidiaries (including the B&K Companies and their Subsidiaries); (B) all communications subject to a Privilege occurring prior to the Closing between counsel for ASD or any of the Retained Subsidiaries (including in house counsel and former in house counsel who are B&K Employees) and any Person who, at the time of the communication, was an employee of ASD or any of the Retained Subsidiaries, regardless of whether such employee is or becomes an employee of Buyers or any of their Subsidiaries (including the B&K Companies and their Subsidiaries); and (C) all Information generated, received or arising after the Closing Date that refers or relates to the foregoing Privileged Information generated, received or arising prior to the Closing Date.

(ii) Privileged Information of the Buyers includes but is not limited to (A) any and all Information generated prior to the Closing regarding the B&K Business but which after the Closing is in the possession of ASD or any of the Retained Subsidiaries (excluding Information of ASD or its Subsidiaries relating to the Specified ASD Actions or Retained Liabilities; (B) all

communications subject to a Privilege occurring prior to the Closing (excluding communications relating to the Specified ASD Actions or Excluded Liabilities generated by ASD or its Representatives) between counsel for the B&K Companies (including in house counsel and former in house counsel who are employees of ASD or the Retained Subsidiaries) and any Person who, at the time of the communication, was an employee of the B&K Companies or their Subsidiaries, regardless of whether such employee is or becomes an employee of ASD or any of the Retained Subsidiaries; and (C) all Information generated, received or arising after the Closing Date that refers or relates to the foregoing Privileged Information generated, received or arising prior to the Closing Date.

(b) Upon receipt by ASD or its Subsidiaries or Buyers or their Subsidiaries (including the B&K Companies and their Subsidiaries), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if ASD or its Subsidiaries or Buyers or their Subsidiaries (including the B&K Companies and their Subsidiaries), as the case may be, obtains knowledge that any current or former employee of either ASD or its Subsidiaries or Buyers or their Subsidiaries (including the other B&K Companies and their Subsidiaries), has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, ASD or Buyers, as the case may be, shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 7.22 or otherwise to prevent the production or disclosure of Privileged Information. ASD or its Subsidiaries or Buyers or their Subsidiaries (including the B&K Companies and their Subsidiaries), as the case may be, will not produce or disclose to any third party any of the other’s Privileged Information under this Section 7.22 unless (i) the other has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

Section 7.23 Confidentiality.

(a) Each Buyers and its Representatives (as such term is defined in the Confidentiality Agreement) shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 9.2 hereof in accordance with its terms.

(b) For a period of five (5) years following the Closing, each Buyer shall, and, shall cause the applicable B&K Companies and their respective Subsidiaries to, keep confidential and not use for any purpose all nonpublic information regarding ASD or its Affiliates (other than any B&K Companies and their Subsidiaries) of which such Buyer, the B&K Companies or any of their Subsidiaries may be aware.

(c) For a period of five (5) years following the Closing, ASD shall, and, shall cause its respective Subsidiaries to, keep confidential and not use for any purpose all nonpublic information regarding the B&K Business of which ASD or any of their Subsidiaries may be aware.

(d) Notwithstanding the foregoing, the restrictions set forth in clause (b) and clause (c) above, shall not apply to confidential information which (i) at the time of disclosure is generally available to the public (other than as a direct or indirect of a disclosure by ASD or Buyer (as applicable)), (ii) was available to ASD or Buyer (as applicable) on a non-confidential basis from a source that is not and was not prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality.

Section 7.24 Shared Contracts.

(a) With respect to Shared Contractual Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contractual Liabilities shall, unless otherwise allocated pursuant to this Agreement, a Local Purchase Agreement or an Ancillary Agreement, be allocated between ASD and the Retained Subsidiaries, on the one hand, and each Buyer and its Subsidiaries, on the other hand, as follows:

(i) first, to the extent a Liability is incurred exclusively in respect of a benefit received by the Excluded Businesses or the B&K Business, such Liability shall be determined to be a Retained Liability or an Assumed Liability, respectively; and

(ii) second, to the extent a Liability cannot be so allocated under clause (i) above, such Liability shall be allocated to ASD and the Retained Subsidiaries, on the one hand, and to such Buyer and its Subsidiaries, on the other hand, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract, measured up to the date of the allocation) by ASD and the Retained Subsidiaries, on the one hand, or such Buyer and its Subsidiaries, on the other hand, under the relevant Shared Contract. Notwithstanding the foregoing, ASD, Americas Buyer and International Buyer shall be responsible for any or all Liabilities arising out of or resulting from their (or their respective Subsidiaries’) breach of the relevant Shared Contract to which this Section 7.24 otherwise pertains.

(b) If ASD or any Retained Subsidiary, on the one hand, or such Buyer or any of its Subsidiaries, on the other hand, receives any benefit or payment under any Shared Contract which was intended for the other party, ASD and such Buyer will use their respective reasonable commercial efforts to, and to cause their respective Subsidiaries to, deliver, transfer or otherwise afford such benefit or payment to the other party.

(c) Notwithstanding anything to the contrary herein, the parties agree that the Shared Contracts listed on Section 7.24(c)(i) of the Seller’s Disclosure Schedule shall not be deemed to be B&K Assets hereunder. Without limiting the foregoing, the parties have determined that it is advisable that certain Shared Contracts, which are identified on Section

7.24(c)(ii) of the Seller’s Disclosure Schedule, be separated into separate Contracts between the appropriate third party and either the Excluded Businesses, the Americas B&K Business or the International B&K Business. The parties agree to cooperate and provide reasonable assistance prior to Closing (with no obligation on the part of either party to pay any costs or fees with respect to such assistance) in effecting the separation of such Shared Contracts.

(d) As used in this Section 7.24, each Buyers’ Subsidiaries shall include the B&K Companies.

Section 7.25 Resignations. ASD shall use reasonable best efforts to obtain the written resignations of each director or manager, as applicable, and officer of the B&K Companies who are not Affected Employees effective as of the Closing Date.

Section 7.26 Directors and Officers.

(a) If the Closing occurs, each Buyer shall and shall cause the applicable B&K Companies and their Subsidiaries to take any necessary actions to provide that all rights to indemnification and all limitations on liability existing in favor of any current or former officers, directors, partners, members, managers or employees of such B&K Companies (or their respective predecessors) (collectively, the “B&K Indemnitees”), as provided in (i) the organizational documents of such B&K Companies and their Subsidiaries in effect on the date of this Agreement or (ii) any agreement providing for indemnification by such B&K Companies or their Subsidiaries of any of the relevant B&K Indemnitees in effect on the date of this Agreement (an “Indemnity Agreement”) to which the Sellers or such B&K Companies or their Subsidiaries are a party shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the B&K Companies or their Subsidiaries after the Closing.

(b) In the event that the B&K Companies or their Subsidiaries or a Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such B&K Companies or their Subsidiaries such Buyer, as the case may be, shall succeed to the obligations set forth in this Section 7.26.

(c) The obligations of each Buyer under this Section 7.26 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.26 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 7.26 applies shall be third party beneficiaries of this Section 7.26).

Section 7.27 Union or Works Council Cooperation Buyers shall assist and cooperate with Sellers in connection with: (a) furnishing to any Unions any information that may be required, or in Seller’s good faith determination, advisable to provide; (b) effectuating the assignment and assumption of any Collective Bargaining Agreements; (c) obtaining consents or opinions from any Unions that may be required, or in Seller’s good faith determination, advisable to obtain; and (d) undertaking any other actions that may be required to complete or effectuate the employment transfers and related matters contemplated by this Agreement. For purposes of this Section 7.27, the term “Union” shall mean any labor union, labor organization, works council or other collective group of employees which represents any group of Business Employees or with which any of the Sellers is otherwise required to negotiate or consult.

Section 7.28 Restructuring Prior to the Closing, ASD shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, under applicable law, so as to implement the Restructuring in accordance with the provisions (including timing thereof) set forth in Section 7.28 of the Seller’s Disclosure Schedule; provided that, ASD agrees that it (i) shall consult with Buyers on a regular basis with respect to the Restructuring and (ii) shall be required, prior to taking any action which deviates from the Restructuring to request and receive the prior written approval of the Buyers, which approval shall not be unreasonably withheld.

Section 7.29 Exclusivity. From and after the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, ASD shall, and shall not permit its Subsidiaries and any of its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents (“Representatives”) to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any Person (other than Buyers and their Affiliates) conducted heretofore with respect to, or that could reasonably be expected to lead to, a B&K Acquisition Proposal. From and after the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, ASD shall not, nor shall it permit any of its Subsidiaries or the Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of a B&K Acquisition Proposal, (ii) enter into any agreement, arrangement or understanding with respect to a B&K Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than Buyers and their Affiliates) any non-public information with respect to ASD or its Subsidiaries or Affiliates in connection with any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to any B&K Acquisition Proposal. “B&K Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyers or their Affiliates) to acquire or purchase from ASD, any Subsidiary of ASD or any of the Joint Ventures, all or any material part of the revenues, income or assets of the B&K Business (whether in one transaction or a series of related transactions and whether pursuant to (x) purchase of equity securities of any Subsidiary of ASD or the Joint Ventures, (y) merger, exchange, consolidation or similar business combination with any Subsidiary of ASD or the Joint Ventures, or (z) asset purchase (including any sale of profits interests or similar transaction) from ASD, any Subsidiary of ASD or any of the Joint Ventures)) other than any such acquisition or purchase permitted pursuant to the terms of Section 7.2.

Section 7.30 Securitization Program. After the Closing, the Buyers shall have the exclusive right to collect (for the benefit of ASD) all remaining receivables, if any, due to ASD (or any of its Affiliates) from any third party under the Securitization Program. Buyers shall deliver any collected proceeds promptly to an account specified by ASD.

Section 7.31 ISRA Compliance.

(a) Prior to the Closing. ASD shall, at its sole cost and expense, use its reasonable best efforts to take all actions necessary to comply with ISRA with respect to the New Jersey Site prior to the Closing Date, including filing all necessary forms and conducting any investigation and remediation as may be required by the applicable regulations. Buyer shall cooperate with ASD in connection with such compliance, including executing any forms necessary to allow the parties to consummate the transactions contemplated by this Agreement in accordance with ISRA requirements. ASD shall provide Buyer and its representatives with copies of all notices, filings, correspondence, draft reports, submissions, work plans and final reports, and all filings and submissions shall be subject to Buyer’s approval (such approval shall not to be unreasonably withheld or delayed) prior to submittal, to the extent feasible given ISRA requirements.

(b) Remediation Agreement. If necessary to consummate the transactions contemplated by this Agreement without delaying the Closing, Buyer shall enter into a Remediation Agreement (as such term is defined by New Jersey regulations) with the NJDEP, whereby Buyer shall commit to comply with the requirements of ISRA after the Closing Date. Buyer shall provide the financial assurance required by the NJDEP and New Jersey regulations to secure Buyer’s obligations under ISRA.

(c) Post-Closing. After the Closing, Buyer shall be responsible and liable for compliance with ISRA with respect to the New Jersey Site, including any Remedial Action required by the NJDEP pursuant to New Jersey regulations. Buyer shall indemnify, defend, and hold harmless Seller and Seller’s Affiliates against all Damages incurred by Seller and Seller’s Affiliates from and after the Closing Date in connection with ISRA compliance with respect to the New Jersey Site, including any penalties and costs incurred by Buyer’s failure to comply with ISRA or to comply with the terms of the Remediation Agreement (if applicable).

Section 7.32 Website and Email Transition.

Notwithstanding anything to the contrary in the Trademark Coexistence Agreement:

(a) For a period of six (6) months following the Closing Date, Buyer shall maintain the website located at http://www.americanstandard.com/ or http://www.amstd.com/ (the “Website”) in a form and manner that includes functionality substantially identical to that immediately prior to the Closing Date, including the presentation and links on the home page to the (i) Bath & Kitchen, (ii) Heating & Cooling, and (iii) Vehicle Controls websites, and shall ensure that the Website automatically redirects to such respective websites in the same manner as immediately prior to the Closing Date, provided that the Website may be altered or otherwise modified and may include any public announcement (in a form and manner agreed to by the parties in writing) approved pursuant to Section 7.15.

(b) For a period of nine (9) months following the Closing Date, Buyer acknowledges and agrees that ASD and its Subsidiaries shall be permitted to continue to use the email addresses that incorporate “americanstandard.com” or “amstd.com” in the manner consistent with that used immediately prior to the Closing Date, and Buyer shall reasonably cooperate with ASD in connection with ASD’s transition from such email addresses, including with respect to the forwarding of email received for such addresses to the new email addresses for ASD and its Subsidiaries.

Section 7.33 Subleases. The parties agree to use commercially reasonable efforts to negotiate and enter into a sublease with respect to the Real Properties set forth in Section 7.24 of the Seller’s Disclosure Schedule pursuant to which ASD or a Retained Subsidiary shall sublease to Buyer or one of its Affiliates the office space currently utilized by the B&K Business at such locations for a term equal to the remaining term of the applicable overlease and for rent consistent with that reflected for such properties in the Financial Statements, subject to any pro rata increases pursuant to the terms the applicable overlease.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Mutual Conditions. The respective obligations of each Party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) There shall be no injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that prohibits or permanently enjoins the consummation of the transactions contemplated by this Agreement; and

(b) The Required Antitrust Approvals shall have been obtained, waived or made, as applicable, and the respective waiting periods required in connection with Required Antitrust Approvals shall have expired or been terminated; provided, however, a party shall not have the right to assert that the foregoing condition set forth in this Section 8.1(b) has not been satisfied if the failure to satisfy such condition results in any way from such party’s failure to perform or comply with its obligations under Section 7.3.

Section 8.2 Conditions to the Buyers’ Obligations. The obligations of the Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by Buyers, at or prior to the Closing, of each of the following conditions:

(a) ASD shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;

(b) Prior to or at the Closing, ASD shall have delivered to the Buyers a certificate signed by an officer of the Seller, dated the Closing Date, to the effect that, to the knowledge of such officer (but without personal liability therefor), the condition specified in Section 8.2(a) has been satisfied.

Section 8.3 Conditions to the ASD Obligations. The obligations of ASD to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by ASD at or prior to the Closing of each of the following conditions:

(a) The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(b) Prior to or at the Closing, each Buyer shall have delivered to ASD a certificate signed by an officer of such Buyer, dated the Closing Date, to the effect that, to the knowledge of such officer (but without personal liability therefor), the conditions specified in Section 8.3(a) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

(a) by mutual written consent of ASD and the Buyers;

(b) by ASD or the Buyers upon written notice to the other if the Closing shall not have occurred on or before November 30, 2007 (the “End Date”), provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party if it shall have failed to fulfill its obligations contained in Section 7.3(b) prior to exercising its right to termination hereunder;

(c) by the Buyers upon written notice to ASD, if there shall have been a material breach of any of the agreements or covenants set forth in this Agreement on the part of ASD which has rendered the satisfaction of any conditions set forth in Section 8.2 permanently incapable of fulfillment, such violation or breach has not been waived by the Buyers, and the breach has not been cured within 30 days following Buyers’ written notice of such breach and is not capable of being cured prior to the End Date; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to Buyers if it is then in material breach of any covenant or other agreement contained herein;

(d) by ASD upon written notice to Buyers, if there shall have been a material breach of any of the agreements or covenants set forth in this Agreement on the part of Buyers which has rendered the satisfaction of any conditions set forth in Section 8.3 permanently incapable of fulfillment, such violation or breach has not been waived by ASD, and the breach has not been cured within 30 days following ASD’s written notice of such breach and is not capable of being cured prior to the End Date; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to ASD if it is then in material breach of any covenant or other agreement contained herein;

(e) by either the Buyers or ASD upon written notice to the other, if there shall be in effect a final, non appealable order of a Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated by this Agreement; provided that the right to terminate the Agreement under this Section 9.1(e) shall not be available to a Party who shall not have complied with its obligation under Section 7.3; and

(f) by ASD, if the Buyer fails to consummate the Closing within ten Business Days of the date on which the Closing is otherwise required to be consummated pursuant to Section 4.1.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any Party hereto or its directors, officers, stockholders or Affiliates, except that the provisions of Section 7.15, Section 7.23, Section 9.2 and ARTICLE XII and the last sentence of Section 7.13(d) shall survive the termination of this Agreement; provided, however, that if such termination shall result from (a) the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) the Buyers’ failure to pay any portion of the Preliminary Purchase Price upon satisfaction or waiver of the conditions to Closing set forth in Section 8.1 and Sections 8.2, ASD or the Buyers, as the case may be, shall be fully liable for any and all Damages of the other party as a result of such breach or failure, as applicable.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement (other than those in Section 5.10 and the Cornerstone Warranties) and the covenants and agreements of ASD contained herein which contemplate performance prior to Closing shall survive the Closing and shall terminate on 31 March 2009. The representations and warranties contained in Section 5.10 shall survive the Closing and shall remain in full force and effect until the applicable statute of limitations expires. All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing (including this Article X and Article XI) and the Cornerstone Warranties shall survive the Closing indefinitely and shall remain in full force and effect in accordance with their terms. All other covenants and agreements contained in this Agreement shall not survive the Closing and shall thereupon terminate; provided, however, that notwithstanding the foregoing, (x) the obligations of the International Buyer and the Americas Buyer to assume, and indemnify ASD Indemnified Parties for, the International Assumed Liabilities and Americas Assumes Liabilities, respectively, and (y) the obligations of ASD to retain, and indemnify the Buyer Indemnified Parties for, the Retained Liabilities, shall survive indefinitely. The period of time that a representation or warranty or covenant or agreement survives the Closing pursuant to this Section 10.1 shall be the “Indemnity Period” with respect to such representation or warranty or covenant or agreement. No claim for breach of any representation or warranty or failure to perform any covenant, agreement or obligation may be asserted after the expiration of the Indemnity Period; provided that the written assertion prior to expiration of the Indemnity Period of any Claim by a party for indemnification hereunder with respect to the breach or alleged breach of any representation or warranty or the failure or alleged failure to perform any covenant or other obligation in accordance with Section 10.4, shall survive until final resolution of such claim.

Section 10.2 Indemnification by ASD.

(a) From and after the Closing and subject to the terms and conditions of this ARTICLE X, ASD agrees to defend, indemnify and hold each harmless each Buyer and its Subsidiaries (including the B&K Companies and their Subsidiaries), their Affiliates and, if applicable, their respective directors, officers, employees, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages arising or resulting from (i) any Retained Liability, (ii) any breach by ASD of any of its covenants or agreements in this Agreement, (iii) any breach of any representation or warranty of ASD (other than the Cornerstone Warranties) contained in this Agreement (it being understood that for the purposes of this Section 10.2(a)(iii) any qualifications relating to a Material Adverse Effect or materiality contained in such representation or warranty shall be disregarded for the purposes of determining whether such representation or warranty was breached and the determination of Damages thereunder or therefrom), (iv) any breach of any representation or warranty of ASD contained in the Cornerstone Warranties of this Agreement (it being understood that for the purposes of this Section 10.2(a)(iv) any qualifications relating to a Material Adverse Effect or materiality contained in such representation or warranty shall be disregarded for the purposes of determining whether such representation or warranty was breached and the determination of Damages thereunder or therefrom), or (v) the ownership or use of the Excluded Assets or operations of the Excluded Business prior to or following the Closing.

(b) Each Buyer acknowledge and agree that ASD shall not have any liability under any provision of this Agreement for any Damage to the extent that such Damage relates to action or inaction by such Buyer or any of its Affiliates after the Closing Date. Each Buyer shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Damage upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damage.

(c) No provision of this Section 10.2 shall be interpreted as altering or limiting the rights and responsibilities of the parties under ARTICLE XI.

Section 10.3 Indemnification by Buyers.

(a) From and after the Closing and subject to the terms and conditions of this ARTICLE X, Americas Buyer agrees to defend, indemnify and hold harmless Seller, the other Sellers, their Subsidiaries, their respective Affiliates, and, if applicable, their respective directors, officers, employees, successors and assigns (the “ASD Indemnified Parties”) from and against any and all Damages arising or resulting from (i) any Americas Assumed Liability, (ii) any breach by Americas Buyer of any of its covenants or agreements in this Agreement, (iii) any breach of any representation or warranty of Americas Buyer contained in this Agreement (it being understood that for the purposes of this Section 10.3(a) any qualifications relating to a Buyers Material Adverse Effect or materiality contained in such representation or warranty shall be disregarded for the purposes of determining whether such representation or warranty was breached and the determination of Damages thereunder or therefrom), or (iv) the ownership or use of the Americas Purchased Assets or operation of the Americas B&K Business following the Closing.

(b) From and after the Closing and subject to the terms and conditions of this ARTICLE X, International Buyer agrees to defend, indemnify and hold harmless Seller, the other Sellers, their Subsidiaries, their respective Affiliates, and, if applicable, their respective directors, officers, employees, successors and assigns from and against any and all Damages arising or resulting from (i) any International Assumed Liability, (ii) any breach by International Buyer of any of its covenants or agreements in this Agreement, (iii) any breach of any representation or warranty of International Buyer contained in this Agreement (it being understood that for the purposes of this Section 10.3(b) any qualifications relating to a Buyers Material Adverse Effect or materiality contained in such representation or warranty shall be disregarded for the purposes of determining whether such representation or warranty was breached and the determination of Damages thereunder or therefrom), or (iv) the ownership or use of the International Purchased Assets or operation of the International B&K Business following the Closing.

(c) ASD shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Damage upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the event which gives rise to the Damage.

(d) No provision of this Section 10.3 shall be interpreted as altering or limiting the rights and responsibilities of the parties under ARTICLE XI.

(e) Notwithstanding anything to the contrary herein, ASD acknowledges and agrees that (x) the Liabilities and Damages of each of the Americas Buyer and the International Buyer under this Agreement, the Ancillary Agreements and the Local Purchase Agreements (and the transactions contemplated by each such agreement) shall be several and not joint, and (y) in no event shall either Buyer be liable for the Liabilities or Damages (including the indemnifications provided herein) of the other Buyer.

Section 10.4 Notice of Claims. If any of the Persons to be indemnified under this ARTICLE X (the “Indemnified Party”) has suffered or incurred any Damage, the Indemnified Party shall so notify the party from whom indemnification is sought (the “Indemnifying Party”) promptly in writing describing the event giving rise to such Damage, the basis upon which indemnity is being sought, the amount or estimated amount of the Damage, if known or reasonably capable of estimation, and the method of computation of such Damage, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Damage shall have occurred. If any action at Law or suit in equity is instituted by or against a third party with respect to which the Indemnified Party intends to claim any Liability as a Damage under this ARTICLE X, the Indemnified Party shall promptly notify the Indemnifying Party of such action or suit and tender to the Indemnifying Party the defense of such action or suit. A failure by the Indemnified Party to give notice and to tender the defense of the action or suit in a timely manner pursuant to this Section 10.4 shall not limit the obligation of the Indemnifying Party under this ARTICLE X, except (i) to the extent the rights of such Indemnifying Party is actually prejudiced thereby, (ii) to the extent expenses are incurred during the period in which notice was not provided, and (iii) as provided by Section 10.1. In the event that the Indemnified Party commences an Action in order to recover Damages hereunder, upon final determination of a court of competent jurisdiction with respect thereto, the non prevailing party in such Action shall reimburse the prevailing party’s reasonable costs and expenses (including reasonable attorney’s fees) incurred in connection with such Action.

Section 10.5 Third Party Claims.

(a) The Indemnifying Party under this ARTICLE X shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any third party claim, action, suit or proceeding (a “Third Party Claim”), and the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless the judgment or proposed settlement involves (i) only the payment of money, (ii) does not impose an injunction or other equitable relief upon the Indemnified Party and (iii) includes as a term thereof the release of the Indemnified Party from all liability with respect to such Third Party Claim. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party (which shall not be unreasonably withheld). The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided that the fees and expenses of such counsel shall be borne by the Indemnified Party; provided, further, that such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, the reasonable fees and expenses of such separate counsel to be borne by the Indemnifying Party if, but only if, there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnified Party shall control and conduct (at the Indemnifying Party’s expense) the Third Party Claim and the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b) The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The foregoing shall also apply, and ASD and Buyers shall cooperate, and cause their Subsidiaries to cooperate, with WABCO and its representatives in the same manner described above with respect to WABCO’s defense of the litigation and investigations set forth in Section 7.14(b) of the Seller’s Disclosure Schedule.

(c) The Indemnified Party shall have the right to request that the Indemnifying Party seek to dismiss the Indemnified Party for any Third Party Claims and the Indemnifying Party shall use its commercially reasonable effort to cause such dismissal.

Section 10.6 Limitations.

(a) In no event shall ASD be liable for indemnification pursuant to Section 10.2(a)(iii) unless and until the aggregate of all Damages with respect to Section

10.2(a)(iii) that are imposed on or incurred by the Buyer Indemnified Parties exceeds $26,325,000 (the “Deductible Amount”), in which event the Buyer Indemnified Parties shall only be entitled to indemnification for all Damages in excess of the Deductible Amount. Notwithstanding the foregoing, ASD shall not be required to make payments for indemnification pursuant to (x) Section 10.2(a)(iii) in an aggregate amount in excess of $200,000,000 (the “Cap”) or (y) Section 10.2(a)(iv) and Section 10.2(a)(v) in an aggregate amount in excess of the Final Purchase Price. In no event shall ASD be liable for indemnification pursuant to Section 10.2(a)(iv) (but only with respect to breaches of the representation contained in Sections 5.14(d) and 5.15(a)) unless and until the aggregate of all Damages with respect to Section 10.2(a)(iv) (but only with respect breaches of representation contained in Sections 5.14(d) and 5.15(a)) that are imposed on or incurred by the Buyer Indemnified Parties exceeds $1,000,000, in which event the Buyer Indemnified Parties shall be entitled to indemnification for all Damages in excess of $1,000,000. In no event shall ASD be liable for indemnification pursuant to Section 10.2(a)(iv) (but only with respect to breaches of representations contained in Section 5.15(b)) unless and until the aggregate of all Damages with respect to Section 10.2(a)(iv) (but only with respect breaches of representations contained in Section 5.15(b)) that are imposed on or incurred by the Buyer Indemnified Parties exceeds $1,000,000, in which event the Buyer Indemnified Parties shall be entitled to indemnification for all Damages in excess of $1,000,000.

(b) In no event shall Buyers be liable for indemnification pursuant to Section 10.3(a)(iii) and Section 10.3(b) (iii) unless and until the aggregate of all Damages with respect to Section 10.3(a) (iii) and Section 10.3(b) (iii) that are imposed on or incurred by ASD Indemnified Parties exceeds the Deductible Amount, in which event ASD Indemnified Parties shall only be entitled to indemnification for all Damages in excess of the relevant Deductible Amount. Notwithstanding the foregoing, Buyers shall not be required to make payments for indemnification pursuant to Section 10.3(a)(iii) and Section 10.3(b)(iii) in an aggregate amount in excess of the Cap.

(c) In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Damage shall be determined without duplication of any other Damage for which an indemnification claim has been made under any other representation, warranty, covenant or agreement.

(d) The amount of any Damage for which indemnification is provided under Section 10.2 or Section 10.3 shall be net of (i) any amounts actually recovered (less Tax thereon) by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually received (less Tax thereon) as an offset against such Damage (each Person named and source identified in clauses (i) and (ii), a “Collateral Source”), and (iii) an amount equal to any Tax benefit actually received by the Indemnified Party in connection therewith; provided that such Tax benefit shall be paid by the Indemnified Party only at such time or times and to the extent that such Tax benefit is actually realized (i.e., calculated on the basis of the actual reduction in cash payments or increase in cash refunds for Taxes). If the amount to be netted hereunder from any payment required under Section 10.2 or Section 10.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to Section 10.6(d), the Indemnified Party shall repay to the

Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 10.6(d) had such determination been made at the time of such payment. Buyers and ASD shall cooperate in making this determination, any failure to agree will be settled in accordance with Section 11.2(c).

(e) Notwithstanding any provision herein to the contrary, no indemnity may be sought hereunder in respect of any Liability to the extent that such Liability is reflected in the Final Adjustment Amounts.

Section 10.7 Sole Remedy/Waiver. Except with respect to fraud, the parties hereto acknowledge and agree that the remedies provided for in this ARTICLE X shall be the parties’ sole and exclusive remedy, from and after the Closing Date, with respect to this Agreement and the transactions contemplated hereby other than with respect to Taxes. Notwithstanding the foregoing, nothing contained herein shall impair the right of any party to compel specific performance by another party of its obligations under this Agreement. In furtherance of the foregoing, from and after the Closing Date, except for instances of fraud, or as otherwise provided in this ARTICLE X, the parties hereby waive, and release each other from, to the fullest extent permitted by applicable Law, any and all other rights, defenses, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against ASD, the other Sellers or any of their respective Affiliates, or Buyers or any of their Affiliates, as the case may be, arising under or based upon any federal, state or local Law (including any such Law arising under or based upon any securities Law, Environmental Law, common Law or otherwise).

Section 10.8 No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES (OTHER THAN CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES AWARDED TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM AND OTHER THAN LOST PROFITS) OR FOR DIMINUTION IN VALUE OR LOST BUSINESS OPPORTUNITY THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER.

Section 10.9 Adjustment to Purchase Price. Any indemnity payment made pursuant to this ARTICLE X (other than pursuant to Section 10.2.(a)(i)) shall be treated as an adjustment to the price paid by Buyers for Tax purposes for the relevant asset to the extent permissible for U.S. federal income Tax or the relevant foreign Tax purposes.

ARTICLE XI

TAX INDEMNIFICATION

Section 11.1 Tax Indemnification.

(a) ASD Liability.

(i) ASD shall indemnify, defend and hold each Buyer and its Affiliates (including the B&K Companies, their Subsidiaries and the Joint Ventures) harmless from and against (A) all Taxes relating to the Assets or operations of the B&K Business (including the B&K Companies) for all Tax periods or portions thereof ending on or before the Closing Date including a portion of any Straddle Period as determined under Section 11.1(f) or arising because of the Reorganization or the Closing, provided, however, that ASD shall not be liable for any Taxes of or relating to the Joint Ventures in excess of the allocated share of such Taxes (including Taxes on its allocable share of taxable income of the Joint Venture) relating to the Joint Venture Interests as determined by the agreement governing the Joint Venture or, unless otherwise provided in such agreement, governing Law (the “ASD Taxes”), (B) all Damages arising from any breach of ASD’s representations and warranties contained in Section 5.10; (C) all Taxes (as a result of Treasury Regulation Section 1.1502 6(a), or any analogous provisions of state Tax Law or otherwise) of or properly attributable to ASD or any of its Affiliates (other than the B&K Companies, their Subsidiaries or the Joint Ventures) which is or has ever been affiliated with the B&K Companies, their Subsidiaries or the Joint Ventures as a result of filing any consolidated, combined or unitary domestic or foreign Tax Return, prior to the Closing , (D) all Damages arising from any breach of ASD’s covenants in Section 7.7 and 11.1 relating to Taxes, and (E) any Taxes that arise in any of the Buyers or their Affiliates (including the B&K Companies, their Subsidiaries or the Joint Ventures) (i) because any of the Asset Purchases is regarded for the relevant Tax as a succession or similar legal concept or (ii) solely in relation to any Excluded Business or Excluded Asset. Notwithstanding any provisions herein to the contrary, ASD’s obligations under this ARTICLE XI with respect to Non Income Taxes shall be treated as amounts indemnified pursuant to Section 10.2(a)(iii) solely for purposes of making such indemnification obligation subject to the Deductible Amount and the Cap.

(ii) ASD shall not indemnify, defend or hold harmless Buyers or any of their Affiliates from any Taxes or Damages arising from any liability for Taxes (A) that is attributable to any Buyer Tax Act; (B) that is attributable to a Tax period or portion thereof for which the Buyer is responsible for pursuant to Section 7.7(a)(ii); or (C) that is incurred by virtue of a change in the use of any property of a B&K Company, a Subsidiary thereof or Joint Venture if such change is made after the Closing Date. Furthermore, notwithstanding anything to the contrary contained in this Agreement ASD’s obligation to indemnify, defend and hold harmless Buyers and their Affiliates as set forth in

Section 11.1(a) shall terminate effective 60 days after the expiration of the applicable statute of limitations (including extensions) in respect of such Taxes, provided, however, that ASD’s obligation to indemnify for Damages arising solely as a result of a breach of a representation or warranty in Section 5.10 shall terminate one year after the Closing; provided, further, with respect to a Tax Claim for which a claim for indemnification under Section 11.1(a) has been made by Buyers or their Affiliates (including the B&K Companies, their Subsidiaries and the Joint Ventures), with reasonable specificity, by timely written notice given under Section 11.2(a), ASD’s indemnification obligation shall continue until the date of a final determination of such Tax Claim.

(b) Americas Buyer’s Liability. Americas Buyer shall, and shall cause the Americas B&K Companies and the Americas Joint Ventures to, indemnify, defend and hold ASD and its Affiliates harmless from and against: (A) Taxes of the Americas B&K Companies, their Subsidiaries and the Joint Ventures and Taxes relating to the ownership or operation of the Americas Purchased Assets except to the extent ASD is otherwise required to indemnify Americas Buyers for such Taxes pursuant to Section 11.1(a), and (B) Taxes and Damages attributable to a Buyer Tax Act; (C) any Damages arising from any breach of Americas Buyer’s covenants in Section 7.7 and 11.1 (b) relating to Taxes. Notwithstanding anything to the contrary contained in this Agreement, Americas Buyer’s obligation to indemnify, defend and hold harmless ASD and its Affiliates under this Section 11.1(b) shall terminate effective 60 days after the expiration of the applicable statute of limitations (including extensions) in respect of such Taxes; provided, however, with respect to a Tax Claim for which a claim for indemnification under Section 11.1 has been made by ASD or its Affiliates, with reasonable specificity, by timely written notice given under Section 11.2(a), Americas Buyer’s indemnification obligation shall continue until the date of a final determination of such Tax Claim. Notwithstanding any provisions herein to the contrary, Buyer’s obligations under this ARTICLE XI with respect to Non Income Taxes shall be treated as amounts indemnified pursuant to Section 10.3(a)(iii) solely for purposes of making such indemnification obligation subject to the Deductible Amount and the Cap.

(c) International Buyer’s Liability. International Buyer shall, and shall cause the International B&K Companies and the International Joint Ventures to, indemnify, defend and hold ASD and its Affiliates harmless from and against: (A) Taxes of the International B&K Companies, their Subsidiaries and the Joint Ventures and Taxes relating to the ownership or operation of the International Purchased Assets except to the extent ASD is otherwise required to indemnify International Buyers for such Taxes pursuant to Section 11.1(a), (B) any Damages attributable to a Buyer Tax Act, and (C) any Damages arising from any breach of International Buyers’ covenants in Section 7.7 and 11.1 (b) relating to Taxes. Notwithstanding anything to the contrary contained in this Agreement, International Buyer’s obligation to indemnify, defend and hold harmless ASD and its Affiliates under this Section 11.1(b) shall terminate effective 60 days after the expiration of the applicable statute of limitations (including extensions) in respect of such Taxes; provided, however, with respect to a Tax Claim for which a claim for indemnification under Section 11.1 has been made by ASD or its Affiliates, with reasonable specificity, by timely written notice given under Section 11.2(a), International Buyers’ indemnification obligation shall continue until the date of a final determination of such Tax Claim.

(d) Any indemnity payment required to be made pursuant to this ARTICLE XI shall be made within 30 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than 5 Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including estimated Tax payments).

(e) Any indemnity payment made pursuant to this Section 11.1 shall be treated, as far as legally possible, as an adjustment to the price paid by Buyers for the relevant assets.

(f) In the case of any Straddle Period, (i) the Non-Income Taxes assessed on a periodic basis of or relating to the B&K Companies, their Subsidiaries, the Joint Ventures or the Purchased Assets shall be allocated between the pre and post Closing periods based upon the ratio of the number of days in each period and the number of days in the entire Straddle Period; and (ii) Income Taxes of or relating to the B&K Companies, their Subsidiaries, the Joint Ventures or the Purchased Assets and non-Income Taxes which are not addressed on a periodic basis (such as value added taxes or sales taxes) shall be allocated between the pre and post Closing periods based upon a hypothetical closing of the books upon Closing.

(g) For the avoidance of doubt, the limitations on indemnification with respect to the Deductible Amount and the Cap shall not be applicable to indemnification for Income Taxes under this ARTICLE XI.

(h) ASD shall be responsible for the timely payment of, and to such extent shall indemnify and hold harmless the Buyer against, all sales (including without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes and fees (“Transfer Taxes”) arising out of or in connection with or attributable to the sale of the B&K Companies Stock, the B&K Assets, Purchased Intellectual Property or the Joint Venture Interests to Buyer pursuant to this Agreement. ASD shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes). Within 30 days after ASD provides a written account of the Transfer Taxes paid, Buyer shall pay to ASD fifty (50) per cent of the amount of Transfer Taxes paid. If there is a dispute concerning the amount of Transfer Taxes paid, the Tax dispute shall be settled in accordance with Section 11.2(c).

Section 11.2 Tax Contests.

(a) If a claim is made by any Taxing Authority (a “Tax Claim”) which, if successful, might result in an indemnity payment to ASD or Buyers or any of their Affiliates pursuant to ARTICLE XI, the indemnified party shall notify the indemnifying party of such claim no later than fifteen (15) Business Days after such Tax Claim is made; provided, however, that the failure to provide timely notice shall release the indemnifying party from any indemnification obligation hereunder with respect to such Tax Claim only to the extent of the actual prejudice caused by the delay.

(i) With respect to any Tax Claim relating to a Tax Return prepared and filed by ASD, including any Consolidated Tax Return, ASD shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion in good faith pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. Buyers shall be entitled to be informed of (i) such Tax Claim within a reasonable time after such Tax Claim is asserted and (ii) the developments with respect to such Tax Claim at any administrative meeting, conference, hearing or other proceeding.

(ii) ASD and Buyers shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes for any Straddle Period and costs incurred by ASD and Buyers in connection with such proceedings shall be borne by ASD and Buyers in proportion to their liability for the Taxes asserted in the Tax Claim. Neither ASD nor Buyers shall settle any such Tax Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

(iii) Except as otherwise provided in Sections 11.2(a)(i) and (ii), Buyers shall control all proceedings with respect to Taxes for any taxable period beginning after the Closing Date.

(b) Buyers and each of their respective Affiliates (including the B&K Companies, their Subsidiaries and the Joint Ventures) on the one hand, and ASD and its Affiliates, on the other hand, shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. Buyers shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 11.2.

(c) If the parties disagree as to the calculation of any amount relating to Taxes governed by Section 11.1, ASD and Buyers shall promptly consult with each other and endeavor in good faith, for a period of thirty (30) days, to resolve any such disagreements (each disagreement not so resolved, a “Tax Dispute”). Thereafter, either ASD or Buyers may submit the resolution of any Tax Disputes to the Accounting Firm to resolve the dispute. The Accounting Firm shall only be authorized as directed by the parties on any one issue either (i) to decide in favor of and choose the position of either of the parties or (ii) to decide upon a compromise position within the range of positions presented by the parties to the Accounting Firm. The Accounting Firm shall base its decision solely upon the presentations of the parties to the Accounting Firm at a hearing held before the Accounting Firm and upon any materials made available by either party and not upon independent review. The Accounting Firm shall be instructed to resolve the Tax Disputes and such resolution shall be (i) set forth in writing and signed by the Accounting Firm, (ii) delivered to ASD and Buyer as soon as practicable after the Tax Disputes are submitted to the Accounting Firm but not later than the 30th day after the Accounting Firm is instructed to resolve the Tax Disputes, (iii) made in accordance with this Agreement, and (iv) final, binding and conclusive on the parties on the date of delivery of such resolution. Any expenses relating to the engagement of the Accounting Firm shall be shared equally by the parties.

Section 11.3 Deemed Asset Sales. If any of the B&K Companies is treated as a disregarded entity for Income Tax purposes by any Taxing Authority, the sale of such B&K Company pursuant to this Agreement shall be treated as a sale of Purchased Assets for purposes of this Agreement to the extent consistent with the Law in the relevant Tax jurisdiction.

Section 11.4 VAT. Without prejudice to any other provision of this ARTICLE XI, ASD on the one hand and the International Buyer (or to the extent relevant the Americas Buyer) on the other hand shall procure that each Asset Seller and each Asset Buyer (and each Joint Venture Seller and each Joint Venture Buyer) act and co-operate (consistent with relevant Laws) as set out in this Section 11.4 in relation to value added tax, sales tax or similar taxes (collectively “VAT”) which may become due on any transaction contemplated within Sections 2.2(a) or 2.2 (b) and their minimization of such taxes, such co-operation to include (i) treating the transaction as a transfer of a business (or part thereof) as a going concern (or claiming any equivalent or similar relief) (collectively “TOGC Relief”) and, if appropriate, seeking a ruling (including a non-binding and/or informal ruling) from the relevant Tax Authority confirming that TOGC Relief is available and (ii) in the event that agreement cannot be reached on whether TOGC Relief should be available (and no ruling procedure being available) seeking the opinion of a mutually acceptable counsel who is qualified to opine on such matter and acting in accordance with such counsel’s opinion. To the extent that TOGC Relief is not available and the VAT in question is recoverable by the relevant Asset Buyer or Joint Venture Buyer from the relevant Tax Authority (i) VAT shall be charged in addition to the allocated consideration for the Asset in question but only on condition that appropriate documentation is promptly made available sufficient to enable that Asset Buyer or Joint Venture Buyer to recover that VAT and (ii) the Asset Buyer or Joint Venture Buyer shall pay the VAT to the Asset Seller or Joint Venture Seller within 3 Business Days of such recovery, whether in cash or by way of set-off against other VAT amounts payable. To the extent that TOGC Relief is not available and the VAT in question is not recoverable by the relevant Asset Buyer or Joint Venture Buyer from the relevant Tax Authority VAT shall be charged in relation to the allocated consideration for the Asset in question but shall be treated as a Transfer Tax under this Agreement. If TOGC Relief has been assumed to be available, but is later contested by any relevant Tax Authority the Asset Seller and the Asset Buyer (or the Joint Venture Seller and the Joint Venture Buyer) shall take all reasonable steps to defend such contest, which may include appealing the matter to any court or tribunal, but only if in the opinion of a mutually acceptable counsel who is qualified to opine on such matter the outcome of such appeal is more likely than not to be favorable. In the event that such defense is unsuccessful, the previous two sentences shall apply and the Asset Seller shall be responsible for any interest on late paid tax or any penalties that may be levied. Subject to the previous sentence, any costs of any actions taken under this Section 11.4 shall be shared equally between the Asset Seller and the Asset Buyer (or the Joint Venture Seller and the Joint Venture Buyer). No obligation to co-operate shall extent to any different Asset Buyer (or Joint Venture Buyer) being required to buy the relevant Asset in place of the one proposed by International Buyer (or to the extent relevant the Americas Buyer).

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

To Americas Buyer:

ASD Acquisition Corp.
111 Huntington Avenue
Boston, MA 02199
Facsimile:	617-516-2010
Attention:	Steve Barnes
Walid Sarkis

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601-6636
Facsimile:	(312) 861-2200
Attention:	James Learner
Matthew Steinmetz

To International Buyer:

Ideal Standard Holdings Sarl
9A, Parc d-Activite Syrdal
L-5365 Munsbach, Luxembourg
Attention:	Steve Barnes
Walid Sarkis

with a copy to:

Kirkland & Ellis International LLP
30 St. Mary Axe
London EC3A 8AF
United Kingdom
Facsimile:	+44 207 469 2001
Attention:	James Learner
Matthew Steinmetz

To ASD:

American Standard Companies Inc.
One Centennial Avenue
P.O. Box 6820
Piscataway, NJ 08855 6820
Facsimile:	(732) 980 6057
Attention:	Mary Beth Gustafsson, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Facsimile:	(212) 735 2000
Attention:	Eileen T. Nugent, Esq.
Thomas W. Greenberg, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 12.2 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise expressly provided in this Agreement, each of the parties hereto shall pay its own expenses incident to this Agreement and the transactions contemplated in this Agreement (including legal fees, accounting fees, investment banking fees and filing fees).

Section 12.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule.

Section 12.5 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 12.1; AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH JUDICIAL PROCEEDING OR OTHER ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 12.6 Assignment. No party to this Agreement may assign any of its rights and obligations under this Agreement without the prior written consent of the other parties hereto; provider, however, (i) any party may assign its rights and obligations to one or more of its respective lenders solely for collateral purposes or Wholly Owned Subsidiaries (it being understood that such assignment shall not be permitted if it would delay or impair the consummation of the transactions contemplated hereby) and (ii) ASD may assign its rights and obligations, in part, to WABCO; provider, further, that, no such assignment under clause (i) and (ii) shall relieve the assigning party of any of its obligations hereunder.

Section 12.7 Parties in Interest. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder; provided, however, that WABCO shall be an express third party beneficiary to its rights set forth in Sections 7.8, 7.14, 7.16, 10.5 and this 12.7.

Section 12.8 Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 12.9 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto or delivered in connection herewith), the Ancillary Agreements, the Local Purchase Agreements and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the matters covered by this Agreement and thereby, and supersede all previous written, oral or implied understandings among them with respect to such matters. In the event of a conflict between this Agreement and any Local Purchase Agreement, this Agreement shall control.

Section 12.10 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without any requirement to the securing or posting of any bond in connection with such remedy.

Section 12.11 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 12.12 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties hereto entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

Section 12.13 Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions completed by this Agreement is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 12.14 No Strict Construction. The Buyers and ASD each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

Section 12.15 Knowledge. To the extent that any representation is made to the “ASD’s knowledge” (or similar words), such knowledge shall refer to the knowledge of the individuals listed in Section 12.15 of the Seller’s Disclosure Schedule under the heading “ASD’s knowledge”. To the extent that any representation is made to the “Buyers’ knowledge” (or similar words), such knowledge shall refer to the actual knowledge of the individuals listed on Section 12.15 of the Buyers’ Disclosure Schedule.

Section 12.16 Affiliate Status. To the extent that a party hereto is required hereunder to take certain action with respect to entities designated in this Agreement as such party’s Affiliates, such obligation shall apply to such entities only during such period of time that such entities are Affiliates of such party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AMERICAN STANDARD COMPANIES INC.

By:	/s/ G. Peter D’Aloia
Name:	G. Peter D’Aloia
Title:	Chief Financial Officer

ASD ACQUISITION CORP.

By:	/s/ Steve Barnes
Name:	Steve Barnes
Title:	President

IDEAL STANDARD INTERNATIONAL HOLDING SARL

By:	/s/ Steve Barnes
Name:	Steve Barnes
Title:	Authorized Signatory